     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1998
                                                   REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           CORINTHIAN COLLEGES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                         824                    33-0717312
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION
                                                                    NUMBER)

                       6 HUTTON CENTRE DRIVE, SUITE 400
                       SANTA ANA, CALIFORNIA 92707-5765
                                (714) 427-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                DAVID G. MOORE
                           CORINTHIAN COLLEGES, INC.
                       6 HUTTON CENTRE DRIVE, SUITE 400
                       SANTA ANA, CALIFORNIA 92707-5765
                                (714) 427-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
          DAVID A. KRINSKY                                JONATHAN LAYNE
       O'MELVENY & MYERS LLP                      GIBSON, DUNN & CRUTCHER LLP
610 NEWPORT CENTER DRIVE, SUITE 1700          333 SOUTH GRAND AVENUE, 46TH FLOOR
  NEWPORT BEACH, CALIFORNIA 92660                 LOS ANGELES, CALIFORNIA 90071
          (714) 760-9600                                 (213) 229-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                 PROPOSED MAXIMUM
                                      AMOUNT        AGGREGATE      AMOUNT OF
         TITLE OF EACH CLASS OF       TO  BE      OFFERING PRICE  REGISTRATION
      SECURITIES TO BE REGISTERED  REGISTERED(1)       (2)            FEE
-------------------------------------------------------------------------------
Common Stock, $0.0001 par value........   3,450,000 $51,750,000 $15,267

===============================================================================
(1) Includes 450,000 shares that may be purchased at the option of the Underwriters solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 21, 1998

PROSPECTUS

                                3,000,000 SHARES

                      [LOGO OF CORINTHIAN COLLEGES, INC.]

                                  COMMON STOCK

                                   --------

  All of the 3,000,000 shares of Common Stock offered hereby (the "Offering") are being sold by Corinthian Colleges, Inc. ("CCi" or the "Company"). Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of
the Common Stock will be between $      and $      per share. See
"Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq Stock Market's National Market under the symbol "COCO."

                                   --------

  SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         UNDERWRITING
                       PRICE TO          DISCOUNTS AND        PROCEEDS TO
                        PUBLIC          COMMISSIONS(1)        COMPANY(2)
-------------------------------------------------------------------------
Per Share                 $                   $                   $
-------------------------------------------------------------------------
Total(3)                 $                   $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (1) For information regarding indemnification of the Underwriters, see "Underwriting."

 (2) Before deducting expenses estimated at $2,000,000, all of which is payable by the Company.

 (3) Certain stockholders of the Company have granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
     Stockholders will be $         , $         , $          and $         ,
     respectively.

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the certificates for the shares of Common Stock offered hereby will be available for delivery on or
about           , 1998, at the office of Smith Barney Inc., 333 West 34th
Street, New York, New York 10001.

                                   --------

SALOMON SMITH BARNEY

                            CREDIT SUISSE FIRST BOSTON

                                                              PIPER JAFFRAY INC.

     , 1998

                               [ARTWORK TO COME]




  The Company intends to furnish its stockholders annual reports containing audited financial statements and, upon request, will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING BY OVER-ALLOTMENT, ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors" and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) reflects the consummation of the Transactions, including a
44.094522 for 1 stock split of the Common Stock (as defined in "The Transactions") and (ii) assumes that the Underwriters' over-allotment options are not exercised. Throughout this Prospectus, except where the context otherwise requires, the term "Company" refers collectively to Corinthian Colleges, Inc. and its subsidiaries, including all of their schools and campuses; the terms "school," "college" or "campus" refer to a single location. The Company's fiscal year ends on June 30.

                                  THE COMPANY

  The Company is one of the largest proprietary post-secondary education companies in the United States, with more than 14,000 students as of March 31, 1998. The Company operates 35 colleges in 16 states, including nine in California and eight in Florida, and services the large and growing segment of the population seeking to acquire career-oriented education to become qualified and marketable in today's increasingly demanding workplace environment. The Company's schools generally enjoy long operating histories and strong franchise value in their local markets. The median operating history for the Company's colleges is 43 years, including nine colleges with operating histories over 100 years. For the nine months ended March 31, 1998, the Company had net revenues of $78.6 million.

  The Company offers a variety of master's, bachelor's and associate's degrees and diploma programs through two operating divisions. The Company's Corinthian Schools division ("CSi") operates diploma-granting schools in the allied healthcare and electronics technology fields and seeks to provide its students a solid base of training for a variety of entry-level positions. The Company's Rhodes Colleges division ("RCi") operates degree-granting schools principally in the business area and provides its students with professional education to succeed in today's increasingly competitive workplace. Both divisions receive strategic direction and operational support from senior management and headquarters staff.

  The Company's management team is led by David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux, who together have more than 60 years of experience in post-secondary education. Since its founding in 1995, the Company has grown rapidly and improved enrollments and profitability. In order to effectively leverage management's extensive industry experience, the Company has implemented a regional management structure supported by the Company's proprietary management information system (the Schools Automation System, or "SAS"). SAS provides regional managers with real time access to key information from any location and links all the colleges and regional offices to corporate headquarters, providing senior management with daily access to marketing reports, lead tracking, academic records, grades, transcripts and placement information. Due to the Company's effective management of leads and other marketing resources, the Company's colleges have experienced a combined enrollment growth of 20% since their respective acquisitions by the Company.

               THE PROPRIETARY POST-SECONDARY EDUCATION INDUSTRY

  The market for post-secondary education is large and growing, exceeding $220 billion and 14 million students in the 1996-97 school year. The Company believes that the demand for career-oriented post-secondary education will increase during the next several years as a result of certain demographic, economic and social trends, including: (i) an increased demand for skilled labor, with an expected 36 million jobs requiring skilled labor projected to be created between 1991 and 2000; (ii) a projected 17% growth in the annual number of high school graduates from 1995 to 2005 (from 2.5 million to 3.0 million);
(iii) an expanded number of adults

(persons aged 25 and older) enrolling in post-secondary education, with a projected increase to 6.4 million by 2007; (iv) the significant and measurable income premium attributable to post-secondary education; and (v) budgetary constraints at traditional colleges and universities.

OPERATING STRATEGY

  The Company has improved the enrollment and profitability of its schools through the application of its operating strategy developed through management's extensive industry experience. The Company believes that its ability to continue to effectively and professionally manage its schools provides it with an important competitive advantage. Key elements of the Company's strategy include:

  FOCUS ON ATTRACTIVE MARKETS. The Company selects its schools and designs its educational programs to exploit favorable demographic and economic trends. The Company offers programs in the rapidly growing fields of healthcare, business and technology and seeks to locate its colleges to achieve operating efficiencies and strong competitive positions in attractive and growing local markets.

  CENTRALIZATION OF KEY FUNCTIONS. In order to leverage the experience of its senior management, the Company has established a regional management organization to divide responsibilities among school administrators, regional administrators and senior management. Local school administrators are responsible for day-to-day management, while the corporate team centrally provides certain key services which the Company believes enable it to achieve significant operating efficiencies.

  EMPHASIZING STUDENT OUTCOMES. The Company believes that strong student outcomes are a critical driver of its long term success. The Company devotes substantial resources to maintaining and improving its retention and placement rates, including implementing a variety of student services such as tutoring, counselling and extensive placement assistance. As a result of the Company's efforts, 83% of the Company's graduates who were available for placement in fiscal 1997 were placed in jobs within six months of their graduation date.

  CREATING A SUPPORTIVE AND FRIENDLY ENVIRONMENT. The Company views its students as customers and seeks to provide a supportive and convenient learning environment. The Company operates its colleges year-round, offers flexible scheduling, and encourages personal interaction between faculty and students.

GROWTH STRATEGY

  The Company intends to strengthen its position as a leading provider of proprietary career-oriented post-secondary education in the United States. To accomplish this objective, the Company will pursue the following growth strategies:

  ENHANCE GROWTH AT EXISTING CAMPUSES. The Company intends to enhance growth at existing campuses by (i) continuing to develop and expand its curriculum based on market research and the recommendations of its faculty, employees and industry advisory board members, (ii) employing an integrated marketing program utilizing an extensive direct response advertising campaign delivered through television, radio, newspaper, direct mail and the Internet, and (iii) continuing to systematically relocate selected colleges that are capacity constrained to larger, enhanced facilities upon lease expiration.

  ESTABLISH ADDITIONAL LOCATIONS. The Company anticipates creating "Additional Locations" of its existing institutions to enter new geographic markets and to create additional capacity in existing markets. The Company seeks markets with a high enrollment potential and significant placement opportunities that will enable it to effectively leverage its existing curriculum, management and marketing infrastructure.

  EXPAND SERVICE AREAS AND DELIVERY MODELS. The Company seeks to expand its presence in the government and corporate training market and to pursue distance learning opportunities.

  SELECTIVELY ACQUIRE ACCREDITED PROPRIETARY COLLEGES. The Company is selectively seeking to acquire additional institutions that can benefit from its operational expertise. The Company will generally seek to acquire schools that possess: (i) complementary or attractive new curricula, (ii) locations in or near metropolitan areas, and (iii) strong franchise value (name recognition or marketability).

COMPANY HISTORY

  The Company was founded in February 1995 by David Moore, Paul St. Pierre, Frank McCord, Dennis Devereux and Lloyd Holland, the five senior managers of what was then National Education Centers, Inc., ("NECI"), a subsidiary of National Education Corporation ("NEC"), to capitalize on opportunities in career- oriented post-secondary education. Between June and December 1995, the Company acquired 16 of NECI's colleges, each of which was a diploma granting school with a focus in healthcare (the "NEC Acquisition"). In July and September 1996, the Company completed two single campus acquisitions of additional diploma granting schools. These 18 colleges (one of which has since been closed) today comprise the Company's CSi division.

  In October of 1996, the Company completed its second multi-campus acquisition through the purchase of 18 campuses from Phillips Colleges, Inc. (the "Phillips Acquisition"). Each of these colleges is a degree granting school with a primary focus on degrees in business. These colleges currently comprise the Company's RCi division.

  The Company's principal executive offices are located at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707 and its telephone number is (714) 427-3000.

                                  THE OFFERING

 Common Stock offered by the Company.....  3,000,000 shares
 Common stock to be outstanding after the
  Offering...............................  10,645,627 shares
 Use of proceeds.........................  Repayment of certain indebtedness of approximately $32.8 million;
                                           redemption of outstanding preferred
                                           stock of approximately $2.4 million;
                                           and cash of approximately $4.7
                                           million for general corporate
                                           purposes. See "Use of Proceeds."
 Proposed Nasdaq National Market symbol..  "COCO"
 Risk factors............................  See "Risk Factors" for a discussion of certain factors which should be
                                           considered in evaluating an
                                           investment in the Common Stock
                                           offered by this Prospectus.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and notes thereto and other financial information included elsewhere in this Prospectus. See "Selected Historical Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                             NINE MONTHS ENDED
                                    YEARS ENDED JUNE 30,         MARCH 31,
                                    ----------------------  --------------------
                                       1996        1997       1997       1998
                                    ----------  ----------  ---------  ---------
                                             (DOLLARS IN THOUSANDS,
                                             EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues(1).................  $   31,498  $   77,201  $  54,331  $  78,627
  Operating expenses:
   Educational services...........      18,594      50,568     34,574     48,271
   General and administrative.....       3,298       8,101      5,206      8,092
   Marketing and advertising......       7,562      19,000     13,217     18,286
                                    ----------  ----------  ---------  ---------
   Total operating expenses.......      29,454      77,669     52,997     74,649
                                    ----------  ----------  ---------  ---------
  Income (loss) from operations...       2,044        (467)     1,334      3,978
  Interest expense, net...........         274       2,525      1,730      2,479
                                    ----------  ----------  ---------  ---------
  Income (loss) before income
   taxes..........................       1,770      (2,992)      (396)     1,499
  Provision (benefit) for income
   taxes..........................         722      (1,107)      (160)       600
                                    ----------  ----------  ---------  ---------
  Net income (loss)...............  $    1,048  $   (1,885) $    (236) $     899
                                    ==========  ==========  =========  =========
  Income (loss) attributable to
   common stockholders:
   Net income (loss)..............  $    1,048  $   (1,885) $    (236) $     899
   Accrued dividends on preferred
    stock.........................        (111)       (118)       (89)      (233)
                                    ----------  ----------  ---------  ---------
     Income (loss) attributable to
      common stockholders.........  $      937  $   (2,003) $    (325) $     666
                                    ==========  ==========  =========  =========
  Net income (loss) per common
   share:
   Basic .........................  $     0.15  $    (0.32) $   (0.05) $    0.10
                                    ==========  ==========  =========  =========
   Diluted........................  $     0.15  $    (0.32) $   (0.05) $    0.09
                                    ==========  ==========  =========  =========
  Weighted average number of
   common shares outstanding:
   Basic..........................   6,062,997   6,273,655  6,252,089  6,338,588
                                    ==========  ==========  =========  =========
   Diluted........................   6,338,588   6,273,655  6,252,089  7,066,703
                                    ==========  ==========  =========  =========
OTHER DATA:
  EBITDA(2).......................  $    2,726  $    1,602  $   2,495  $   6,236
  Cash flow provided by (used in):
   Operating activities...........         997         995        700     (4,024)
   Investing activities...........      (4,295)    (30,973)   (30,472)    (1,457)
   Financing activities...........       3,903      30,975     29,181      2,660
  Capital expenditures, net(3)....       1,046       5,936      5,435      1,707
  Number of colleges at end of
   period.........................          16          36         36         35
  Student population at end of
   period.........................       5,030      12,820     13,281     14,398
  Starts during the period(4).....       8,106      13,077     11,131     13,847

                                                              MARCH 31, 1998
                                                          ----------------------
                                                                    PRO FORMA
                                                          ACTUAL  AS ADJUSTED(6)
                                                          ------- --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and restricted cash(5).......... $   760    $ 5,535
  Working capital........................................     680      8,095
  Total assets...........................................  55,464     59,439
  Long-term debt, net of current maturities..............  31,569      3,569
  Redeemable Preferred Stock.............................   2,135        --
  Convertible Preferred Stock............................   4,934        --
  Total stockholders' equity.............................     787     43,711

--------
(1) Represents student tuition and fees and book store sales, net of refunds. Year ended June 30, 1996 includes a non-recurring management fee of approximately $2.1 million earned by the Company for managing certain colleges owned by NECI during the first six months of that year.

(2) EBITDA equals earnings before interest expense, taxes, depreciation and amortization (including amortization of deferred financing costs). EBITDA is presented because the Company believes it allows for a more complete analysis of the Company's results of operations. EBITDA should not be considered as an alternative to, nor is there any implication that it is more meaningful than, any measure of performance or liquidity as promulgated under GAAP.

(3) Year ended June 30, 1997 and nine months ended March 31, 1997 each include approximately $3.4 million for real estate acquired in connection with the Phillips Acquisition.

(4) Represents the new students starting school during the periods presented.

(5) Includes $760,000 of restricted cash at March 31, 1998.

(6) Pro forma as adjusted gives effect to the Transactions, the Offering and the application of the net proceeds thereof, prepayment penalties of approximately $1,380,000 and the write-off of deferred financing costs of approximately $480,000, net of income tax benefit of approximately $1,240,000.

                                 RISK FACTORS

  Investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing any Common Stock offered hereby. This Prospectus contains certain forward-looking statements that are based on the beliefs of, as well as assumptions made by and current information available to, the Company's management. Words such as "believe," "anticipate," "intend," "estimate," "expect" and other similar expressions are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. The cautionary statements made in this Prospectus should be read as being applicable to related forward-looking statements whenever they appear on this Prospectus. The Company's results could differ materially from those discussed here should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove to be incorrect. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere herein.

SUBSTANTIAL DEPENDENCE ON STUDENT FINANCIAL AID; POTENTIAL ADVERSE EFFECTS OF GOVERNMENTAL REGULATION

  Students attending the Company's schools finance their education through a combination of family contributions, individual resources (including earnings from full or part-time employment) and government-sponsored financial aid. The Company estimates that approximately 78% of its students, as of March 31, 1998, received some federal Title IV financial aid (as defined herein). For fiscal 1997, approximately 75% of the Company's revenue (on a cash basis) was derived from federal Title IV Programs (as defined herein).

  In connection with the receipt by its students of government-sponsored financial aid, the Company is subject to extensive regulation by governmental agencies and licensing and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (the "HEA"), and the regulations issued thereunder by the United States Department of Education (the "DOE"), subject the Company to significant regulatory scrutiny in the form of numerous standards that schools must satisfy in order to participate in the various federal student financial aid programs under Title IV of the HEA (the "Title IV Programs"). Under the HEA, regulatory authority is divided among each of the following three components: (i) the federal government, which acts through the DOE; (ii) the accrediting agencies recognized by the DOE; and (iii) state higher education regulatory bodies. Among other things, the HEA and its implementing regulations require the Company's institutions to: (i) maintain a rate of default by its students on federally guaranteed or funded student loans that is below a specified rate, (ii) limit the proportion of its revenue derived from the Title IV Programs, (iii) establish certain financial responsibility and administrative capability standards, (iv) prohibit the payment of certain incentives to personnel engaged in student recruiting and admissions activities and (v) achieve stringent completion and placement outcomes for short-term programs.

  Certain of the foregoing standards must be complied with on an institutional basis. For purposes of those standards, the regulations define an institution as a main campus and its additional locations, if any. Under this definition, each of the Company's campuses is a separate institution with the following exceptions: Bryman College in New Orleans, Louisiana is an additional location of Bryman College (South) in San Jose, California; the Florida Metropolitan University ("FMU") Campuses in Melbourne, Florida and Orlando, Florida (South) are additional locations of FMU, Orlando (North); FMU in Brandon, Florida is an additional location of FMU in Tampa, Florida; FMU in Lakeland, Florida is an additional location of FMU in Pinellas, Florida; Parks College (South) in Denver, Colorado is an additional location of Parks College (North) in Denver; and Western Business College in Vancouver, Washington is an additional location of Western Business College in Portland, Oregon (the Western Business College, Vancouver campus, albeit an additional location, is not accounted for separately from the main campus in Portland; unique to the Vancouver campus, all students must complete part of their course of study at the main campus in Portland).

  The regulations, standards and policies of the regulatory agencies frequently change, and changes in, or new interpretations of, applicable laws, regulations or standards could have a material adverse effect on the

Company's accreditation, authorization to operate in various states, permissible activities, receipt of funds under Title IV Programs and/or costs of doing business. The Company's failure to maintain or renew any required regulatory approvals, accreditations or authorizations would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulations--Federal Oversight of the Title IV Programs."

  Certain significant regulatory factors that could adversely affect the Company are discussed below:

  Student Loan Defaults. Under the HEA, an institution may lose its eligibility to participate in some or all Title IV Programs if its current or former students default on the repayment of their federally guaranteed student loans (known as "Cohort Default Rates" or "CDR") at a rate exceeding certain levels. Under the Federal Family Education Loan (the "FFEL," formerly the Guaranteed Student Loan) program, any institution that has Cohort Default Rates of 25% or greater for three consecutive fiscal years will no longer be eligible to participate in the FFEL program or the William D. Ford Federal Direct Loan Program (the "FDL") for the remainder of the federal fiscal year in which the determination of ineligibility is made and for the two subsequent federal fiscal years. In addition, if an institution's default rate for loans under the FFEL program is 25% or greater in any fiscal year or exceeds 15% for the Federal Perkins Loan ("Perkins") program for any federal award year, the DOE may determine that the institution lacks administrative capability and place the institution on provisional certification status for up to three years. See "Financial Aid and Regulations--Federal Oversight of the Title IV Programs--Cohort Default Rates" and "--Regulatory Consequences of a Change in Ownership Resulting in a Change of Control."

  At the time the Company purchased the CSi schools from NEC in 1995, 11 schools (one of which was closed by the Company after acquisition) had Cohort Default Rates exceeding 25% for three consecutive years. Subsequent to the publication of the fiscal 1994 CDR's, three of the eleven schools received 1994 rates below 25% as a result of the Company's appeals and default management efforts. Those schools never lost eligibility for FFEL funding. As a result of the Cohort Default Rate at the remaining schools, the DOE terminated FFEL funding for six of those schools in 1997 (a seventh college, Skadron College in San Bernardino, California, had lost eligibility to participate in FFEL in June 1994). Pursuant to extended negotiations with the DOE regarding reinstatement of eligibility for these campuses, the Company received notice in June 1998 that the DOE proposed to reinstate three of the seven colleges provided that the Company agree not to pursue remedies for reinstatement for the remaining four campuses. The Company has agreed to the terms of the proposal and the DOE has reinstated eligibility to participate in the FFEL program for the three campuses. Of the remaining four campuses, NIT in Wyoming, Michigan will be eligible for reinstatement in 1999 and the other three campuses (Skadron College in San Bernardino, California; Bryman College in New Orleans, Louisiana; and Bryman College in San Jose (South), California) will be eligible for reinstatement in 2000, based on published rates for fiscal 1995 and prepublished rates for fiscal 1996, respectively. As soon as the six schools were terminated from the FFEL program in 1997, the Company expanded its internal loan program to fund internally (through installment tuition contracts) part of the tuition of students at those schools. During the 1997-98 award year (the most recent year in which default rates have been pre-published), only one of the Company's institutions (and none of the four remaining suspended schools) had a Cohort Default Rate in excess of 25%. Including the fiscal 1996 pre-published rate, only one of the Company's colleges (Gardena) has a Cohort Default Rate in excess of 25% for each of the last two reporting years. Although the Company has instituted a default management strategy, there can be no guarantee that the Company or its institutions will be able to maintain their Cohort Default Rates at, or below, their current level, or that the Cohort Default Rates will never exceed 25%. Should a material number of the Company's schools lose FFEL funds due to their Cohort Default Rate, it would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulations--Federal Oversight of Title IV Schools Program."

  Significant School Revenues From Title IV Programs. Under what is commonly referred to as the "85/15 Rule," an institution would be disqualified from participation in Title IV Programs if more than 85% of its revenues in any year was derived from Title IV Programs. For fiscal 1997, 11 of the Company's current institutions derived more than 80% of their revenue from Title IV Programs, but no school's revenue from

Title IV Program was more than 85% of its total revenue. Since the DOE adopted the 85/15 Rule in 1994, none of the Company's individual institutions have exceeded the 85% threshold. Should any material number of the Company's institutions be deemed ineligible to participate in Title IV Programs because their revenues from such programs exceed 85%, it would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulations--Federal Oversight of Title IV Program."

  Failure to Demonstrate Administrative Capability. DOE regulations specify extensive criteria an institution must satisfy to establish that it has the requisite "administrative capability" to participate in Title IV Programs. These criteria require, among other things, that the institution comply with all applicable Title IV Program regulations, have capable and sufficient personnel to administer the Title IV Programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counselling to its students, and timely submit all reports and financial statements required by the regulations. The failure by an institution to satisfy any of these criteria may lead the DOE to determine that the institution lacks administrative capability and, therefore, (i) require the repayment of Title IV Program funds, (ii) transfer the institution from the "advance" system of payment of Title IV Program funds to the "reimbursement" system of payment or cash monitoring; (iii) place the institution on provisional certification status; or (iv) commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV Programs. Should any material number of the Company's institutions be limited in their access to, or lose, Title IV Program funds due to their failure to demonstrate administrative capability, it would have a material adverse effect on the Company's business and its financial condition. See "Financial Aid and Regulations--Federal Oversight of Title IV Program."

  Potential Loss of Student Financial Aid Due to Failure to Meet Financial Responsibility Standards. The HEA and its implementing regulations establish specific standards of financial responsibility that must be satisfied in order to participate in the Title IV Programs. Under such standards, an institution must: (i) satisfy an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year, and (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of the institution's tangible net worth at the beginning of that two-year period. In order to make this determination, the DOE requires an institution to annually submit audited financial statements. An institution that is determined by the DOE not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in the Title IV Programs if it can demonstrate that it is financially responsible on an alternative basis (including by posting a surety or an irrevocable letter of credit). See "Financial Aid and Regulations--Federal Oversight of the Title IV Programs--Financial Responsibility Standards."

  In reviewing the Company's two major acquisitions, the DOE has measured financial responsibility differently for each acquisition. In the NEC Acquisition in 1995, the DOE reviewed the financial statements of the acquired institutions only, while in the Phillips Acquisition in 1996, the DOE reviewed the financial statements of both the acquired institutions and the Company. At the time of the NEC Acquisition, and subsequently, at the time of the acquisitions of Repose, Inc. (the "Repose Acquisition") and Concorde Career Colleges, Inc. (the "Concorde Acquisition"), all of the CSi colleges met the financial responsibility requirements set forth by the DOE. At the time of the Phillips Acquisition, the DOE elected to review the financial statements of both the institutions and the Company and, as a result of the intangibles associated with the purchase of the colleges, determined that the Company did not meet the tangible net worth requirement. As a result of negotiations with the DOE prior to the Phillips Acquisition, the DOE and the Company agreed to the posting of an irrevocable letter of credit in favor of the DOE in the amount of $1.0 million. In addition, the 18 colleges would remain on the reimbursement program (they had been placed on reimbursement under prior ownership). The need for and sufficiency of the letter of credit are scheduled to be reviewed annually in connection with the Company's submission to the DOE of its annual audited financial statements. Subsequent to the submission of the Company's 1997 annual audited financial statements, the letter of credit was increased to $1.5 million.

  Although the above letter of credit is the only outstanding alternative financial responsibility requirement currently in effect, the DOE has not yet responded to the annual audited financial statements submitted by the

Company for fiscal 1997. Based on these audits, eight of the Company's colleges fail to meet one or more of the financial responsibility tests. Three of the colleges fail to meet the acid test ratio (Blair College in Colorado Springs, Colorado; FMU in Melbourne, Florida; and FMU in Fort Lauderdale, Florida) and five of the colleges fail to meet the profitability test (Bryman College in Seatac, Washington; NIT in Wyoming, Michigan; Bryman College (North) in San Jose, California; Parks College in Aurora, Colorado; and Springfield College in Springfield, Missouri). In addition, the Company, on a consolidated basis, fails to meet the financial responsibility tests. However, at the CSi operating company level, and at the RCi operating company level, all financial responsibility tests were met. There can be no assurance at this time that the DOE, upon review of fiscal 1997 audited financial statements, will not require that the Company post additional letters of credit in accordance with its regulations. Since RCi is already on reimbursement, and since the Company has posted a letter of credit as required by the regulations, by definition the Company believes that it currently meets financial responsibility standards as set forth by the DOE. There is no assurance, however, that the DOE will not impose additional requirements for letters of credit based upon its review of the Company's fiscal 1997 financial statements. Such actions, or other similar actions, could have a material adverse effect on the Company's business, results of operations and financial condition, and on its ability to generate sufficient liquidity to continue to fund growth in its operations and purchase other institutions. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources").

  In accordance with applicable law, the DOE will be required to rescind the letter of credit and any related requirements if the Company and its colleges demonstrate that they satisfy the standards of financial responsibility, using accounting treatments acceptable to the DOE. Further, the Company believes that in the conduct of its next review of the financial responsibility of the Company and its colleges, the DOE will consider the financial information reflecting the results of this Offering, as well as the 1998 fiscal year audited financial statements of each entity. The Company expects to receive net proceeds from the Offering of approximately $39.9 million (at an assumed Offering price of $15.00 per share). (See "Use of Proceeds".) Management believes that the Company's post-Offering financial position will enable the Company to satisfy the DOE's standards of financial responsibility on a Company-wide basis. However, there can be no assurance that all of the Company's colleges will meet each financial responsibility test in the future or that the DOE would not require the Company to post a letter of credit or take other similar action with respect to an individual college which did not meet those tests.

  In November 1997, the DOE published new regulations regarding financial responsibility that are scheduled to take effect on July 1, 1998. The regulations provide a transition year alternative which will permit institutions to have their financial responsibility for the 1998 fiscal year measured on the basis of either the new regulations or the current regulations, whichever are more favorable to the Company. Under the new regulations, the DOE will calculate three financial ratios for an institution, each of which will be scored separately and which will then be combined to determine the institution's financial responsibility. If an institution's composite score is below the minimum requirement for unconditional approval but above a designated threshold level (the "Intermediate Zone"), such institution may take advantage of an alternative that allows it to continue to participate in the Title IV Programs for up to three years under additional monitoring and reporting procedures. If an institution's composite score falls below this threshold level or is in the Intermediate Zone for more than three consecutive years, the institution will be required to post a letter of credit in favor of the DOE.

  The Company believes that the DOE will consider the new financial responsibility regulations or the current regulations, whichever are more favorable to the Company, for audited financial statements filed with the DOE subsequent to publication of the new regulations in November 1997. The Company filed its 1997 audited financial statements with the DOE in December 1997 and thus believes the DOE will apply such new regulations to the Company if they prove more favorable. Under the new regulations, only one of the Company's schools (FMU--Ft. Lauderdale) would not be considered to be financially responsible based on the new required calculations. However, this college would nevertheless be considered financially responsible by virtue of being on the reimbursement program and being covered by the existing letter of credit for RCi. Two of the Company's schools (Blair College in Aurora, Colorado and NIT in Wyoming, Michigan) are in the Intermediate Zone and thus meet financial responsibility tests under additional monitoring and reporting procedures for up to three years.

The Company's two operating divisions both meet the financial responsibility criteria under the new regulations, but the Company, on a consolidated basis, does not. The Company expects to meet such new standards on a consolidated basis after giving effect to the Offering and currently meets such standards in any event by having previously posted a letter of credit.

  Under a separate standard of financial responsibility, if an institution has made late refunds to students in its prior two years, the institution is required to post a letter of credit in favor of the DOE in an amount equal to 25% of the total Title IV Program refunds paid by the institution in its prior fiscal year. As of July 1, 1997, this standard has been modified to exempt an institution if it has not been found to make late refunds to 5% or more of its students in either of the two most recent fiscal years and has not been cited for a reportable condition or material weakness in its internal controls related to late refunds in either of its two most recent fiscal years. Based on this standard, the Company currently has two outstanding letters of credit on behalf of CSi institutions in the amounts of $12,000 and $18,000. Seven additional RCi colleges have been cited for late refunds in their annual audits. The Company believes that the existing $1.5 million letter of credit issued in favor of the DOE on behalf of the RCi colleges satisfies this standard of financial responsibility. The DOE, however, may require additional letters of credit for these institutions in accordance with the regulation. (See "Business--Title IV Regulation".)

  Regulatory Consequences of a Change in Ownership Resulting in a Change of Control. Upon a "change of ownership" of an institution resulting in a "change in control," as defined in the HEA and applicable regulations, that institution becomes ineligible to participate in Title IV Programs. In such event, an institution may receive and disburse only previously committed Title IV Program funds to its students until it has applied for and received recertification from the DOE to participate under such institution's new ownership. Approval of an application for recertification must be based upon a determination by the DOE that the institution under its new ownership is in compliance with the requirements for institutional eligibility. The time required to act on such an application can vary substantially and may take several months. As a result of the change in ownership at the time of the NEC Acquisition and the Phillips Acquisition, all of the Company's schools are currently under provisional certification status pursuant to standard DOE procedure when an institution undergoes a change of control. Provisional certification does not limit an institution's access to Title IV Program funds, but does subject the institution to closer review by the DOE and may subject the institution to summary adverse action if it violates other Title IV Program requirements.

  Under the HEA and its implementing regulations, a change of ownership resulting in a change in control would occur upon the transfer of a controlling interest in the voting stock of an institution or such institution's parent corporation. If a corporation, such as the Company, is neither publicly traded nor closely held, the regulations provide that a change in ownership resulting in a change of control occurs when a person's legal or beneficial ownership either rises above or falls below 25% of the voting stock of the corporation and the person loses or gains the ability to direct the management and policies of the institutions. With respect to a publicly traded corporation, which the Company will be following consummation of the Offering, a change of ownership resulting in a change in control occurs when there is an event that would obligate that corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") disclosing a change of control. A change of ownership and control also could require an institution to reaffirm its state authorization and accreditation. The requirements of state and accrediting agencies with jurisdiction over the Company's schools vary widely in this regard. Based upon its review of the HEA and applicable federal regulations, the Company does not believe the Offering will constitute a change of ownership resulting in a change in control under federal law.

  Once the Company is deemed to be publicly traded, the potential adverse implications of a change of ownership resulting in a change in control could influence future decisions by the Company and its stockholders regarding the sale, purchase, transfer, issuance or redemption of the Company's capital stock. However, the Company believes that any such future transaction having an adverse effect on state authorization, accreditation or participation in Title IV Programs of any of the Company's schools is not likely to occur without the consent of the Company's Board of Directors (the "Board of Directors"). See "--Certain Anti-Takeover Provisions," "--Control by Certain Stockholders," "Description of Capital Stock" and "Business--Accreditation."

  Loss of State Authorization and Accreditation. The Company is dependent on the authorization of the applicable agency of each state where the Company is offering educational programs to allow it to operate and to grant degrees or diplomas. State authorization and accreditation by an accrediting agency recognized by the DOE is also required in order for an institution to become and remain eligible to participate in Title IV Programs. The loss of accreditation would, among other things, render that institution ineligible to participate in Title IV Programs and would have a material adverse effect on the Company's business, results of operation and financial condition if one or more material institutions lost accreditation. Similarly, the loss of state authorization by the Company or an existing campus would, among other things, render the Company ineligible to participate in Title IV Programs for students in that state or at that location and would have a material adverse effect on the Company's business, results of operations and financial condition.

  Two of the Company's colleges were visited by their accrediting agencies in 1998 for regularly scheduled reaccreditation visits. Blair College in Colorado Springs, Colorado and Kee Business College in Norfolk, Virginia were visited by the Accrediting Commission for Independent Colleges and Schools ("ACICS"). In both cases, exit interviews and written Team Summary Reports indicated favorable reviews with no material findings or citations of non-compliance with accrediting standards. Reaccreditation for these campuses will be voted on at the next regularly scheduled meetings of ACICS in August 1998. The Company believes that both colleges will receive new grants of accreditation.

  Five of the Company's FMU campuses, (Tampa, Brandon, Orlando North, Orlando South and Melbourne) were considered for new grants of accreditation at the December 1997 ACICS meeting. The Commission noted certain concerns regarding record keeping and some academic policy issues and voted to extend the current grant of accreditation until August 1998 in order to allow time for the colleges to address the specific areas of concern. The colleges were revisited in May 1998 and received favorable comments from the review team in both the exit interviews and in the follow-up Team Summary Reports. The reports indicated that the colleges had satisfied the Commission's concerns and that the colleges demonstrated compliance with all accreditation criteria. Reaccreditation for the colleges will be considered and voted on at the next regularly scheduled ACICS meeting beginning on August 8, 1998. The Company believes that the five colleges will receive new grants of accreditation. However, there can be no assurances that accreditation for any of the colleges will be renewed. Loss of accreditation at these colleges would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Accreditation."

  Possible Investigations or Claims by Regulatory Agencies or Third
Parties. Because the Company operates in a highly regulated industry, it, like other industry participants, may be subject from time to time to investigations, claims of non-compliance, or lawsuits by governmental agencies or third parties which allege statutory violations, regulatory infractions or common law causes of action. The Company believes that it has taken effective steps to monitor compliance with governmental regulations and other legal requirements. However, there can be no assurance that regulatory agencies or third parties will not undertake investigations or make claims against the Company, or that such claims, if made, will not have a material adverse effect on the Company's business, results of operations or financial condition.

RISK THAT LEGISLATIVE ACTION WILL REDUCE FINANCIAL AID FUNDING OR INCREASE REGULATORY BURDEN

  The Title IV Programs are subject to significant political and budgetary pressures. The process of reauthorizing the student financial assistance programs of the HEA by the U.S. Congress, which takes place approximately every five years, has begun and is expected to be completed in 1998. It is not possible to predict the outcome of the reauthorization process. Although Congress has not declined to reauthorize the Title IV Programs, there can be no assurance that government funding for the Title IV Programs will continue to be available or maintained at current levels. A reduction in government funding levels could lead to lower enrollments at the Company's schools and require the Company to seek alternative sources of financial aid for students enrolled in its schools. Given the significant percentage of the Company's revenue that is derived from the Title IV Programs, the loss of or reduction in Title IV Program funds available to students at the Company's schools would have a material adverse effect on the Company's business, results of operations and financial condition.

  In addition, there can be no assurance that the current requirements for student and institutional participation in the Title IV Programs will not change or that one or more of the present Title IV Programs will not be replaced with other programs with materially different student or institutional eligibility requirements. The DOE and other parties have proposed numerous changes to the HEA. Thus, the reauthorization process could result in revisions to the HEA that increase the compliance burden on the Company's institutions. If the Company cannot comply with the provisions of the HEA, as revised during the reauthorization process, or if the cost of such compliance is excessive, the Company's business, results of operations and financial condition would be materially adversely affected. The DOE has also circulated proposals concerning guaranty agencies and lenders which could impact the access of the Company's institutions and their students to FFEL program loans. There can be no assurance that any legislation will not include statutory language that is different from, or in addition to, that which is currently being proposed by the DOE or that in the future there will not be enacted other different legislation amending the HEA or otherwise impacting institutions, guaranty agencies or lenders. The DOE may also impose additional regulations based on its interpretation of HEA.

RISKS RELATING TO INTERNAL LOAN PROGRAM

  In 1997, the Company expanded its internal loan program to assist students in those colleges which lost access to FFEL loans during that year. The internal loans to these students essentially replace the loss of the FFEL loans, and thus are generally for greater amounts (averaging $3,200) and longer periods of time (ranging typically from 6-84 months) than the normal installment payment plans routinely afforded to many of the Company's students to supplement their financial aid. Therefore, the risk of loss is also greater. While the Company believes it has adequate reserves against these loan balances, there can be no assurance that losses will not exceed reserves. Losses in excess of reserves could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Loan Program."

RELIANCE ON AND RISKS OF ACQUISITION STRATEGY, INCLUDING LACK OF AVAILABLE FINANCING

  The Company expects to continue to rely on acquisitions as a component of its strategy for growth. The Company regularly engages in evaluations of possible acquisition candidates, including evaluations relating to acquisitions that may be material in size and/or scope. However, the Company currently has no agreements or commitments with respect to any acquisitions. There can be no assurance that the Company will continue to be able to identify educational institutions that provide suitable acquisition opportunities or to acquire any such institutions on favorable terms. Furthermore, there can be no assurance that any acquired institutions can be successfully integrated into the Company's operations or be operated profitably. Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, adverse short-term effects on reported operating results, possible loss of key employees and difficulty of presenting a unified corporate image. Continued growth through acquisition may also subject the Company to unanticipated business or regulatory uncertainties or liabilities. No assurance can be given that the Company will be able to obtain adequate funding to complete any potential acquisition or that such an acquisition will succeed in enhancing the Company's business and will not ultimately have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Growth Strategy."

  The Company's acquisition of a school would constitute a change in ownership, resulting in a change of control with respect to such school for purposes of eligibility to participate in the Title IV Programs. Generally, the Company intends to acquire schools subject to the condition that they be recertified promptly for such eligibility by the DOE. The failure of the Company to manage its acquisition program effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Potential Adverse Regulatory Consequences of a Change of Ownership or Control," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Aid and Regulations-- Federal Oversight of the Title IV Programs--Restrictions on Acquiring or Opening Additional Schools and Adding Educational Programs."

  The Company anticipates that it may need additional debt or equity financing, in addition to the proceeds of this Offering, in order to finance any future acquisitions. The amount and timing of financing which the Company may need will vary principally depending on the timing and size of acquisitions and the sellers' or other lenders' willingness to provide financing. To the extent that the Company requires additional financing in the future and is unable to obtain such additional financing, it may not be able to fully implement its growth strategy. The Company has received a bank loan
commitment for $      million in revolving and term loans (the "Proposed Bank
Line of Credit") from Union Bank of California. The Company believes this Proposed Bank Line of Credit will provide adequate financing for at least the
next       months. However, the commitment is subject to the completion of this Offering and the negotiation and execution of definitive agreements thereafter. There can be no assurance that such agreements will be entered into. If the Proposed Bank Line of Credit is not available, there can be no assurance that any necessary additional financing, whether debt or equity, will be obtainable on terms favorable to, or affordable to, the Company. See "Management's Discuss and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH EXPANSION PLANS

  Although to date the Company has added new schools only through acquisitions, in the future the Company expects to develop, open and operate new schools, most likely as additional locations of existing schools. Establishing additional locations would pose unique challenges and require the Company to make investments in management, capital expenditures, marketing expenses and other resources. Because the Company has not yet established any new additional locations, there can be no certainty as to the Company's ability to be successful in any such endeavor. Additionally, while the Company expects that its career-oriented school business will continue to provide the substantial majority of its revenue in the near term, the Company plans to expand its contract training business, currently only offered to a limited extent by one of the Company's schools, and may also decide to provide other education-related services, such as distance learning. There can be no assurance as to the Company's ability to succeed in markets beyond its current career-oriented school business. Any failure of the Company to effectively manage the operations of newly established schools or service areas could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Growth Strategy" and "Financial Aid and Regulations--Federal Oversight of the Title IV Programs--Restrictions on Acquiring or Opening Additional Schools and Adding Educational Programs."

LIMITED HISTORY OF OPERATIONS

  While the Company's colleges generally have been in operation for many years and the Company's management has extensive industry experience, the Company itself did not commence operations until 1995. Since that time, the Company has periodically acquired and integrated several colleges, and, accordingly, the Company in its present structure has a relatively limited history of operations on which to base an evaluation of its business and prospects. Included in this operating history are periods of operating losses. The limited operating history of the Company makes any prediction of future operating results difficult, and there can be no assurance that the Company will maintain profitability.

YEAR 2000 COMPLIANCE

  In the next year and a half, most large companies will face a potentially serious information systems problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the Year 2000. This problem could force information systems to either shut down or provide incorrect data or information. The Company began the process of identifying the necessary changes to its computer programs and hardware as well as assessing the progress of its significant vendors in their remediation efforts in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  While the Company's major financial reporting system has already been upgraded to be Year 2000 compliant, the Company's major student data base system (the Schools Automation System or "SAS") compliance effort has not yet been completed. The assessment of the necessary remedial work to be done has been completed and a plan of action has been developed to complete that work. The Company is in the process of assembling the resources needed to complete the compliance work and expects to have SAS in compliance by mid-year 1999. To date, the Company has expensed approximately $150,000 on the assessment and evaluation phase of the project and estimates that it will expense approximately $750,000 in fiscal 1999 to complete the Year 2000 compliance efforts. Failure of the Company to complete these efforts in a timely manner could have a material adverse effect on the Company's operations.

  Even though the Company believes that it is taking all appropriate steps to assure Year 2000 compliance, it is dependent on vendor compliance to some extent. The Company believes, based on its prior assessment, that the vendor that supplies the majority of the Company's data processing is already Year 2000 compliant. While it is not possible to quantify the aggregate cost to the Company of other vendor non-compliance, the Company does not anticipate it will have a material adverse effect on its business.

  The Company is highly dependent on student funding provided through Title IV Programs. Processing of student applications for this funding is accomplished by the DOE's computer systems. According to the DOE, their systems should be brought into certifiable compliance in early 1999. However, the Company is not able to reliably assess their progress to date, and any problems in the DOE's systems could result in interruption of funding for the Company's students. If any such interruption were prolonged, it could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON A LIMITED NUMBER OF KEY PERSONNEL

  The Company's success to date has depended in large part on the skills and efforts of David G. Moore (President and Chief Executive Officer), Paul R. St. Pierre (Executive Vice President of Marketing), Frank J. McCord (Executive Vice President and Chief Financial Officer), Dennis L. Devereux (Executive Vice President of Human Resources), Lloyd W. Holland (Executive Vice President of Business Analysis and Financial Aid) and the Company's other key personnel. Additionally, the Company's success depends, in large part, upon its ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. Due to the nature of the Company's business, it may be difficult to locate and hire qualified personnel, and to retain such personnel once hired. None of the Company's employees is subject to an employment or noncompetition agreement. The Company maintains key man life insurance on Mr. Moore and Mr. St. Pierre. The loss of the services of any of the foregoing individuals or any of the Company's other key personnel, or the failure of the Company to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management--Directors, Executive Officers and Key Employees."

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation (the "Certificate of Incorporation") and its Bylaws (the "Bylaws") as well as Delaware corporate law, contain certain provisions that could delay, defer or prevent a takeover attempt that may be in the best interest of stockholders. Certain of such provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock."

CONTROL BY CERTAIN STOCKHOLDERS

  Upon completion of the Offering, the existing stockholders of the Company will beneficially own an aggregate of approximately 71.8% of the outstanding shares of common stock (approximately 67.6% assuming the exercise of the Underwriters' over-allotment options in full). Accordingly, such persons, if they were to act in concert, would have majority control of the Company, with the ability to approve certain fundamental corporate transactions (including mergers, consolidations and sales of assets) and to elect all members of the Board of Directors. See "Beneficial Ownership of Securities and Selling Stockholders" and "Management--Board of Directors."

HIGHLY COMPETITIVE MARKET

  The post-secondary education market is highly competitive. The Company's schools compete for students and faculty with traditional public and private two-year and four-year colleges and universities and other proprietary schools, many of which have greater financial resources than the Company. Certain public and private colleges and universities, as well as other private career-oriented schools, may offer programs similar to those of the Company's schools, as well as programs not currently offered by the Company. Although tuition at private nonprofit institutions is, on average, higher than tuition at the Company's schools, most public institutions are able to charge lower tuition than the Company's schools, due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. See "Business-- Competition."

ABSENCE OF PUBLIC MARKET

  There is currently no trading market for the Common Stock and there can be no assurance that an active trading market for the Common Stock will develop. Although an application has been made for the Common Stock for quotation on Nasdaq, there can be no assurance that an active public trading market for the Common Stock will develop after the Offering or that, if developed, it will be sustained. The public offering price of the Common Stock offered hereby was determined by negotiations between the Company and the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting." Consequently, there can be no assurance that the market price for the Common Stock will not fall below the public offering price. After consummation of the Offering, the market price of the Common Stock will be subject to fluctuations in response to a variety of factors, including quarterly variations in the Company's operating results, announcements of acquisitions by the Company or its competitors, new regulations or interpretations of regulations applicable to the Company's schools, changes in accounting treatments or principles and changes in earnings estimates by securities analysts, as well as general political, economic and market conditions. The market price for the Common Stock may also be affected by the Company's ability to meet or exceed analysts' earnings expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the financial performance of the Company. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

  The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, the Company will have a total of 10,645,627 shares of Common Stock and Nonvoting Common Stock outstanding, of which the 3,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless such shares are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 7,645,627 shares of Common Stock and Nonvoting Common Stock outstanding upon completion of the Offering will be "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"), all of which Restricted Shares will be subject to lock-up agreements (the "Lock-Up Agreements") under which the holders of such shares agree that they will not, directly or indirectly, sell or otherwise dispose of any shares of Common Stock, or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock, for 180 days after the date of the Offering without the prior written consent of Smith Barney Inc. An additional 121,039 shares of Common Stock are issuable at various dates upon exercise of options heretofore granted to certain employees, officers and directors of the Company pursuant to stock option agreements. Upon expiration of the Lock-Up Agreements, all of the currently outstanding Restricted Shares will be eligible for sale under Rule 144, subject to volume and other limitations (other than the holding period requirement) of such rule.

Subject to the Lock-Up Agreements, the holders of all of such Restricted Shares of common stock also have been accorded registration rights under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time or on the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock" and "Underwriting."

SEASONALITY

  The Company's revenues normally fluctuate as a result of seasonal variations in its business, principally in its total student population. Student population varies as a result of new student enrollments and student attrition. Historically, the Company's colleges have had lower student populations in the first fiscal quarter than in the remainder of the year. The Company's expenses, however, do not vary as significantly as student population and revenue. The Company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however, as a result of acquisitions, new school openings, new program introductions and increased high school enrollments and there can be no assurances that such changes may not have a material adverse effect on the Company. The operating results for any quarter are not necessarily indicative of the results for any future period.

SUBSTANTIAL AND IMMEDIATE DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of common stock. Investors purchasing shares of Common Stock in the Offering will be subject to immediate dilution of $12.80 per share in net tangible book value (assuming an initial offering price of $15.00 per share). See "Dilution."

ABSENCE OF DIVIDENDS

  The Company does not anticipate declaring or paying any cash dividends on the common stock following the Offering. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under "Risk Factors" constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               THE TRANSACTIONS

  Prior to the consummation of the Offering, the Company will undertake a series of transactions that will result in the Company having 6,469,066 shares of Common Stock, 1,176,561 shares of Nonvoting Common Stock and 18,125 shares of Redeemable Preferred Stock outstanding prior to the Offering; the Redeemable Preferred will be redeemed with the proceeds of the Offering. The Company's outstanding capital stock currently consists of (i) Common Stock, $0.0001 par value (the "Common Stock"), (ii) Nonvoting Common Stock, $0.0001 par value (the "Nonvoting Common Stock") (the Common Stock and Nonvoting Common Stock are collectively referred to as the "Existing Common Stock"); and
(iii) one class of Preferred Stock consisting of three series: Class A Series 1 Preferred Stock, $1.00 par value (the "Redeemable Preferred"); Class A Series 2 Preferred Stock, $1.00 par value (the "Series 2 Convertible Preferred"); and Class A Series 3 Preferred Stock, $1.00 par value (the "Series 3 Convertible Preferred") (the Redeemable Preferred, Series 2 Convertible Preferred and Series 3 Convertible Preferred are collectively referred to as the "Existing Preferred Stock" and the Series 2 Preferred and Series 3 Preferred are collectively referred to as the "Convertible Preferred").

  Prior to the consummation of the Offering, the Second Restated Certificate of Incorporation of the Company (the "Existing Certificate") will be amended (the "Certificate Amendment") to provide for, among other things, (i) an increase in the authorized capital stock of the Company to 40,000,000 shares,
(ii) a 44.094522 for 1 split of all shares of Existing Common Stock, and (iii) change in par value for Common Stock and Nonvoting Common Stock to $0.0001 per share. The Company will then cause the conversion of all Existing Series 2 Convertible Preferred (after payment of accrued dividends thereon) into 388,334 shares of Nonvoting Common Stock and all Existing Series 3 Convertible Preferred (after payment of accrued dividends thereon) into 388,334 shares of Common Stock (the "Preferred Stock Conversion"). The Company has been informed by the holders of 826,773 shares of Nonvoting Common Stock that, pursuant to contractual obligations of the Company to such holders, they will exercise their rights to exchange all such shares of Nonvoting Common Stock for an equal number of shares of Common Stock in connection with the Offering (the "Nonvoting Exchange"). The Company has been informed by the holders of all currently outstanding exercisable warrants to purchase Common Stock and Nonvoting Common Stock (excluding certain warrants which will terminate prior to becoming exercisable) (collectively, the "Warrants") that they will exercise such warrants (the "Warrant Exercise" and, together with the Certificate Amendment, the Preferred Stock Conversion and the Nonvoting Exchange, the "Transactions") for an aggregate of 330,366 shares of Common Stock and 200,005 shares of Nonvoting Common Stock. The consummation of the Offering and the Transactions are conditioned upon one another. See "Certain Relationships and Transactions" and "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Common Stock offered hereby (after deducting the estimated underwriting discounts and expenses payable by the Company) are estimated to be $39.9 million, assuming an initial public offering price of $15.00 per share. The Company intends to apply the net proceeds from the Offering in the following manner: (i) repayment of senior indebtedness of approximately $24.8 million, including prepayment penalties of approximately $2.3 million; (ii) repayment of subordinated indebtedness of $5.0 million; (iii) repayment of outstanding revolving credit facility borrowings of approximately $3.0 million; (iv) redemption of the Company's redeemable preferred stock in the approximate amount of $2.2 million, including payment of cumulative dividends thereon; (v) payment of cumulative dividends on the Company's convertible preferred stock in the approximate amount of $0.2 million; and (vi) the remaining approximate $4.7 million for working capital and general corporate purposes. Until the time that such proceeds are utilized, the net proceeds will be invested in high quality, short-term investment instruments such as short-term corporate investment grade or United States Government interest-bearing securities.

  The outstanding senior indebtedness was incurred by the Company in connection with the Phillips Acquisition, bears interest at a rate of 11.02% per annum and matures on October 17, 2004. The subordinated indebtedness was incurred by the Company in connection with both the NEC Acquisition and the Phillips Acquisition, bears interest at a rate of 12.0% per annum and matures on October 17, 2005. The outstanding borrowings under the revolving credit facility were incurred by the Company for working capital needs, bear interest at LIBOR plus 3.5% (9.34% at March 31, 1998) and mature on October 17, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                   DILUTION

  As of March 31, 1998, the Company had a net tangible book value of $(16,461,735), or $(2.15) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities, excluding the liquidation value of Preferred Stock) by the number of shares of common stock outstanding as of March 31, 1998. After giving effect to the sale by the Company of the shares of Common Stock offered hereby, assuming an initial public offering price per share of $15.00 and after deducting the estimated underwriting discounts and expenses payable by the Company, the Company's net tangible book value as of March 31, 1998 would have been $23,388,265, or $2.20 per share of common stock. This represents an immediate increase in net tangible book value of $4.35 per share to existing stockholders and an immediate dilution of $12.80 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............         $15.00
     Pro forma net tangible book value per share before the
      Offering................................................... $(2.15)
     Increase per share attributable to new investors............   4.35
                                                                  ------
   Pro forma net tangible book value per share after the
    Offering.....................................................           2.20
                                                                          ------
   Dilution per share to new investors(1)........................         $12.80
                                                                          ======

  The following table sets forth on a pro forma basis, as adjusted, as of March 31, 1998, the relative investments of all existing stockholders and new investors purchasing shares of Common Stock from the Company in the Offering. The calculations are based on an assumed initial public offering price of $15.00 per share.

                             SHARES PURCHASED     TOTAL CONSIDERATION
                            --------------------- ------------------- AVERAGE PRICE
                              NUMBER      PERCENT   AMOUNT    PERCENT   PER SHARE
                            ----------    ------- ----------- ------- -------------
   Existing stockholders...  7,645,627(1)   71.8% $ 6,375,480   12.4%    $ 0.83
   New investors...........  3,000,000      28.2%  45,000,000   87.6%    $15.00
                            ----------     -----  -----------  -----
     Total................. 10,645,627     100.0% $51,375,480  100.0%
                            ==========     =====  ===========  =====

--------
(1) Includes: (i) certain warrants to purchase 530,371 shares of common stock which are expected to be exercised prior to the Offering, and (ii) 776,668 shares of common stock issuable upon the conversion of Convertible Preferred Stock. Excludes 121,039 shares of Common Stock issuable upon the exercise of unvested Common Stock options granted June 30, 1998. See "The Transactions."

                                CAPITALIZATION

  The following table sets forth the Company's cash, cash equivalents and restricted cash, current portion of long-term debt and capitalization (long-term debt, preferred stock and stockholders' equity) (i) as of March 31, 1998,
(ii) pro forma to reflect the Transactions and (iii) pro forma as adjusted to reflect the Transactions and the completion of the Offering, assuming an initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the write-off of deferred financing costs, and the application of the net proceeds therefrom to repay certain indebtedness, prepayment penalties and redeemable preferred stock as described under "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                         MARCH 31, 1998
                                                  ------------------------------
                                                                      PRO FORMA
                                                  ACTUAL   PRO FORMA AS ADJUSTED
                                                  -------  --------- -----------
                                                         (IN THOUSANDS)
Cash, cash equivalents and restricted cash......  $   760   $   760    $ 5,535
                                                  =======   =======    =======
Current portion of long-term debt...............  $ 2,631   $ 2,631    $   131
                                                  =======   =======    =======
Long-term debt, net of current maturities.......  $31,569   $31,569    $ 3,569
                                                  -------   -------    -------
Preferred Stock, $1.00 par value, 500,000 shares
 authorized:
  Redeemable Preferred Stock, 18,125 shares
   outstanding, at redemption value, including
   $322,532 of accumulated dividends, actual and
   pro forma; none outstanding, pro forma as
   adjusted.....................................    2,135     2,135        --
                                                  -------   -------    -------
  Convertible Preferred Stock, 50,000 shares
   issued and outstanding, including
   25,000 shares of Series 2 Convertible
   Preferred and 25,000 shares of Series 3
   Convertible Preferred, actual; none
   outstanding, pro forma and pro forma as
   adjusted.....................................    4,934       --         --
                                                  -------   -------    -------
Stockholders' equity:
  Common Stock and Nonvoting Common Stock,
   $0.0001 par value, 40,000,000 shares of
   Common Stock and 2,500,000 shares of
   Nonvoting Common Stock authorized; 6,338,588
   shares issued and outstanding, including
   4,923,594 shares of Common Stock and
   1,414,994 shares of Nonvoting Common Stock,
   actual; 7,645,627 shares issued and
   outstanding, including 6,469,066 shares of
   Common Stock and 1,176,561 shares of
   Nonvoting Common Stock, pro forma; and
   10,645,627 shares issued and outstanding,
   including 9,469,067 shares of Common Stock
   and 1,176,560 shares of Nonvoting Common
   Stock, pro forma as adjusted.................      --          1          1
  Additional paid-in capital....................    1,375     6,308     46,158
  Notes receivable for stock....................     (187)     (187)      (187)
  Accumulated deficit...........................     (401)     (401)    (2,261)
                                                  -------   -------    -------
    Total stockholders' equity .................      787     5,721     43,711
                                                  -------   -------    -------
    Total capitalization........................  $39,425   $39,425    $47,280
                                                  =======   =======    =======

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following selected historical consolidated financial and other data are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data set forth below for the Company for the years ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1996 and 1997 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected statement of operations data for the Company set forth below for the nine months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1997 and 1998 are derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited statements of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations for those periods and, in the opinion of management, have been prepared on the same basis as the audited financial statements. These historical results are not necessarily indicative of the results that may be expected in the future.

                                                             NINE MONTHS ENDED
                                    YEARS ENDED JUNE 30,         MARCH 31,
                                    ----------------------  --------------------
                                       1996        1997       1997       1998
                                    ----------  ----------  ---------  ---------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                      DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues(1).................  $   31,498  $   77,201  $  54,331  $  78,627
  Operating expenses:
    Educational services..........      18,594      50,568     34,574     48,271
    General and administrative....       3,298       8,101      5,206      8,092
    Marketing and advertising.....       7,562      19,000     13,217     18,286
                                    ----------  ----------  ---------  ---------
    Total operating expenses......      29,454      77,669     52,997     74,649
                                    ----------  ----------  ---------  ---------
  Income (loss) from operations...       2,044        (467)     1,334      3,978
  Interest expense, net...........         274       2,525      1,730      2,479
                                    ----------  ----------  ---------  ---------
  Income (loss) before income
   taxes..........................       1,770      (2,992)      (396)     1,499
  Provision (benefit) for income
   taxes..........................         722      (1,107)      (160)       600
                                    ----------  ----------  ---------  ---------
  Net income (loss)...............  $    1,048  $   (1,885) $    (236) $     899
                                    ==========  ==========  =========  =========
  Income (loss) attributable to
   common stockholders:
    Net income (loss).............  $    1,048  $   (1,885) $    (236) $     899
    Accrued dividends on preferred
     stock........................        (111)       (118)       (89)      (233)
                                    ----------  ----------  ---------  ---------
      Income (loss) attributable
       to common stockholders.....  $      937  $   (2,003) $    (325) $     666
                                    ==========  ==========  =========  =========
  Net income (loss) per common
   share:
    Basic ........................  $     0.15  $    (0.32) $   (0.05) $    0.10
                                    ==========  ==========  =========  =========
    Diluted.......................  $     0.15  $    (0.32) $   (0.05) $    0.09
                                    ==========  ==========  =========  =========
  Weighted average number of
   common shares outstanding:
    Basic.........................   6,062,997   6,273,655  6,252,089  6,338,588
                                    ==========  ==========  =========  =========
    Diluted.......................   6,338,588   6,273,655  6,252,089  7,066,703
                                    ==========  ==========  =========  =========
OTHER DATA:
  EBITDA(2).......................  $    2,726  $    1,602  $   2,495  $   6,236
  Cash flow provided by (used in):
    Operating activities..........         997         995        700     (4,024)
    Investing activities..........      (4,295)    (30,973)   (30,472)    (1,457)
    Financing activities..........       3,903      30,975     29,181      2,660
  Capital expenditures, net(3)....       1,046       5,936      5,435      1,707
  Number of colleges at end of
   period.........................          16          36         36         35
  Student population at end of
   period.........................       5,030      12,820     13,281     14,398
  Starts during the period(4).....       8,106      13,077     11,131     13,847

                                               AS OF JUNE 30,  AS OF MARCH 31,
                                               --------------- ----------------
                                                1996    1997    1997     1998
                                               ------- ------- -------  -------
BALANCE SHEET DATA:
  Cash, cash equivalents and restricted
   cash(5).................................... $ 2,024 $ 3,831 $ 2,171  $   760
  Working capital.............................   2,306   1,844  (1,044)     680
  Total assets................................  13,487  53,809  54,455   55,464
  Long-term debt, net of current maturities...   2,537  36,168  32,424   31,569
  Redeemable preferred stock..................   1,924   2,042   2,013    2,135
  Convertible preferred stock.................     --      --      --     4,934
  Total stockholders' equity..................   2,124     121   1,765      787

--------
(1) Represents student tuition and fees and book store sales, net of refunds. Year ended June 30, 1996 includes a non-recurring management fee of approximately $2.1 million earned by the Company for managing certain colleges owned by NECI during the first six months of that year.

(2) EBITDA equals earnings before interest expense, taxes, depreciation and amortization (including amortization of deferred financing costs). EBITDA is presented because the Company believes it allows for a more complete analysis of the Company's results of operations. EBITDA should not be considered as an alternative to, nor is there any implication that it is more meaningful than, any measure of performance or liquidity as promulgated under GAAP.

(3) Year ended June 30, 1997 and nine months ended March 31, 1997 each include approximately $3.4 million for real estate acquired in connection with the Phillips Acquisition.

(4) Represents the new students starting school during the periods presented.

(5) Includes $200,000 and approximately $1.0 million of restricted cash at June 30, 1996 and 1997, respectively, and $1.0 million and $760,000 of restricted cash at March 31, 1997 and 1998, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Selected Historical Consolidated Financial and Other Data and the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

BACKGROUND AND OVERVIEW

  The Company is one of the largest proprietary post-secondary education companies in the United States, with more than 14,000 students as of March 31, 1998. The Company operates 35 colleges in 16 states, including nine in California and eight in Florida. For the nine months ended March 31, 1998, the Company had net revenues of $78.6 million.

  The Company's revenue consists principally of student tuition, enrollment fees and bookstore sales, and is presented as net revenue after deducting refunds. Net revenue increased 145% to $77.2 million in 1997 from $31.5 million in 1996 mainly as a result of incorporating results from all 16 colleges from the NEC Acquisition for the full year in 1997 and 20 additional colleges acquired during 1997 (18 acquired in the Phillips Acquisition, one acquired from Concorde Career Colleges, Inc., and one acquired from Repose, Inc.).

  Tuition revenue, which represented 93.5% of fiscal 1997 total net revenue, fluctuates with the aggregate enrolled student population and the average program or credit hour charge. The student population varies depending on, among other factors, the number of (i) continuing students at the beginning of a fiscal period, (ii) new student enrollments during the fiscal period, (iii) students who have previously withdrawn but who reenter during the fiscal period, and (iv) graduations and withdrawals during the fiscal period. New student starts occur on a monthly basis in the CSi colleges. In the RCi colleges, the majority of new student starts occur in the first month of each calendar quarter with an additional "mini-start" in the second month of each quarter in most colleges. The tuition charges vary by college depending on the local market, the program level (i.e., diploma, or associate's, bachelor's or master degree) and the specific curriculum.

  The majority of students at the Company's colleges rely on funds received under various government sponsored student financial programs, especially Title IV Programs, to pay a substantial portion of their tuition and other education-related expenses. In fiscal 1997, approximately 75% of the Company's net revenue (on a cash basis) was indirectly derived from Title IV Programs.

  The Company categorizes its expenses as educational services, general and administrative, and marketing and advertising. Educational services expense is primarily comprised of those costs incurred to deliver and administer the education programs at the colleges, including faculty and college administration compensation; education materials and supplies; college facility rent and other occupancy costs; bad debt expense; depreciation and amortization of college property, equipment and goodwill; and default management and financial aid processing costs.

  General and administrative expense consists principally of those costs incurred at the corporate and regional level in support of college operations, except for marketing and advertising related costs. Included in general and administrative costs are Company executive management, corporate staff and regional operations management compensation; rent and other occupancy costs for corporate headquarters; depreciation and amortization of corporate property, equipment and intangibles; and other expenses incurred at corporate headquarters.

  Marketing and advertising expense includes compensation for college admissions staff, regional admissions directors, corporate marketing and advertising executive management, and staff and all advertising and production costs.

ACQUISITIONS

  Since its inception, the Company has completed the following acquisitions, each of which was accounted for as an asset purchase using purchase accounting:

  On June 30, 1995, the Company acquired five colleges from National Education Centers, Inc. ("NECI"). As part of the same transaction, the Company subsequently acquired from NECI a second group of five colleges on September 30, 1995 and an additional six colleges on December 31, 1995. The adjusted purchase price for all 16 colleges was approximately $4.7 million.

  On July 1, 1996, the Company acquired one college from Repose, Inc. (the "Repose Acquisition") for a purchase price of $0.3 million.

  On August 31, 1996, the Company acquired one college from Concorde Career Colleges, Inc. (the "Concorde Acquisition") for a purchase price of $0.4 million.

  On October 17, 1996, the Company acquired 18 colleges from Phillips Colleges, Inc. ("Phillips") for an adjusted purchase price of approximately $23.6 million.

RESULTS OF OPERATIONS

  The following table summarizes the Company's operating results as a percentage of net revenue for the periods indicated.

                                                                  NINE MONTHS
                                                   YEAR ENDED        ENDED
                                                    JUNE 30,       MARCH 31,
                                                   ------------   -------------
                                                   1996   1997    1997    1998
                                                   -----  -----   -----   -----
   STATEMENT OF OPERATIONS DATA:
     Net revenue.................................. 100.0% 100.0 % 100.0 % 100.0%
     Operating expenses:
       Educational services.......................  59.0   65.5    63.6    61.4
       General and administrative.................  10.5   10.5     9.6    10.3
       Marketing and advertising..................  24.0   24.6    24.3    23.2
                                                   -----  -----   -----   -----
         Total operating expenses.................  93.5  100.6    97.5    94.9
                                                   -----  -----   -----   -----
     Income (loss) from operations................   6.5   (0.6)    2.5     5.1
     Interest expense, net........................   0.9    3.2     3.2     3.2
                                                   -----  -----   -----   -----
     Income (loss) before income taxes............   5.6   (3.8)   (0.7)    1.9
     Provision (benefit) for income taxes.........   2.3   (1.4)   (0.3)    0.8
                                                   -----  -----   -----   -----
     Net income (loss)............................   3.3%  (2.4)%  (0.4)%   1.1%
                                                   =====  =====   =====   =====

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

  Net Revenue. Net revenue increased $24.3 million, or 45%, from $54.3 million in the nine months ended March 31, 1997 to $78.6 million in the nine months ended March 31, 1998. The increase was due primarily to the inclusion of operating results related to the Phillips Acquisition for the entire nine month period ending March 31, 1998 compared to approximately five and one half months for the nine month period ending March 31, 1997. The schools acquired in the Phillips Acquisition contributed revenues of $44.2 million in the nine months ended March 31, 1998 compared to $21.7 million in the prior period. Also contributing to the increase was an 8% increase in the student population from 13,281 at March 31, 1997 to 14,398 at March 31, 1998, and the
implementation of tuition increases averaging 3% to 7% in most of the colleges during the period ending March 31, 1998.

  Educational Services. Educational services expense increased $13.7 million, or 40%, from $34.6 million in the nine months ended March 31, 1997 to $48.3 million in the nine months ended March 31, 1998. The increase was primarily due to the inclusion of the operating results related to the Phillips Acquisition for the entire nine month period ended March 31, 1998, versus only five and one half months for the corresponding period in 1997. The schools acquired in the Phillips Acquisition contributed educational services costs of $27.1 million in the nine months ended March 31, 1998 compared to $14.2 million in the prior period. A portion of the increase also resulted from the increase in the average student population and wage increases for employees. As a percentage of net revenue, educational services expense decreased from 63.6% to 61.4%.

  General and Administrative. General and administrative expense increased $2.9 million, or 55%, from $5.2 million in the nine months ended March 31, 1997 to $8.1 million in the nine months ended March 31, 1998, due principally to the increased headquarters and regional operations staff and infrastructure necessary to support the colleges acquired in the Phillips Acquisition. As a percentage of net revenue, general and administrative expense increased from 9.6% to 10.3%.

  Marketing and Advertising. Marketing and advertising expense increased $5.1 million, or 38%, from $13.2 million in the nine months ended March 31, 1997 to $18.3 million in the nine months ended March 31, 1998. The increase was due primarily to the inclusion of the operating results related to the Phillips Acquisition for the entire period ended March 31, 1998, versus five and one half months for the corresponding period in 1997. The schools acquired in the Phillips Acquisition contributed marketing and advertising costs of $8.2 million in the nine months ended March 31, 1998 compared to $4.3 million in the prior period. Also contributing to the increase was additional spending on the production of updated television commercials and printed advertising materials. As a percentage of net revenues, marketing and advertising expense decreased from 24.3% to 23.2%.

  Interest Expense, net. Interest expense increased $0.8 million or 43%, from $1.7 million in the nine months ended March 31, 1997 to $2.5 million in the nine months ended March 31, 1998, primarily due to interest expense on increased borrowings used to finance the Phillips Acquisition in October 1996.

  Provision (Benefit) for Income Taxes. The provision for income taxes increased $0.8 million from a benefit of $0.2 million in the nine months ended March 31, 1997 to a provision of $0.6 million in the nine months ended March 31, 1998.

  Net Income (Loss). Net income increased $1.1 million from a loss of $0.2 million in the nine months ended March 31, 1997 to income of $0.9 million in the nine months ended March 31, 1998.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

  Net Revenue. Net revenue increased $45.7 million, or 145%, from $31.5 million in fiscal 1996 to $77.2 million in fiscal 1997, primarily due to $35.9 million generated from acquisitions made in fiscal 1997 and $11.8 million generated from having all acquisitions made in fiscal 1996 for the entire year. Student population increased more than 7.0%, from 11,977 students at the beginning of fiscal year 1997 (or on the acquisition date of a particular college, if later) to 12,820 students at the end of the fiscal year and tuition increases were implemented averaging over 4.5% at most of the CSi division colleges. The revenue increase was partially offset by a non-recurring management fee of $2.1 million in 1996 for managing several of NECI's schools during the first half of that year. Revenue was also negatively impacted during 1997 due to the DOE's change in admissions testing requirements for non-high school graduates in late December 1996 (See "Financial Aid and Regulations--Ability to Benefit Regulations"). In the 12 month period immediately following this change, the Company's 12 colleges which accept non-high school graduates started 1,105 such students, compared to 1,795 started in the 12 month period immediately preceding the change.

  Education Services. Education services expense increased $32.0 million, or 172%, from $18.6 million in fiscal 1996 to $50.6 million in fiscal 1997. Of this increase, $24.4 million was attributable to acquisitions made in fiscal 1997 and $7.0 million was due to having all acquisitions made in fiscal year 1996 for the entire year. The remainder of the increase was due primarily to wage increases and additional headquarters curriculum development costs. As a percentage of net revenue, educational services expense increased from 59.0% to 65.5%.

  General and Administrative. General and administrative expense increased $4.8 million, or 146%, from $3.3 million in fiscal year 1996 to $8.1 million in 1997, primarily as a result of (i) increased headquarters and regional management staffing and infrastructure necessary to support the increased number of colleges of $4.1 million, and (ii) increased amortization expense due to intangibles (curriculum and trade names) resulting from the Phillips Acquisitions of $0.7 million. The headquarters staff and related expenses benefited during the first six months of fiscal year 1996 from a favorable services agreement negotiated by the Company with NEC as part of the NEC Acquisition. Under this agreement, NEC provided accounting, payroll, office services, human resources services, office space, MIS services, etc. at a nominal charge for several months. As a percentage of net revenue, general and administrative expense remained constant at 10.5%.

  Marketing and Advertising. Marketing and advertising expense increased $11.4 million, or 151%, from $7.6 million in fiscal year 1996 to $19.0 million in fiscal year 1997. The acquisitions made in fiscal 1997 accounted for $7.2 million of this increase; having all the acquisitions made in fiscal 1996 for the entire year accounted for $3.1 million; and advertising cost and wage inflation, new advertising development, and the additional regional management staff supporting acquisitions accounted for $1.1 million. As a percentage of net revenue, marketing and advertising expense increased from 24.0% to 24.6%.

  Interest Expense, net. Interest expense increased $2.2 million, or 821% from $0.3 million in fiscal 1996 to $2.5 million in fiscal 1997 due primarily to interest expense on increased borrowings to finance the acquisitions made in fiscal 1997.

  Provision (Benefit) for Income Taxes. The income tax provision of $0.7 million in fiscal year 1996 decreased $1.8 million to a benefit of $1.1 million in fiscal year 1997 due to the loss before income taxes in fiscal year 1997.

  Net Income (Loss). Net income of $1.0 million in fiscal year 1996 decreased $2.9 million, or 280% to a net loss of $1.9 million in fiscal year 1997. The decrease was due to the decrease in operating income and the increase in interest expense year to year.

SEASONALITY

  The Company's revenues normally fluctuate as a result of seasonal variations in its business, principally in its total student population. Student population varies as a result of new student enrollments and student attrition. Historically, the Company's colleges have had lower student populations in the first fiscal quarter than in the remainder of the year. The Company's expenses, however, do not vary as significantly as student population and revenue. the Company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however, as a result of acquisitions, new school openings, new program introductions and increased high school enrollments. The operating results for any quarter are not necessarily indicative of the results for any future period.

LIQUIDITY AND CAPITAL RESOURCES

  During the last two fiscal years, the Company financed its operating activities and routine capital expenditures (not including acquisitions and real estate) principally from cash provided by operating activities. In the nine month period ended March 31, 1998, the Company received an equity investment of approximately $5.0 million in the form of convertible preferred stock. The convertible preferred stock was issued in anticipation of the increased working capital requirements to fund the Company's internal loan program and other operating needs. Cash provided by (used in) operating activities for fiscal 1996 and 1997 was $1.0 million and $1.0 million, respectively, and for the nine months ended March 31, 1997 and 1998 was $0.7 million and ($4.0 million), respectively.

  The Company had $1.8 million of working capital as of June 30, 1997, compared to $2.3 million as of June 30, 1996. The decrease in working capital was due primarily to an increase in routine capital expenditures from period to period. Working capital as of March 31, 1997 was a deficit of $1.0 million, compared to $0.7 million surplus as of March 31, 1998. The increase in working capital from period to period was due primarily to the increase in cash resulting from the sale of Convertible Preferred Stock in November 1997, which was significantly offset by the increased use of working capital to internally fund longer term student loans due to the loss of Title IV loans in seven of the Corinthian schools. The Company closed one of those seven schools in December 1997. The use of working capital to fund these longer term loans amounted to approximately $5.0 million from inception in May 1997 until March 31, 1998. With the reinstatement of three of the seven schools (representing over 50% of the combined total student population in all seven schools) to the Title IV Loan Program, the Company expects the working capital needed to fund these internal loans to decrease significantly in the future. Included in working capital at June 30, 1997 is $1.0 million of restricted cash, which secures a letter of credit to the DOE. See "Financial Aid and Regulations-- Federal Oversight of the Title IV Programs--Financial Responsibility Standards." Included in working capital at March 31, 1998 is $760,000 of restricted cash, of which $750,000 secures a letter of credit to the DOE.

  Routine capital expenditures increased from $1.0 million in 1996 to $2.5 million in 1997 and decreased from $2.0 million in the nine month period ended March 31, 1997 to $1.7 million in the nine month period ended March 31, 1998. The year to year increase was primarily due to accelerated investments in upgrading computers and other equipment in the classrooms and upgrading the Company's administrative computers and networking capability to accommodate the Phillips Acquisition. The decrease in the nine month period ended March 31, 1998, from the previous year's nine month period was the result of a return to a more normal rate of capital improvement versus the accelerated spending pace needed to upgrade the colleges acquired in October 1996. In addition to the routine capital expenditures during 1997, the Company also purchased the real estate associated with five of the colleges acquired in the Phillips Acquisition for a purchase price of $3.4 million.

  The Company's capital assets, other than the real estate mentioned above, consist primarily of classroom and laboratory equipment (such as computers, medical and dental devices, and film and video equipment), classroom and office furniture, and leasehold improvements. Capital expenditures are expected to increase as the Company continues to upgrade and expand current equipment and facilities along with the anticipated growth in student population and campuses. The Company expects to be able to fund these routine capital expenditures with cash generated from operations.

  In addition to the capital expenditures mentioned above, the Company's investment activity over the past two fiscal years has primarily consisted of acquisitions of colleges. Purchases of colleges, including goodwill and other intangibles, in 1996 and 1997 totaled approximately $3.0 million and $24.2 million, respectively.

  The Company currently has a revolving credit facility with Prudential Insurance Company of America ("Prudential") under which it can borrow up to $5.0 million. The revolving credit facility matures on October 17, 2000; however, under terms of the credit facility, availability under this facility will be reduced to $3.0 million on October 17, 1998. At March 31, 1998, the Company had outstanding borrowings of $3.0 million under this revolving credit facility. Borrowings under the revolving credit facility bear interest at LIBOR plus 3.5%. The Company also has a $22.5 million term note with Prudential which matures on October 17, 2004, with interest at 11.02% payable quarterly in January, April, July, and October. The Prudential term note requires a $2.5 million and a $5.0 million principal payment on October 17, 1998 and October 17, 1999, respectively. After these two principal payments, the remaining $15.0 million due on the note is amortized quarterly over the next five years. The Company has an aggregate of $5.0 million in subordinated term notes with Primus Capital Fund III Limited Partnership ("Primus") and Banc One Capital Partners II, LLC ("Banc One") which mature on October 17, 2005. These subordinated notes bear interest at 12%, payable quarterly, and the unpaid principal is due and payable in quarterly installments of $281,250 beginning October 17, 2001 until the maturity date, at which time any remaining outstanding balance is due and payable. A mortgage note secured by the real estate of five colleges in the amount of approximately $3.7 million matures in April 2007. The mortgage note bears interest at 10.95% and is being amortized monthly. These note agreements contain various financial and non-financial covenants. At June 30, 1997, the Company was not in compliance with certain covenant requirements of these notes. However, on November 7, 1997, the Company entered into agreements amending the terms of these note agreements. Among other things, the amended agreements waived all covenant violations through September 30, 1997, extended the principal payment dates, adjusted certain interest rates and reset the financial ratios to be consistent with the Company's current operating plan. As of March 31, 1998 the Company was in compliance with all the covenant requirements of these note agreements.

  The Company plans to use approximately $32.8 million of the net proceeds from this Offering to repay all the outstanding indebtedness under the revolving credit facility and notes mentioned above, except for the real estate mortgages which will remain outstanding after the Offering. As a result, the Company expects its interest expense in the period following the Offering, assuming no material acquisitions during this period, will be significantly lower and have a lesser impact on the Company's net income, as compared to the period prior to the Offering. In addition, the early extinguishment of indebtedness will include a prepayment penalty of approximately $2.3 million and will cause the Company to write off approximately $0.8 million of associated deferred loan fees. In connection with this debt extinguishment and associated write-off, the Company expects to record a one-time extraordinary loss, net of tax benefit, of approximately $1.9 million in the period immediately following the Offering.

  In order to ensure adequate working capital and availability of funds for capital expenditures and growth plans, the Company has negotiated the Proposed Bank Line of Credit with Union Bank of California which will go into effect
concurrent with this Offering. This line of credit           . Borrowings
under this line of credit will be secured by substantially all assets of the Company. The Company believes that the cash flow from operations, supplemented by borrowings under the line of credit, will provide adequate funds for ongoing operations, planned capital expenditures, and planned expansion to new locations in the near future.

  Cash flow from operations on a long-term basis is highly dependent on the receipt of funds from Title IV Programs. Title IV regulations require that institutions meet certain "financial responsibility" tests to be eligible to participate in Title IV Programs (See "Risk Factors"). If an institution fails to meet one or more of these tests, it can still be considered financially responsible by posting a letter of credit or going into the "reimbursement" program and posting a smaller letter of credit. As a result of acquiring the former Phillips colleges through debt financing and the large amount of intangibles associated with the purchase, the Company did not meet the tangible net worth financial responsibility test and was required to continue the 18 colleges acquired on the reimbursement program (which they were already on) and to post a letter of credit (now totaling $1.5 million). By doing so, the Company was deemed financially responsible under the regulations. As a result of, and subsequent to, this Offering, the Company expects to meet the tangible net worth test and plans to immediately petition the DOE for release from the reimbursement program and the letter of credit requirement.

YEAR 2000 COMPLIANCE EXPENSES

  In fiscal 1998, the Company has expensed approximately $150,000 for Year 2000 compliance efforts and expects to expense approximately $750,000 in fiscal 1999 to complete the project. No additional expenses are expected for Year 2000 Compliance project beyond fiscal year 1999. See "Risk Factors--Year 2000 Compliance."

INFLATION

  The Company does not believe its operations have been materially affected by inflation.

NEW ACCOUNTING STANDARDS

  Recent pronouncements of the Financial Accounting Standards Board ("FASB") include Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivatives Instruments and for Hedging Activities" SFAS No. 132, "Employers' Disclosures about Pension and Other Post Retirement Benefits", SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", SFAS No. 130,

"Reporting Comprehensive Income", SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"), and SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS Nos. 129 and 128 specify guidelines as to the method of computation of, as well as presentation and disclosure requirements for, earnings per share. The Company adopted SFAS No. 128 for all periods presented in this Registration Statement. The other Statements discussed above are effective for fiscal years beginning after December 15, 1997 and earlier application is not permitted. The adoption of the Statements is not expected to have a material effect on the Company's consolidated financial position or results of operations. The impact of these pronouncements on the disclosures in the financial statements has not been determined.

                                   BUSINESS

OVERVIEW

  The Company is one of the largest proprietary post-secondary education companies in the United States, with more than 14,000 students as of March 31, 1998. The Company operates 35 colleges in 16 states, including nine in California and eight in Florida, and services the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment. The Company's schools generally enjoy long operating histories and strong franchise value in their local markets. The median operating history for the Company's colleges is 43 years, including nine colleges with operating histories over 100 years. For the nine months ended March 31, 1998, the Company had net revenues of $78.6 million.

  The Company offers a variety of master's, bachelor's and associate's degree and diploma programs through two operating divisions. The Company's CSi division operates diploma-granting schools in the allied healthcare and electronics technology fields and seeks to provide its students a solid base of training for a variety of entry-level positions. The Company's RCi division operates degree-granting schools principally in the business area and provides its students with professional education to succeed in today's increasingly competitive workplace. Both divisions receive strategic direction and operational support from senior management and headquarters staff.

  The Company's management team is led by David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux, who together have more than 60 years of experience in post-secondary education. Since its founding in 1995, the Company has grown rapidly and has improved enrollments and profitability. In order to effectively leverage management's extensive industry experience, the Company has implemented a regional management structure supported by the Company's proprietary management information system (the Schools Automation System, or "SAS"). SAS provides regional managers with real time access to key information from any location and links all the colleges and regional offices to corporate headquarters, providing senior management with daily access to marketing reports, lead tracking, academic records, grades, transcripts and placement information. Due to the Company's effective management of leads and other marketing resources, the Company's colleges have experienced a combined enrollment growth of 20% since their respective acquisitions by the Company.

INDUSTRY BACKGROUND

  The market for post-secondary education is large and growing, exceeding $220 billion and 14 million students in the 1996-97 school year. The proprietary post-secondary education industry is highly fragmented. Of the approximately 6,000 post-secondary institutions that are eligible to participate in Federal Financial Aid programs, approximately one-third are proprietary institutions. The Company believes that the growing demand for skilled labor, positive demographic trends, the economic value of post-secondary education to students and budgetary constraints at public colleges will combine to broaden the market for the Company's services over the next decade.

  GROWING DEMAND FOR SKILLED LABOR. According to the U.S. Department of Labor, demand for skilled labor in the United States continues to grow. The percentage of jobs requiring skilled labor grew from 20% in 1954 to 45% in 1991, and is projected to grow to approximately 65% by the year 2000. The total number of jobs requiring skilled labor in the year 2000 is projected to equal approximately 92.3 million, an increase of approximately 36 million jobs from 1991. Growth in certain sectors of the economy is expected to be particularly high. The Department of Labor projects that job growth in the healthcare and technology fields will significantly outpace the growth of the overall labor market over the next several years. The demand for entry level Medical Assistants, for instance, is expected to grow at an annual rate of 60% during that period. The Company believes the economy is also generating increased demand for business professionals with computer and analytical skills necessary to become effective employees and business managers. According to the Bureau of Labor Statistics, after the year 2000, 90% of all jobs will require some knowledge of computers.

  POSITIVE DEMOGRAPHIC TRENDS. Favorable demographic shifts are expected to occur over the next decade as children of "baby boomers" reach adulthood and seek post-secondary education. For the first time in more than 25 years, the number of new high school graduates is increasing. The DOE projects a 17% increase in annual high school graduates by the year 2005 (from 2.5 million in 1995 to 3.0 million in 2005) and high school graduates are pursuing post-secondary education at higher rates. In 1996, 65% of new high school graduates pursued post-secondary education, compared with 54% in 1986. The number of young adults that do not graduate high school is also growing and these non-high school graduates can also benefit from career oriented education, including training for entry level skilled positions in healthcare and other growing industries. According to the DOE's National Center for Educational Statistics ("NCES"), the number of adult enrollments (persons aged 25 and older) is also expected to grow, reaching 6.4 million by 2007.

  ECONOMIC VALUE OF POST-SECONDARY EDUCATION. Post-secondary education leads to significant and measurable improvements in a person's financial prospects and the Company believes that the public is increasingly aware of this relationship. On average, a person with an associate's degree earns 37% more than a high school graduate, while a person with a bachelor's degree earns 54% more than a high school graduate. Independent research studies have demonstrated that prospective students consider these benefits in making their education decisions.

  BUDGETARY CONSTRAINTS AT PUBLIC COLLEGES. Limited recent growth in federal, state and local budgets for post-secondary education has caused budgetary constraints among traditional colleges and made additional facility expansion difficult. At the same time, the number of proprietary post-secondary institutions has remained relatively constant over the last three years. The Company believes that these factors, combined with significant barriers to entry for new proprietary education companies, create significant opportunities for well-capitalized, proprietary institutions.

OPERATING STRATEGY

  The Company has improved enrollment and profitability through the application of its operating strategy which management developed through its extensive industry experience. The Company believes that its ability to continue to effectively and professionally manage its schools provides it with an important competitive advantage. Key elements of the Company's operating strategy include:

  FOCUS ON ATTRACTIVE MARKETS. The Company selects its schools and designs its educational programs to exploit favorable demographic and economic trends. The Company's CSi division provides diploma programs in healthcare and technology related fields, allowing the Company to capitalize on the growth in entry-level positions in these industries which is expected to significantly outpace the growth of the overall labor market over the next several years. The RCi division's degree programs, with their business focus and the modern equipment and resources of their facilities, also seek to provide students with specific knowledge and skills necessary to advance in business and industry. The Company's geographic strategy is to build a strong competitive position in attractive and growing local markets where the Company can take advantage of operating efficiencies and benefit from demographic shifts. For example, the Company is well positioned, with nine schools in California and eight schools in Florida, to benefit from the population growth in these states which is expected to significantly exceed the national average over the next several years.

  CENTRALIZATION OF KEY FUNCTIONS. In order to leverage the experience of its senior management, the Company has established a regional management organization to divide responsibilities among school administrators, regional administrators and senior management. Local school administrators retain control of, and accountability for, the day-to-day academic, operational and financial performance of their individual schools and receive appropriate financial incentives. The corporate management team controls key operational functions such as financial aid management, marketing, curriculum development, staff training, human resources and centralized purchasing, which the Company believes enable it to achieve significant operating efficiencies. For example, the Company controls the advertising function at the corporate level by utilizing its SAS system to analyze the effectiveness of its marketing efforts and make timely and efficient decisions regarding the allocation of marketing resources at individual colleges.

  EMPHASIZING STUDENT OUTCOMES. The Company believes that strong student outcomes are a critical driver of its long-term success and devotes substantial resources to maintaining and improving its retention and placement rates. Modest increases in student retention can have a significant impact on the Company's profitability and high graduation and placement rates enhance a school's reputation and marketability, increase referrals and improve cohort default rates. The Company has studied attrition patterns and implemented a variety of programs including tutoring, counseling, ride-sharing and referral programs, all of which are designed to improve student retention. The Company utilizes a curriculum development team and advisory boards comprised of local business professionals to help maintain its current, market driven curricula that provide the foundation of its placement effort. The Company additionally maintains dedicated, full-time placement personnel at each school that undertake extensive placement efforts, including recruiting prospective employers, helping students prepare resumes, conducting practice interviews, establishing internship programs and tracking students' placement success on a monthly basis. As a result of the Company's efforts in this area, 83% of its graduates in 1997 who were searching for employment were placed in a job for which they had trained within six months after graduation.

  CREATING A SUPPORTIVE LEARNING ENVIRONMENT. The Company views its students as customers and seeks to provide a supportive and convenient learning environment where student satisfaction is achieved. The Company offers a flexible schedule of classes, providing its students with the opportunity to attend classes throughout the day, as well as nights and weekends. Schools operate year-round, permitting students to complete their course of study more quickly. The Company limits class sizes and focuses the efforts of its faculty on teaching students rather than research. Personal interaction between students and faculty is encouraged and the Company offers several support programs, such as on-campus counseling and tutoring, which are designed to help students successfully complete their course of study. The Company also maintains a toll-free student hotline to address and help resolve student concerns. The Company believes these efforts help attract new students, enhance students' probability of success and significantly increase retention rates.

GROWTH STRATEGY

  The Company intends to strengthen its position as a leading provider of career-oriented proprietary post-secondary education in the United States. To accomplish this objective, the Company will pursue the following growth strategies:

  ENHANCE GROWTH AT EXISTING CAMPUSES. The Company intends to enhance growth at existing campuses through the following measures:

    Curriculum Expansion and Development. The Company intends to continue developing and expanding its curricula based on market research and the recommendations of its faculty, employees, industry advisory board members and a dedicated curriculum development team. The Company believes considerable opportunities exist for curriculum expansion in both operating divisions and expects to continue developing and adding new curricula and selectively replicating existing programs at new locations, including introducing its longer-term programs more broadly. In fiscal 1998, the Company replicated existing programs at five new locations and initiated new programs at three locations. For example, the RCi division launched a master's of science in criminal justice and an executive MBA program in 1997 and is developing additional new programs such as healthcare administration.

    Integrated and Centralized Marketing Program. The Company believes that it can increase student enrollment at its existing and newly opened or acquired schools by employing an integrated marketing program utilizing an extensive direct response advertising campaign delivered through television, radio, newspaper, direct mail and the internet. In addition, the Company has recently begun a significant sales and marketing effort directed at high school guidance counselors and has also begun to directly target potential government and corporate clients. A professional marketing staff at the Company's headquarters coordinates marketing efforts through an in-bound call center and the sophisticated real-time leads tracking capability of its SAS system.

    Facilities Enhancement and Expansion. Due to increased enrollments, the Company has faced temporary physical plant limitations at a number of its colleges, particularly the CSi campuses. In order to expand capacity, as well as to improve the location and appearance of its facilities, the Company has relocated, and will continue to systematically relocate, selected colleges within their respective markets to larger, enhanced facilities upon lease expiration. Eight colleges have been relocated since 1995 and several additional colleges are scheduled for relocation during fiscal 1999. Since the Company acquired its various colleges, it has increased the total square footage of leased space by approximately 26,000 square feet over that existing at the time the various schools were acquired.

  ESTABLISH ADDITIONAL LOCATIONS. The Company anticipates creating "Additional Locations" of its existing institutions to enter new geographic markets and to create additional capacity in existing markets. Opening additional locations will enable the Company to effectively leverage its infrastructure and curriculum library. Establishing additional locations rather than opening new colleges also allows the Company to become eligible for Title IV funding and accreditation more expeditiously. The Company has considerable experience in operating Additional Locations of its existing colleges and is currently considering opening additional locations in several markets. The Company has already identified several cities for potential additional locations and is reviewing market and demographic data in order to determine site selection and curriculum focus. The Company expects to continue to evaluate other cities as potential sites for additional locations.

  EXPAND SERVICE AREAS AND DELIVERY MODELS. The Company seeks to enhance its growth by more aggressively pursuing contract training and distance learning opportunities.

    Contract Training. The Company seeks to expand its presence in the government and corporate training markets. The Company's CSi division employs a full-time contracts administrator and actively pursues training opportunities through the Job Training Partnership Act (the "JTPA") and other state and federal programs. To date, nine of the Company's schools have obtained contracts under these programs. The Company believes that corporate training is an attractive market and that its curriculum and national market presence address the needs of a variety of employers.

    Distance Learning. The Company anticipates that distance learning will become an increasingly important component of the higher education market. The Company is actively pursuing relationships with technology providers which will allow the Company's colleges to capitalize on distance learning opportunities.

  SELECTIVELY ACQUIRE ACCREDITED PROPRIETARY COLLEGES. Since its formation the Company has completed and integrated several acquisitions, including two multicampus acquisitions, and is selectively seeking to acquire additional institutions that can benefit from its operational expertise. The Company will seek to acquire schools that generally possess: (i) complimentary or attractive new curricula, (ii) locations in or near metropolitan areas, and
(iii) strong franchise value (name recognition or marketability).

PROGRAMS OF STUDY

  The Company's diploma programs are intended to provide students with the requisite knowledge and job skills for entry-level positions in their chosen career field. The Company's degree programs are primarily designed to help career-oriented adults advance in business and industry. The Company's curriculum development team has responsibility for maintaining high quality, market driven curricula. Each college also utilizes advisory boards to help evaluate and improve the curriculum for each program offered. These advisory boards meet at least twice a year and are comprised of local industry and business professionals. Board members provide valuable input regarding changes in the discipline, new technologies and any other factors that require curriculum adjustments. The Company believes its advisory boards give it the ability to adapt quickly to market changes and provide a distinct competitive advantage for the Company. For this reason, the Company is committed to maintaining its strong and proactive advisory boards.

  Among the CSi colleges, the curriculum principally includes medical assisting, dental assisting, medical office management, ophthalmic technician, business operation, medical administrative assistant, respiratory therapy technician, and electronics and computer technology. Medical assisting is the most popular program of study, often accounting for 60% or more of the student body at any given CSi campus. The four National Institute of Technology ("NIT") colleges within the CSi division also offer electronics technology. At these colleges, the student population is generally split between electronics and medical assisting. The RCi curriculum includes accounting, business administration, computer information technology, hospitality management, marketing, criminal justice, medical assisting, paralegal, commercial art, court reporting, film and video and travel and tourism. Most programs lead to an associate's degree, while at the Florida Metropolitan University campuses most programs also lead to a bachelor's degree. Master's degrees are also offered at FMU in business administration and criminal justice.

  Diploma programs generally have a duration of 8-15 months,however, the electronics and computer technology programs last 13-19 months. Associate's degree programs have a duration of 18-24 months, bachelor's degree programs last 36-48 months and master's degree programs have a duration of 24 months (except for the executive MBA, which is 12 months). As of June 19, 1998, 6,160 students were enrolled in associate's programs, 1,588 were enrolled in bachelor's programs, 482 were enrolled in master's programs and 5,796 were enrolled in diploma programs.

  The following chart reflects the general courses of study at the Company's colleges, along with the number of locations that offer those courses and the student population for each, as of June 19, 1998.

                     STUDENT POPULATION BY AREAS OF STUDY

                                                           NUMBER OF  STUDENT
                                                           LOCATIONS POPULATION
                                                           --------- ----------
DIPLOMA PROGRAMS
Business Operations.......................................      4         566
Electronics & Computer Technology.........................      4         389
Dental Assisting..........................................      8         615
Medical Assisting.........................................     17       3,414
Medical Office Management.................................      9         634
Ophthalmic Technician.....................................      3          62
Respiratory Therapy Technology............................      1          56
General...................................................     18          60
                                                                       ------
  TOTAL...................................................              5,796
ASSOCIATE'S DEGREE PROGRAMS
Business Administration (includes criminal justice and
 paralegal)...............................................     16       2,658
Court Reporting...........................................      3         176
Commercial Art............................................      2         171
Computer Information Systems..............................     13         841
Film & Video..............................................      2         129
Hotel/Restaurant Management...............................      4          34
Medical Assisting.........................................     11       1,059
Secretarial/Legal Assistant...............................      7         426
Travel & Tourism..........................................      6         215
Electronics...............................................      1         146
General...................................................     17         305
                                                                       ------
  TOTAL...................................................              6,160
BACHELOR'S DEGREE PROGRAMS
Business Administration (includes criminal justice and
 paralegal)...............................................      8       1,266
Computer Information Science/Programming..................      7         304
Hospitality Management....................................      1          18
                                                                       ------
  TOTAL...................................................              1,588
MASTER'S DEGREE PROGRAMS
Business Administration (MBA).............................      8         472
Criminal Justice..........................................      1          10
                                                                       ------
  TOTAL...................................................                482
  COMPANY TOTAL...........................................             14,026
                                                                       ======

MARKETING AND RECRUITMENT

  The Company employs a variety of methods to attract qualified applicants who will benefit from the Company's programs and achieve success in their chosen career fields. The Company believes that one of the principal attractions for prospective students is the excellent reputation which the Company's schools enjoy in their respective communities, where nine have been operating for more than 100 years and all but two have been operating for more than 15 years. The Company believes that the franchise value of these schools enhances their marketability within their respective communities. This franchise value, along with the quality of the programs offered, has enabled the Company to generate significant new student enrollments from referrals. For the 11 months ended May 31, 1998, the Company generated approximately 31% of its new student enrollments from referrals.

  The Company also employs a variety of direct response advertising techniques to generate leads on candidates for its schools. The Company's advertising department generates approximately 200,000 leads per year through television, direct mail, newspaper, and yellow pages. The effectiveness of this advertising campaign is dependent on timely and accurate lead tracking. To that end, the Company operates a Call Center at its headquarters, staffed by a team of operators who receive incoming lead calls generated by all television and newspaper media sources. These trained operators enter data on each prospect into the SAS computer system during the call and immediately transmit the lead to the appropriate college. The college admissions department receives the lead instantaneously and the local admissions representative phones the prospect to begin the admissions process.

  This leads tracking capability allows the Company to identify leads generated by specific commercials and spot time. The Company's three advertising agencies are networked into the Company's SAS data base and are provided with real time information on the effectiveness of individual commercials as well as the effectiveness of the media "buy." The agencies consult with the Company's advertising department to adjust schedules for ads depending on the Company's needs and the effectiveness of particular ads. Since nearly 78% of the Company's advertising budget is spent on television and newspaper ads, the availability of timely and accurate lead information is critical to management of the leads generation process. For the eleven months ended May 31, 1998, 49% of the Company's new student enrollments were generated through television, newspaper and yellow pages advertising, 31% were generated through referrals, 8% were generated through direct mail, and 12% were generated through a variety of other methods. Television and referrals combined generate approximately two thirds of all the Company's new student enrollments. The Company has recently initiated a significant marketing effort directed at the high school market.

ADMISSIONS

  The Company employs approximately 170 admissions representatives who work directly with prospective students to facilitate the enrollment process. These representatives interview and advise students interested in specific careers to determine the likelihood of their success and are a key component of the Company's effort to generate interest in its educational services. In satisfaction surveys conducted quarterly, students have consistently given high marks to the Company's admissions personnel for helpfulness, courtesy and accuracy of information. Because the Company's success is highly dependent on the efficiency and effectiveness of its admissions process, the Company spends considerable time and energy training its representatives to improve their product knowledge and customer service. The Company also employs various supervisory and monitoring efforts (including a survey of students to solicit their views of the "truthfulness" of the admissions process) to help ensure compliance by its staff with government regulations and Company policy.

  The Company seeks to identify students that have appropriate qualifications to succeed in its schools. All candidates for admission to colleges in the Company's RCi division must have a high school diploma or a GED and must pass a standardized admissions test. Students with these credentials can also attend colleges in the Company's CSi division. In addition, thirteen colleges in the CSi division accept non-high school graduates that can demonstrate an ability to benefit ("ATB") from the program by passing certain tests required by the DOE.

The Company believes that ATB students can successfully complete many of its diploma programs and the Company's colleges have demonstrated success in graduating and placing these students over the years. As of March 31, 1998, ATB students accounted for approximately 4.6% of total enrollments in the Company's schools. See "Financial Aid and Regulation--Federal Oversight of the Title IV Programs--Ability to Benefit Regulations."

PLACEMENT

  One of the primary reasons students decide to attend a particular college is its placement success, which is critical to a college's reputation and its ability to continue successfully recruiting new students. The Company maintains a dedicated placement department at each college and, in the aggregate, employs approximately 60 professionals in this capacity. Placement staff work with students from the time they begin their courses of study to prepare them for the job search they will conduct at the end of their programs. The Company views its placement departments as essentially in-house employment agencies, assisting students with resumes, conducting practice interview sessions, and recruiting prospective employers for the colleges' graduates.

  The efforts devoted by the Company's colleges to place their students have achieved excellent results, with most colleges achieving and maintaining high placement rates for their graduates. Based on information received from graduating students and employers for fiscal year 1997, 83% of the Company's graduates who were "available for placement" were placed within six months after their graduation date. In accordance with industry practice, the term "available for placement" includes all graduates except those who are continuing their education, are in active military service or are deceased or disabled, and foreign students who are ineligible to work in the United States after graduation.

TUITION

  Typical tuition for the Company's diploma programs range from $4,700 to $13,000, depending upon the nature and length of the program. Tuition for degree programs is charged on a credit hour basis and varies by college, ranging from $158 to $189 per undergraduate credit hour, depending upon the program of study and the number of courses taken per quarter. Tuition for graduate programs is $263 per credit hour (except for the executive MBA program, which is $457 per credit hour.). On average, an undergraduate degree candidate can expect tuition of approximately $6,000 per academic year, while a master's degree candidate can expect tuition of approximately $6,300 per academic year. In addition to tuition, students at the Company's schools must also typically purchase textbooks and other supplies as part of their educational programs. The Company anticipates increasing tuition based on the market conditions prevailing at its individual colleges. Over the last three years the Company has initiated tuition increases typically ranging from 3% to 7% per year on an individual college basis. The Company's tuition ranges are competitive with similar institutions, but like many proprietary institutions, are somewhat higher than public institutions such as community colleges and state universities. See "Business--Competition."

  Under DOE regulations, if a student fails to complete the initial period of enrollment (i.e., quarter, trimester, semester, academic year, or program, as applicable), the institution must pay the largest refund under the federal pro rata refund policy (calculated through 60% of the period of enrollment), state refund policy (in California, a pro rata refund may be required for the duration of the program), or the accrediting agency refund policy. If the student terminates after the initial period, the institution must pay the refund for such subsequent period under the state refund policy or, if no such policy applies, the larger of the amount required by additional federal refund policy requirements or the institution's own policy.

FACULTY

  Faculty at all of the Company's colleges are expected to be industry professionals and hold appropriate credentials in their respective disciplines. The Company chooses faculty carefully and provides support for these professionals to pursue professional development activities. The Company believes the skill and dedication of its faculty have the single greatest impact on the placement and success of its students following their graduation. As of March 31, 1998, the Company employed 1,043 faculty, 263 of whom were full time employees. Faculty represent 53% of all employees in the Company.

CAMPUS ADMINISTRATION

  The Company sets policy for all of the schools and implements these policies through the coordination of two Regional Operations Directors in each division. The college presidents, in consultation with their respective management teams, have the responsibility for the day-to-day operation of the schools. Each college employs the following management personnel which report to the College President: (i) an academic dean or education director, (ii) an admissions director, (iii) a placement director and (iv) a finance or business director. Corporate personnel at headquarters manage several key functions, including financial aid, MIS, finance, marketing and advertising, purchasing, human resources, payroll, curriculum development, leads management, staff training and development, and internal compliance audit. Among the principal oversight functions performed by the Company, in cooperation with regional and college managers, is the annual budget process. The budget process establishes goals for each college and sets performance incentives for achieving targeted results. The Company's senior management have daily access to operational data through its SAS system and conduct weekly conference calls with the school presidents to review results of operations and set or reorder priorities for the coming week.

MANAGEMENT AND EMPLOYEES

  The Company's management is led by David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux, each of whom has significant experience in the proprietary post-secondary education industry, and who together have over 60 years experience in the industry. See "Management." The Company believes the extensive experience of its executives is a significant factor in the rapid growth of the Company.

  Beyond the senior management level, the Company structure includes four regional operations directors and four regional admissions directors. Currently, the Company has approximately 2,000 employees, of whom approximately 85 are employed at the Company's headquarters. Neither the Company nor any of its colleges has any collective bargaining agreements with its employees. All regular full-time employees who are scheduled to work at least 30 hours per week (20 hours for instructors) are eligible to participate in the Company's benefit programs so long as they have satisfied the eligibility waiting period. The Company's benefits include comprehensive healthcare (which is a co-pay program), life insurance, disability insurance and a 401(k) program. The Company considers its relations with its employees to be good.

LOAN PROGRAM

  In 1997, the Company expanded its internal loan program to assist eligible students in those seven colleges that lost eligibility to participate in the FFEL program due to Cohort Default Rates in excess of 25% for three consecutive years prior to their acquisition by the Company. The Company extends loans to these students based on the same qualifying criteria as the FFEL Program. The loans generally have maturities ranging from 6 to 84 months after graduation and bear interest at a fixed rate that is competitive with rates under Title IV Programs. Monthly loan payments begin the first month after the loan date and generally vary between $60 and $150, including loan principal as well as interest. Student borrowers are required to make payments while still enrolled, thereby reducing the debt they otherwise would assume upon completion of their studies. The aggregate amount of loans outstanding to students at these schools as of March 31, 1998, was approximately $5.2 million, with an average individual loan balance of approximately $3,200. Loans under the Company's internal financing program are unsecured.

TECHNOLOGY

  The Company is committed to providing its students with access to the technology necessary for developing the skills required to succeed in their chosen career. In order to ensure that programs of study remain current and effective, classrooms and laboratories must be properly equipped with modern equipment appropriate to the course of study. To that end, the Company has established a purchasing department which manages the capital expenditure requests of all of its colleges and establishes national contracts for cost effective acquisition of equipment. Computers, medical laboratory equipment, dental laboratory equipment, optical laboratory equipment, software and all related instructional materials are coordinated with, and purchased by, the Company's Purchasing Manager. This national purchasing power has enabled the Company to furnish its computer labs with modern computers at reasonable prices. Purchasing decisions are prioritized among and within colleges through the annual budget preparation process. Based on recent experience, the Company plans annual routine capital expenditures of approximately 2% of revenue.

COMPETITION

  The post-secondary education market, consisting of approximately 6,000 accredited institutions, is highly fragmented and competitive, with no institution having a significant market share. Many of the programs offered by the Company's colleges are also offered by public and private non-profit institutions, as well as by many of the approximately 2,000 proprietary colleges and schools. Typically, the tuition charged by public institutions is less than tuition charged by the Company for comparable programs because public institutions receive state tax subsidies, donations, and government grants that are not available to the Company's colleges. However, tuition at private non-profit institutions is typically higher than that at the Company's colleges. In either case, the Company believes its colleges compete effectively with other education alternatives for several reasons: (i) the Company's colleges provide instruction that immediately prepares students to enter careers; (ii) many of the Company's programs are not offered at public institutions and are the only way students can train for particular careers,
(iii) the Company's educational programs are designed to promote on-schedule completion, allowing students to move from the classroom to the workplace within a finite period; (iv) more flexible schedules and greater availability of required courses, resulting in shorter completion time and higher completion rates and (v) placement services offered by the Company are generally superior to those offered by private and public non-profit colleges and universities.

  The Company competes in most markets with other proprietary institutions offering similar programs. The Company believes that the strong franchise value of its colleges, the qualifications of its faculty, its facilities, and its emphasis on student services allow the Company to compete effectively. In addition, most of the Company's colleges have been operating in their markets for 43 or more years, which has led to a substantial number of graduates who are working in the market and validating the quality of the colleges' programs. For example, the Bryman Colleges have been a commanding presence in the healthcare education field in California for over 35 years. Many physicians and dentists in California have hired Bryman graduates and continue to view Bryman as a source of qualified Medical and Dental Assistants.

FACILITIES

  The Company's 35 colleges are located in metropolitan and suburban areas in 16 states. Facilities among the colleges vary considerably in both size and type. The Company's headquarters and 30 of its schools are located in leased facilities; five of the Company's schools are located in facilities owned by the Company. As lease expirations approach in its various facilities, the Company assesses the existing space in terms of current needs, prospects for future growth, condition of the facility, desirability of the location and financial terms. Based on the above criteria, the Company decides whether or not to relocate its schools. Since acquiring the colleges, the Company has relocated eight colleges and anticipates relocating several additional colleges prior to the end of calendar 1998. Square footage of the Company's colleges varies significantly based upon the type of programs offered and the market being served. The following table reflects square footage by location as of April 30, 1998:

                                   APPROX
                                   SQUARE
             COLLEGE               FOOTAGE
             -------               -------
RCI DIVISION
Blair College, Colorado Springs,
 CO*.............................  22,300
Duff's, Pittsburgh, PA...........  40,000
FMU, Brandon, FL ................  35,250
FMU, Ft. Lauderdale, FL .........  34,500
FMU, Lakeland, FL................  23,717
FMU, Melbourne, FL*..............  16,500
FMU, Orlando, FL North ..........  39,424
FMU, Orlando, FL South...........  31,680
FMU, Pinellas, FL................  30,344
FMU, Tampa, FL*..................  30,000
Las Vegas College, Las Vegas, NV.  17,863
Mountain West College, Salt Lake
 City, UT........................  19,620
Parks College, Thornton, CO
 North*..........................  24,000
Parks College, Aurora, CO South*.  30,000
RBI, Rochester, NY...............  29,300
Springfield College, Springfield,
 MO..............................  23,012
Western Business College,
 Vancouver, WA...................   6,930
Western Business College,
 Portland OR.....................  26,800
Corporate Offices
 Santa Ana, CA...................  21,957
 Gulfport, MS....................   1,580

                                  APPROX
                                  SQUARE
             COLLEGE              FOOTAGE
             -------              -------
CSI DIVISION
Bryman, Brookline, MA............  6,700
Bryman, El Monte, CA............. 16,943
Bryman, Gardena, CA.............. 14,356
Bryman, Los Angeles, CA.......... 13,824
Bryman, New Orleans, LA.......... 14,443
Bryman, Orange, CA............... 11,081
Bryman, San Francisco, CA........ 17,458
Bryman, San Jose, CA North....... 14,624
Bryman, San Jose, CA South.......  3,054
Bryman, Winnetka, CA.............  8,220
Bryman, Sea Tac, WA.............. 12,239
Kee Business College, Newport
 News, VA........................ 16,126
NIT, Cross Lanes, WV............. 18,000
NIT, San Antonio, TX............. 29,500
NIT, Southfield, MT.............. 22,260
NIT, Wyoming, MI................. 24,000
Skadron College, San Bernardino,
 CA.............................. 21,600

--------
*Indicates owned property.

COMPANY HISTORY

  The Company was founded in February of 1995 by David Moore, Paul St. Pierre, Frank McCord, Dennis Devereux and Lloyd Holland, the five senior managers of what was then NECI, a subsidiary of NEC, to capitalize on opportunities in career oriented post-secondary education. Between June and December of 1995, the Company acquired 16 of NECI's colleges, each of which was a diploma granting school with a focus in healthcare. In July and September of 1996, the Company completed two single campus acquisitions of additional diploma granting schools. These 18 colleges (one of which has since been closed) today comprise the Company's CSi division.

  In October of 1996, the Company completed its second multi-campus acquisition through the purchase of 18 campuses from Phillips Colleges, Inc. Each of these colleges are degree granting schools with a primary focus on degrees in business. These colleges comprise the Company's RCi division. Since this most recent acquisition, the Company has focused on improving the operations and profitability of its schools.

LEGAL PROCEEDINGS

  From time to time, the Company has been involved in legal proceedings arising in the ordinary course of business. None of the matters in which the Company is currently involved is expected to have a material adverse effect on the Company's business or financial condition.

                         FINANCIAL AID AND REGULATIONS

ACCREDITATION

  Accreditation is a voluntary non-governmental process by which institutions submit themselves to qualitative review by an organization of peer institutions. There are three types of accrediting agencies: (i) national accrediting agencies, which accredit institutions on the basis of the overall nature of the institutions without regard to geographical location; (ii) regional accrediting agencies, which accredit institutions within their geographic areas; and (iii) programmatic accrediting agencies, which accredit specific educational programs offered by institutions. Accrediting agencies primarily examine the academic quality of the instructional programs offered at the institution and also review the administrative and financial operations of the institution to insure that it has the academic and financial resources to achieve its educational mission. A grant of accreditation is generally viewed as certification that an institution and its programs meet generally accepted academic standards.

  Pursuant to provisions of the HEA, the DOE relies on accrediting agencies to determine whether an institution and its educational programs are of sufficient quality to permit it to participate in Title IV Programs. The HEA specifies certain standards that all recognized accrediting agencies must adopt in connection with their review of post-secondary institutions and requires accrediting agencies to submit to a periodic review by the DOE as a condition of their continued recognition. All of the Company's 35 colleges are accredited by an accrediting agency recognized by the DOE. Twenty of the Company's schools are accredited by the Accrediting Council for Independent Colleges and Schools ("ACICS") and the remaining fifteen are accredited by the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT").

  The following table specifies the accrediting agency and the expiration of accreditation for each college:

                                                       ACCREDITING
   COLLEGE                              LOCATION         AGENCY    EXPIRATION
   -------                              --------       ----------- ----------
   RCI DIVISION
   Blair College................. Colorado Springs, CO   ACICS     12/31/1998*
   Duff's Business Institute..... Pittsburgh, PA         ACICS     12/31/2000
   FMU--Ft. Lauderdale College... Fort Lauderdale, FL    ACICS     12/31/1999
   FMU--Orlando College, North... Orlando, FL            ACICS     August 1998+
   FMU--Orlando College, South... Orlando, FL            ACICS     August 1998+
   FMU--Orlando, Melbourne....... Melbourne, FL          ACICS     August 1998+
   FMU--Tampa College............ Tampa, FL              ACICS     August 1998+
   FMU--Tampa College, Brandon... Tampa, FL              ACICS     August 1998+
   FMU--Tampa College, Lakeland.. Lakeland, FL           ACICS     12/31/1999
   FMU--Tampa College, Pinellas.. Clearwater, FL         ACICS     12/31/1999
   Las Vegas College............. Las Vegas, NV          ACICS     12/31/2000
   Mountain West College......... Salt Lake City, UT     ACICS     12/31/2000
   Parks College North........... Thorton, CO            ACICS     12/31/2000
   Parks College South........... Aurora, CO             ACICS     12/31/2000
   Rochester Business Institute.. Rochester, NY          ACICS     12/31/2000
   Springfield College........... Springfield, MO        ACICS     12/31/2000
   Western Business College,
    Portland..................... Portland, OR           ACICS     12/31/2001
   Western Business College,
    Vancouver.................... Vancouver, WA          ACICS     12/31/2001
   CSI DIVISION
   Bryman College................ Los Angeles, CA        ACCSCT    12/31/2000
   Bryman College................ New Orleans, LA        ACCSCT    12/31/2001
   Bryman Institute.............. Brookline, MA          ACCSCT    12/31/2002
   National Institute of
    Technology................... Cross Lanes, WV        ACCSCT    12/31/2001
   Bryman College................ Orange, CA             ACCSCT    12/31/2002
   Bryman College................ Rosemead, CA           ACCSCT    12/31/1999

                                               ACCREDITING
   COLLEGE                       LOCATION        AGENCY    EXPIRATION
   -------                       --------      ----------- ----------
   Bryman College.......... San Francisco, CA    ACCSCT    12/31/2001
   Bryman College.......... SeaTac, WA           ACCSCT    12/31/2002
   Bryman College.......... Gardena, CA          ACCSCT    12/31/2002
   Bryman College.......... Winnetka, CA         ACCSCT    12/31/2001
   Bryman College North.... San Jose, CA         ACCSCT    12/31/2003
   Bryman College South.... San Jose, CA         ACCSCT    12/31/2001
   Kee Business College.... Newport News, VA     ACICS     12/31/1998*
   National Institute of
    Technology............. San Antonio, TX      ACCSCT    12/31/2001
   National Institute of
    Technology............. Southfield, MI       ACCSCT    12/31/2003
   National Institute of
    Technology............. Wyoming, MI          ACCSCT    12/31/2002
   Skadron College......... San Bernardino, CA   ACICS     12/31/2001

--------
*Currently in renewal.
+Accreditation review is currently under way and is expected to be received in August 1998.

  The HEA requires accrediting agencies recognized by the DOE to review many aspects of an institution's operations in order to ensure that the education or training offered is of sufficient quality to achieve, for the duration of the accreditation period, the stated objectives of the education or training offered. Under the HEA, recognized accrediting agencies must conduct regular inspections and reviews of the institutions they accredit, including unannounced site visits to institutions that perform career oriented education and training. In addition to periodic accreditation reviews, institutions undergoing a change of ownership must be reviewed by the accrediting agency. All of the Company's colleges have been visited and reviewed by their respective accrediting agencies subsequent to the date of acquisition by the Company. Accrediting agencies also monitor institutions' compliance during the term of their accreditation. If an accrediting agency believes that an institution may be out of compliance with accrediting standards, it may place the institution on probation or a similar warning status or direct the institution to show cause why its accreditation should not be revoked. An accrediting agency may also place an institution on "reporting" status in order to monitor one or more specific areas of the institution's performance. An institution placed on reporting status is required to report periodically to its accrediting agency on that institution's performance in specific areas. Failure to demonstrate compliance with accrediting standards in any of these instances could result in loss of accreditation. While on probation, show cause or reporting status, an institution may be required to seek permission of its accrediting agency to open and commence instruction at new locations. Only one of the Company's colleges, located in Gardena, California, is on reporting status and is required to file a report on timeliness of refunds in July 1998. The Company believes it will satisfy ACCSCT and that the college will be removed from reporting status in August 1998.

  Two of the Company's colleges were visited by their respective accrediting agencies in 1998 for regularly scheduled reaccreditation visits. Blair College in Colorado Springs and Kee Business College were visited by ACICS. In both cases, exit interviews and written Team Summary Reports indicated favorable reviews with no material findings or citations. Reaccreditation for these campuses will be voted on at the next regularly scheduled meetings of ACICS in August 1998. The Company believes that both colleges will receive new grants of accreditation, although there can be no assurance that the colleges will receive such new grants.

  Five of the Company's FMU campuses (Tampa, Brandon, Orlando North, Orlando South, and Melbourne) were considered for new grants of accreditation at the December 1997 meeting of ACICS. The Commission noted certain concerns regarding record keeping and some academic policy issues and voted to extend the current grant of accreditation until August 1998 in order to allow time for the colleges to address the specific areas of concern. The colleges were revisited in May 1998 and received favorable comments from the review team in both the exit interviews and in the follow-up Team Summary reports. The reports indicated that the colleges had satisfied the Commission's concerns and that the colleges were in compliance with all accreditation criteria. Reaccreditation for the colleges will be considered and voted on at the next regularly scheduled ACICS Commission meeting beginning on August 8, 1998.

STUDENT FINANCIAL ASSISTANCE

  Students attending the Company's schools finance their education through a combination of family contributions, individual resources, government-sponsored financial aid (including Title IV loan programs and those sponsored by the Company) and tuition reimbursement from employers. The Company estimates that over 75% of its students receive financial aid from Title IV Programs. For the 1997 fiscal year, approximately 75% of the Company's tuition and fee revenue (on a cash basis) was derived from Title IV Programs.

  To provide students access to financial assistance available through the Title IV Programs, an institution must be (i) authorized to offer its programs of instruction by the relevant agencies of the state in which it and its additional campuses, if any, are located, (ii) accredited by an accrediting agency recognized by the DOE, and (iii) certified as eligible by the DOE. In addition, the institution must comply with strict accounting and disbursement standards regarding Title IV Program funds.

  Under HEA and its implementing regulations, each of the Company's colleges that participate in Title IV Programs must comply with certain standards on an institutional basis. For purposes of these standards, the regulations define an institution as a main campus and its additional locations (formerly called "branch" campuses), if any. Under this definition, each of the Company's colleges is a separate institution, except for the following: Bryman College in New Orleans, Louisiana is an additional location of Bryman College (South) in San Jose, California; the FMU Campuses in Melbourne, Florida and Orlando, Florida (South) are additional locations of FMU, Orlando (North); FMU in Brandon, Florida is an additional location of FMU, Tampa; FMU, Lakeland is an additional location of FMU, Pinellas; Parks College (South) in Denver, Colorado is an additional location of Parks College (North) in Denver; and Western Business College in Vancouver, Washington is an additional location of Western Business College in Portland, Oregon. (Note: The Western Business College, Vancouver campus, albeit an additional location, is not accounted for separately from the main campus in Portland. Unique to the Vancouver campus, all students must complete part of their course of study at the main campus in Portland).

  All of the Company's colleges participate in Title IV Programs. Currently, four of the CSi colleges are ineligible to participate in the federal student loan program (FFEL) as a result of previous Cohort Default Rates relating to fiscal years prior to the acquisition of the schools by the Company. In 1997, the Company expanded its internal loan program to assist students in those seven colleges which lost access to FFEL loans during that year. The internal loans to these students essentially replace the loss of the FFEL loans, and thus are generally for greater amounts (average of approximately $3,200) and longer periods of time (average of approximately 4 years) than the normal installment payment plans routinely afforded to many of the Company's students to supplement their financial aid. Therefore, the risk of loss is also greater. While the Company believes it has adequate reserves against these loan balances, there can be no assurance that losses will not exceed reserves. Losses in excess of reserves could have a material adverse effect on the Company's business, results of operations and financial condition. The terms of the internal loan program are similar in most respects to the FFEL. However, unlike the FFEL, students participating in the internal loan program are required to make monthly payments while in school and there is no grace period. The interest rate and repayment period are identical to the FFEL program.

  The loss of eligibility to participate in FFEL has not had a material adverse effect on new student enrollments at the four colleges. The Company has, however, increased its bad debt reserves for the internal loans and has been negatively affected by the reduced cash flow resulting from the loss of FFEL. With the reinstatement of three of the seven schools (representing over 50% of the combined total student population in all seven schools) to the Title IV Loan Program, the Company expects the working capital needed to fund these internal loans to decrease significantly in the future. See "--Federal Support for Post-secondary Education--Cohort Default Rates," "Risk Factors-- Potential Adverse Effects of Regulation," and "Management's Discussion and Analysis--Liquidity and Capital Resources".

FEDERAL SUPPORT FOR POST-SECONDARY EDUCATION

  While many of states support their public colleges and universities through direct state subsidies, the federal government provides a substantial part of its support for post-secondary education by way of grants and loans to students who can use this money at any institution certified as eligible by the DOE. Since 1972, Congress has expanded the scope of the HEA by, among other things, (i) providing that students at proprietary institutions, such as the Company's institutions, are eligible for assistance under the Title IV Programs, (ii) establishing a program for loans to parents of eligible students, (iii) opening the Title IV Programs to part-time students, and (iv) increasing maximum loan limits and in some cases eliminating the requirement that students demonstrate financial need to obtain federally guaranteed loans. Most recently, the FDL program was enacted, enabling students to obtain loans directly from the federal government rather than from commercial lenders.

  Congress reauthorizes the student financial assistance programs of the HEA approximately every five years. In connection with the current reauthorization process, which is expected to be completed in 1998, numerous changes to the HEA have been proposed by the DOE and other parties. See "Risk Factors--Risk That Legislative Action Will Reduce Financial Aid Funding or Increase Regulatory Burden."

  Students at the Company's institutions receive grants, loans and work opportunities to fund their education under several of the Title IV Programs, of which the two largest are the FFEL program and the Federal Pell Grant ("Pell") program. The Company's institutions also participate in the Federal Supplemental Educational Opportunity Grant ("FSEOG") program, and some of them participate in the Perkins program and the Federal Work-Study ("FWS") program. None of the Company's institutions is an active participant in the William D. Ford Federal Direct Loan ("FDL") program.

  Most aid under the Title IV Programs is awarded on the basis of financial need, generally defined under the HEA as the difference between the cost of attending an educational institution and the amount a student can reasonably contribute to that cost. All recipients of Title IV Program funds must maintain a satisfactory grade point average and progress in a timely manner toward completion of their program of study.

  Pell. Pell grants are the primary component of the Title IV Programs under which the DOE makes grants to students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit. For the 1997-98 award year, Pell grants range from $400 to $2,700 per year. Amounts received by students enrolled in the Company's institutions in the 1996-97 award year under the Pell program equaled approximately 20% of the Company's tuition and fee revenue.

  FSEOG. FSEOG awards are designed to supplement Pell grants for the neediest students. FSEOG grants generally range in amount from $100 to $4,000 per year; however, the availability of FSEOG awards is limited by the amount of those funds allocated to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. The Company is required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants, scholarships and other eligible funds (i.e., funds from foundations and other charitable organizations) and, in certain states, portions of state scholarships and grants. During the 1996-97 award year, the Company's required 25% institutional match was met by approximately $403,955 in funds from its institutions and approximately $90,007 in funds from state scholarships and grants and from foundations and other charitable organizations. Amounts received by students in the Company's institutions under the federal share of the FSEOG programs in the 1996-97 award year equaled approximately 0.1% of the Company's tuition and fee revenue.

  FFEL and FDL. The FFEL program consists of two types of loans, Stafford loans, which are made available to students, and PLUS loans, which are made available to parents of students classified as dependents. Under the FDL program, students may obtain loans directly from the DOE rather than commercial lenders. The conditions on FDL loans are generally the same as on loans made under the FFEL program. None of the Company's institutions have elected to participate in the FDL program. Under the Stafford loan program, a student may borrow up to $2,625 for the first academic year, $3,500 for the second academic year and, in some educational programs, $5,500 for each of the third and fourth academic years. Students with financial need qualify for interest subsidies while in school and during grace periods. Students who are classified as independent can increase their borrowing limits and receive additional unsubsidized Stafford loans. Such students can obtain an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. The obligation to begin repaying Stafford loans does not commence until six months after a student ceases enrollment as at least a half-time student. Amounts received by students in the Company's institutions under the Stafford program in the 1996-97 award year equaled approximately 44.9% of the Company's tuition and fee revenue (on a cash basis). PLUS loans may be obtained by the parents of a dependent student in an amount not to exceed the difference between the total cost of that student's education (including allowable expenses) and other aid to which that student is entitled. Amounts received by students in the Company's institutions under the PLUS program in the 1996-97 award year equaled approximately 2.0% of the Company's tuition and fee revenue (on a cash basis).

  The Company's schools and their students use a wide variety of lenders and guaranty agencies and have generally not experienced difficulties in identifying lenders and guaranty agencies willing to make federal student loans. Seven of the Company's colleges are currently ineligible to participate on FFEL and PLUS loan programs as a result of past Cohort Default Rates that exceeded federal standards. Five of the colleges may be eligible to reapply for participation in October 1999 and the remaining two colleges may be eligible to reapply in October 2000. Additionally, the HEA requires the establishment of lenders of last resort in every state to ensure that students at any institution that cannot identify such lenders will have access to the FFEL program loans. One of the Company's colleges, Bryman College in Gardena, California, uses a lender of last resort.

  Perkins. Eligible undergraduate students may borrow up to $3,000 under the Perkins program during each academic year, with an aggregate maximum of $15,000, at a 5% interest rate and with repayment delayed until nine months after the borrower ceases to be enrolled on at least a half-time basis. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account, 75% of which was initially capitalized by the DOE. Subsequent federal capital contributions, with an institutional match in the same proportion, may be received if an institution meets certain requirements. Each institution collects payments on Perkins loans from its former students and loans those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During the 1996-97 award year, the Company collected approximately $910,745 from its former students in repayment of Perkins loans. In the 1996-97 award year, the Company had no required matching contribution. The Perkins loans disbursed to students in the Company's institutions in the 1996-97 award year equaled approximately 1% of the Company's tuition and fee revenue. In 1995, the Company's RCi colleges voluntarily chose to discontinue participating in the Perkins program. Bryman College in SeaTac, Washington also does not participate in the Perkins program.

  FWS. Under the FWS program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. During the 1996-97 award year, the Company's institutions and other organizations provided matching contributions totaling approximately $98,908. At least 5% of an institution's FWS allocation must be used to fund student employment in community service positions. FWS earnings are not used for tuition and fees. However, in the 1996-97 award year, the federal share of FWS earnings equalled .003% of the Company's tuition and fee revenue.

FEDERAL OVERSIGHT OF THE TITLE IV PROGRAMS

  The substantial amount of federal funds disbursed through the Title IV Programs coupled with the large numbers of students and institutions participating in those programs have led to instances of fraud, waste and abuse. As a result, the United States Congress has required the DOE to increase its level of regulatory oversight of institutions to ensure that public funds are properly used. Each institution which participates in the Title IV Programs must annually submit to the DOE an audit by an independent accounting firm of that institution's compliance with the Title IV Program requirements, as well as audited financial statements. The DOE also conducts compliance reviews, which include on-site evaluations, of several hundred institutions each year, and directs student loan guaranty agencies to conduct additional reviews relating to the FFEL programs. In addition, the Office of the Inspector General of the DOE conducts audits and investigations of institutions in certain circumstances. Under the HEA, accrediting agencies and state licensing agencies also have responsibilities for overseeing institutions' compliance with Title IV Program requirements. As a result, each participating institution, including each of the Company's institutions, is subject to frequent and detailed oversight and must comply with a complex framework of laws and regulations or risk being required to repay funds or becoming ineligible to participate in the Title IV Programs. In addition, the DOE periodically revises its regulations (e.g., in November 1997, the DOE published new regulations with respect to financial responsibility standards to take effect July 1, 1998) and changes its interpretation of existing laws and regulations. See "--Financial Responsibility Standards."

  Cohort Default Rates. A significant component of the Congressional initiative aimed at reducing fraud, waste and abuse was the imposition of limitations on participation in the Title IV Programs by institutions whose former students defaulted on the repayment of federally guaranteed or funded student loans at an "excessive" rate ("Cohort Default Rates"). Since the DOE began to impose sanctions on institutions with Cohort Default Rates above certain levels, the DOE has reported that more than 600 institutions have lost their eligibility to participate in some or all of the Title IV Programs. However, many institutions, including all of the Company's institutions, have responded by implementing aggressive student loan default management programs aimed at reducing the likelihood of students failing to repay their loans in a timely manner. An institution's Cohort Default Rates under the FFEL and FDL programs are calculated on an annual basis as the rate at which student borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the next federal fiscal year. An institution that participates in both the FFEL and FDL programs, including any of the Company's institutions, receives a single "weighted average" cohort default rate in place of an FFEL or FDL cohort default rate. Any institution whose cohort default rate equals or exceeds 25% for any one of the three most recent federal fiscal years may be found by the DOE to lack administrative capability and, on that basis, placed on provisional certification status for up to three years. Provisional certification status does not limit an institution's access to Title IV Program funds but does subject that institution to closer review by the DOE and possible summary adverse action if that institution commits violations of the Title IV Program requirements. Any institution whose Cohort Default Rates equal or exceed 25% for three consecutive years will no longer be eligible to participate in the FFEL or FDL programs for the remainder of the federal fiscal year in which the DOE determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. In addition, an institution whose cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all of the Title IV Programs limited, suspended or terminated. Since the calculation of Cohort Default Rates involves the collection of data from many non-governmental agencies (i.e., lenders, private guarantors or servicers), as well as the DOE, the HEA provides a formal process for the review and appeal of the accuracy of Cohort Default Rates before the DOE takes any action against an institution based on such rates.

  The Company proactively manages its students and has engaged two professional default management firms to assist the Company in reducing the Cohort Default Rates at its colleges. To date the two firms have favorably impacted the Cohort Default Rates at the Company's colleges, lowering historical default rates at certain colleges by ten percentage points or more. The Company believes that professional default management services can continue to materially improve the Cohort Default Rates at its colleges.

  For federal fiscal year 1995, the published Cohort Default Rates for the Company's CSi institutions ranged from a low of 2.6% to a high of 32.6%. For the RCi colleges, the 1995 Cohort Default Rates ranged from a low of 15.5% to a high of 28.8%. The average Cohort Default Rates for proprietary institutions nationally were 23.9%, 21.1% and 19.9% in federal fiscal years 1993, 1994 and 1995, respectively. None of the RCi colleges has had a published cohort default rate of 25% or greater for three consecutive years. Twelve of the RCi colleges had fiscal 1993 Cohort Default Rates above 25%. However, none of the RCi colleges had fiscal 1994 cohort default rates at or above 25%, and only one of the RCi colleges, Las Vegas College, had a 1995 Cohort Default Rate above 25%.

  Four of the Company's CSi institutions have default rates in excess of 25% for the most recent three consecutive federal fiscal years published (1993, 1994, 1995). The published 1995 rate for Bryman College, Los Angeles was 25.1%; the 1995 rate for Bryman College, El Monte was 26.2%; and the rate for Skadron College in San Bernardino was 25.1%. These colleges, along with two additional campuses, NIT in Wyoming, Michigan and Bryman Institute in Brookline, Massachusetts, also had default rates in excess of 25% for the 1992, 1993, and 1994 federal fiscal years. As a result, six of these colleges became ineligible to participate in the FFEL programs beginning in May 1997. The seventh, Skadron College in San Bernardino, California, had lost its eligibility to participate in the FFEL program in June of 1994.

  Through the Company's aggressive default management efforts, two of the seven colleges had fiscal 1995 published default rates below 25%: Bryman College in Brookline, Massachusetts had a default rate of 23.4% and NIT in Wyoming, Michigan had a default rate of 22.1%. Pursuant to extended negotiations with the DOE regarding reinstatement of eligibility for these seven campuses, the Company received notice in June 1998 that the DOE proposed to reinstate three of the seven colleges, provided that the Company agree not to pursue remedies for reinstatement of the remaining four campuses. The Company has agreed to the terms of the proposal and the eligibility of the three campuses to participate in the FFEL Programs has been reinstated. Of the remaining four, NIT in Wyoming, Michigan will be eligible for reinstatement in 1999 and the other three will be eligible for reinstatement in 2000, based on published rates for fiscal 1995 and prepublished rates in for fiscal 1996, respectively.

  The following table sets forth the Cohort Default Rates for the Company's institutions for federal fiscal years 1993, 1994 and 1995, and the pre-published Cohort Default Rate for federal fiscal 1996:

                                                    COHORT DEFAULT RATE
                                               ---------------------------------
                                                                      1996
                 INSTITUTION                   1993  1994  1995  (PRE-PUBLISHED)
                 -----------                   ----  ----  ----  ---------------
RCI DIVISION
Blair College, Colorado Springs, CO........... 15.0% 13.3% 15.5%      13.3%
Duff's Business Institute, Pittsburgh......... 30.8% 24.5% 17.1%      20.1%
FMU--Orlando (North, South, Melbourne)*....... 26.8% 18.8% 16.7%      19.1%
FMU--Pinellas (Lakeland)*..................... 27.8% 24.1% 21.5%      20.4%
FMU--Tampa (Brandon)*......................... 24.9% 19.9% 17.4%      19.0%
Ft. Lauderdale College........................ 28.4% 23.9% 19.8%      17.6%
Las Vegas College............................. 25.2% 23.7% 28.8%      18.9%
Mountain West College, Salt Lake City, UT..... 24.3% 18.0% 14.8%      16.4%
Parks College North and South, CO*............ 30.1% 21.8% 19.3%      15.8%
Rochester Business Institute, Rochester, NY... 21.3% 24.4% 24.6%      22.9%
Springfield College, Springfield, MO.......... 21.7% 14.8% 16.5%      19.2%
Western Bus. Col. (Portland, Vancouver)*...... 27.2% 23.0% 24.8%      22.4%
CSI DIVISION
Bryman College, Brookline, MA................. 37.9% 29.5% 23.4%      24.2%
Bryman College, El Monte, CA.................. 39.4% 31.5% 26.2%      14.7%
Bryman College, Gardena, CA................... 30.6% 23.9% 25.8%      29.2%
Bryman College, Los Angeles, CA............... 35.3% 33.6% 25.1%      19.1%
Bryman College, Orange CA..................... 24.9% 18.0% 19.5%      18.2%
Bryman College, San Francisco, CA............. 21.6% 22.6% 21.0%      24.3%
Bryman College, San Jose No. ................. 23.0% 22.5% 30.5%      22.3%
Bryman Col., San Jose South (New Orleans)*.... 35.3% 31.1% 32.6%      20.1%
Bryman College, Sea Tac, WA................... 15.0%  8.5%  7.5%       4.9%
Bryman College, Winnetka, CA.................. 28.3% 24.2% 21.4%      18.8%
Kee Business College, Newport News, VA........ 20.6% 15.4%  2.6%       8.0%
NIT, Cross Lanes, WV.......................... 28.3% 11.7% 20.7%      18.8%
NIT, San Antonio, TX.......................... 31.4% 24.3% 24.5%      17.5%
NIT, Southfield, MI........................... 32.2% 23.6% 18.9%      17.8%
NIT, Wyoming, MI.............................. 30.1% 25.9% 22.1%      14.5%
Skadron College, San Bernardino, CA........... 30.3% 28.2% 25.1%      16.6%

--------
* Indicates additional location wherein cohort default rates are blended with the main campus. Pre-published federal fiscal 1996 default rates were issued by the Department of Education on May 5, 1998, and may be appealed by the colleges.

  In addition, if an institution's cohort default rate for loans under the Perkins Program exceeds 15% for any federal award year (i.e., July 1 through June 30), that institution may be placed on provisional certification status for up to three years. Fifteen of the Company's institutions have Perkins Cohort Default Rates in excess of 15% for students who were scheduled to begin repayment in the 1997 federal award year, the most recent year for which such rates have been calculated. The Perkins Program Cohort Default Rates for these institutions ranged from 36.7% to 81.6%. Default rates in excess of 15% could result in provisional certification status.

  Beyond the efforts of the professional default management firms, each of the Company's colleges has adopted an internal student loan default management plan. Those plans emphasize the importance of meeting loan repayment requirements and provide for extensive loan counseling, along with methods to increase student persistence and completion rates and graduate employment (placement) rates. Immediately upon a student's cessation of enrollment, the professional default management firm initiates regular contact with the student, and maintains regular contact throughout the grace period, and continues this activity through the entire cohort period. The colleges continue to work with the default management firm to maintain accurate and up-to-date information on address changes, marital status changes, or changes in circumstance that may allow the student to apply for additional deferments. These activities are all in addition to the loan servicing and collection activities of FFEL lenders and guarantee agencies.

  Increased Regulatory Scrutiny. The HEA provides for a three-part initiative, referred to as the Program Integrity Triad, intended to increase regulatory scrutiny of post-secondary education institutions. One part of the Program Integrity Triad expands the role of accrediting agencies in the oversight of institutions participating in the Title IV Programs. As a result, the accrediting agencies which review and accredit the Company's campuses have increased the breadth of such reviews and have expanded their examinations in such areas as financial responsibility and timeliness of student refunds. The Program Integrity Triad provisions also require each accrediting agency recognized by the DOE to undergo comprehensive periodic reviews by the DOE to ascertain whether such accrediting agency is adhering to required standards.

  A second part of the Program Integrity Triad tightened the standards to be applied by the DOE in evaluating the financial responsibility and administrative capability of institutions participating in the Title IV Programs. In addition, the Program Integrity Triad mandated that the DOE periodically reviews the eligibility and certification to participate in the Title IV Programs of every such eligible institution. By law, all institutions were required to undergo such a recertification review by the DOE by 1997 and are required to undergo such a recertification review every four years thereafter. Under these standards, each of the Company's institutions will be evaluated by the DOE more frequently than in the past. A denial of recertification would preclude an institution from continuing to participate in the Title IV Programs.

  A third part of the Program Integrity Triad required each state to establish a State Post-Secondary Review Entity ("SPRE") to review certain institutions within that state to determine their eligibility to continue participating in the Title IV Programs. However, no SPREs are actively functioning. The United States Congress has declined to provide funding for the SPREs. Nevertheless, state requirements are important to an institution's eligibility to participate in the Title IV Programs since an institution must be licensed or otherwise authorized to operate in the state in which it offers education or training services in order to be certified as eligible. See "State Authorization."

  Financial Responsibility Standards. All institutions participating in the Title IV Programs must satisfy a series of specific standards of financial responsibility. Institutions are evaluated for compliance with those requirements in several circumstances, including as part of the DOE's quadrennial recertification process and also annually as each institution submits its audited financial statements to the DOE. One standard requires each institution to demonstrate an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year. Another standard requires that each institution have a positive tangible net worth at the end of each fiscal year. A third standard prohibits any institution from having a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of that institution's tangible net worth as measured at the beginning of that two-year period. The DOE may measure an institution's financial responsibility on the basis of the financial statements of the institution itself or the financial statements of the institution's parent company, and may also consider the financial condition of any other entity related to the institution.

  An institution that is determined by the DOE not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in the Title IV Programs if it can demonstrate to the DOE that it is financially responsible on an alternative basis. An institution may do so by posting surety either in an amount equal to 50% (or greater, as the DOE may require) of the total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% (or greater, as the DOE may require) of such prior year's funds if the institution also agrees to provisional certification and to transfer to the reimbursement or cash monitoring system of payment for its Title IV Program funds. The DOE has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the DOE. Alternatively, an institution may demonstrate, with the support of a statement from a certified public accountant and other information specified in the regulations, that it was previously in compliance with the numeric standards and that its continued operation is not jeopardized by its financial condition.

  In reviewing the Company's two major acquisitions, the DOE has measured financial responsibility differently for each acquisition. In the NEC Acquisition in 1995, the DOE reviewed the financial statements of the institutions only, while in the Phillips Acquisition in 1996, the DOE reviewed the financial statements of both the institutions and the Company. At the time of the NEC Acquisition, (and subsequently, at the time of the Repose Acquisition and Concorde Acquisitions) all of the CSi colleges met the financial responsibility requirements set forth by the DOE. At the time of the Phillips Acquisition, the DOE elected to review the financial statements of both the institutions and the Company and, as a result of the debt incurred to purchase the colleges, determined that the Company did not meet the tangible net worth requirement. As a result of negotiations with the DOE prior to the acquisition, the DOE and the Company agreed to the posting of an irrevocable letter of credit in favor of the DOE in the amount of $1.0 million. In addition, the 18 colleges would remain on the reimbursement program (they had been placed on reimbursement under prior ownership). Although the $1.0 million letter of credit is less than the amount normally required under such circumstances, the DOE agreed to these terms in order to facilitate the sale of the colleges to CCi. The need for and sufficiency of the letter of credit are scheduled to be reviewed annually subsequent to receipt of the Company's annual audited financial statements.

  Although the above letter of credit is the only outstanding financial responsibility requirement currently in effect, the DOE has not yet responded to the annual audited financial statements submitted by the Company for the 1997 fiscal year. Based on these audits, eight of the Company's colleges fail to meet one or more of the financial responsibility tests. Three of the colleges fail to meet the acid test ratio and five of the colleges fail to meet the profitability test. In addition, the Company, on a consolidated basis, fails to meet the financial responsibility tests. However, at the CSi operating company level, and at the RCi operating company level, all financial responsibility tests were met. There can be no assurance at this time that the DOE, upon review of the 1997 fiscal year audited financial statements, will not require that the Company post additional letters of credit in accordance with its regulations. Since the RCi colleges are already on reimbursement, the Company is not aware of any additional requirements that may be imposed beyond the posting of letters of credit. Moreover, since RCi is already on reimbursement, and since the Company has posted a letter of credit as required by the regulations, by definition the Company believes that it currently meets financial responsibility standards as set forth by the DOE. There is no assurance, however, that the DOE may not impose additional requirements for letters of credit based upon review of the Company's fiscal 1997 financial statements, and such actions could have a material adverse effect on the Company's business, results of operations and financial condition, and on its ability to generate sufficient liquidity to continue to fund growth in its operations and purchase other institutions. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources").

  In accordance with applicable law, the DOE will be required to rescind the letter of credit and any related requirements if the Company and its colleges demonstrate that they satisfy the standards of financial responsibility, using accounting treatments that are acceptable to the DOE. Further, the Company believes that in the conduct of its next review of the financial responsibility of the Company and its colleges, the DOE will consider financial information reflecting the results of the offering, as well as the 1998 fiscal year audited financial statements of each entity. The Company expects to receive net proceeds from the Offering of approximately $39.9 million (assuming an initial public offering price of $15.00 per share). (See "Use of Proceeds"). Management believes that the Company's post-Offering financial position will enable the Company to satisfy the DOE's standards of financial responsibility on a Company basis. However, there can be no assurance that all of the Company's colleges will meet each financial responsibility test in the future or that the DOE would not require the Company to post a letter of credit or take other similar action with respect to an individual college which did not meet those tests.

  In November 1997, the DOE published new regulations regarding financial responsibility that are scheduled to take effect on July 1, 1998. The regulations provide a transition year alternative which will permit institutions to have their financial responsibility for the 1998 fiscal year measured on the basis of either the new regulations or the current regulations, whichever are more favorable to the Company. Under the new regulations, the DOE will calculate three financial ratios for an institution, each of which will be scored separately and which will then be combined to determine the institution's financial responsibility. If an institution's composite score is below the minimum requirement for unconditional approval but above a designated threshold level, such institution may take advantage of an alternative that allows it to continue to participate in the Title IV Programs for up to three years under additional monitoring and reporting procedures. If an institution's composite score falls below this threshold level or is between the minimum for unconditional approval and the threshold for more than three consecutive years, the institution will be required to post a letter of credit in favor of the DOE. The Company does not believe that these new regulations will have a material effect on the Company's compliance with the DOE's financial responsibility standards.

  The Company believes that the DOE will consider the new financial responsibility regulations or the current regulations, whichever are more favorable to the Company, for audited financial statements filed with the DOE subsequent to publication of the new regulations in November 1997. The Company filed its 1997 audited financial statements with the DOE in December 1997 and thus believes the DOE will apply such new regulations to the Company if they prove more favorable. Under the new regulations, only one of the Company's schools (FMU--Ft. Lauderdale College) would not be considered to be financially responsible based on the new required calculations. However, this college would nevertheless be considered financially responsible by virtue of being on the reimbursement program and being covered by the existing letter of credit for RCi. Two of the Company's schools (Blair College in Aurora, Colorado and NIT in Wyoming, Michigan) are in the Intermediate Zone and thus meet financial responsibility tests under additional monitoring and reporting procedures for up to three years. The Company's two operating divisions both meet the financial responsibility criteria under the new regulations, but the Company, on a consolidated basis, does not. The Company expects to meet such new standards on a consolidated basis after giving effect to the Offering and currently meets such standards in any event by having previously post a letter of credit.

  Under a separate standard of financial responsibility, if an institution has made late Title IV refunds to students in its prior two years, the institution is required to post a letter of credit in favor of the DOE in an amount equal to 25% of the total Title IV Program refunds paid by the institution in its prior fiscal year. As of July 1, 1997, this standard has been modified to exempt an institution if it has not been found to make late refunds to 5% or more of its students in either of the two most recent fiscal years and has not been cited for a reportable condition or material weakness in its internal controls related to late refunds in either of its two most recent fiscal years. Based on this standard, the Company currently has no outstanding letters of credit related to late refunds. However, seven of the Company's colleges have been cited for late refunds in their annual audits. Although there are no citations for material weaknesses in the Company's nor its colleges' internal controls, there can be no assurance that, upon review by the DOE, that the Company may be required to post letters of credit in favor of the DOE on behalf of the affected colleges.

  Restrictions on Acquiring or Opening Additional Schools and Adding Educational Programs. An institution which undergoes a change of ownership resulting in a change in control, including all the institutions the Company has acquired or will acquire, must be reviewed and recertified for participation in the Title IV

Programs under its new ownership. Pending recertification, the DOE suspends Title IV Program funding to that institution's students except for certain Title IV Program funds that were committed under the prior owner. If an institution is recertified following a change of ownership, it will be on a provisional basis. During the time an institution is provisionally certified, it may be subject to closer review by the DOE and to summary adverse action for violations of Title IV Program requirements, but provisional certification does not otherwise limit an institution's access to Title IV Program funds. All of the Company's schools have been provisionally certified.

  In addition, the HEA generally requires that proprietary institutions be fully operational for two years before applying to participate in the Title IV Programs. However, under the HEA and applicable regulations, an institution that is certified to participate in the Title IV Programs may establish an additional location and apply to participate in the Title IV Programs at that location without reference to the two-year requirement, if such additional location satisfies all other applicable eligibility requirements. The Company's expansion plans are based, in part, on its ability to acquire schools that can be recertified and to open additional locations as part of its existing institutions.

  Generally, if an institution eligible to participate in the Title IV Programs adds an educational program after it has been designated as an eligible institution, the institution must apply to the DOE to have the additional program designated as eligible. However, an institution is not obligated to obtain DOE approval of an additional program that leads to an associate's, bachelor's, professional or graduate degree or which prepares students for gainful employment in the same or related recognized occupation as an educational program that has previously been designated as an eligible program at that institution and meets certain minimum length requirements. Furthermore, short-term educational programs, which generally consist of those programs that provide at least 300 but less than 600 clock hours of instruction, are eligible only for FFEL funding and only if they have been offered for a year and the institution can demonstrate, based on an attestation by its independent auditor, that 70% of all students who enroll in such programs complete them within a prescribed time and 70% of those students who graduate from such programs obtain employment in the recognized occupation for which they were trained within a prescribed time. Certain of the CSi colleges offer such short term programs, but students enrolled in such programs represent a small percentage of the total enrollment of the Company's colleges. In the event that an institution erroneously determines that an educational program is eligible for purposes of the Title IV Programs without the DOE's express approval, the institution would likely be liable for repayment of the Title IV Program funds provided to students in that educational program. The Company does not believe that the DOE's regulations will create significant obstacles to its plans to add new programs.

  Certain of the state authorizing agencies and accrediting agencies with jurisdiction over the Company's campuses also have requirements that may, in certain instances, limit the ability of the Company to open a new campus, acquire an existing campus or establish an additional location of an existing institution or begin offering a new educational program. The Company does not believe that those standards will have a material adverse effect on the Company or its expansion plans.

  Ability to Benefit Regulations. Under certain circumstances, institutions may elect to admit non-high school graduates into certain of its programs of study. In such instances, the institution must demonstrate that the student has the "ability to benefit" from the program of study ("ATB"). Historically, the basic evaluation method to determine that a student has the ability to benefit from the program has been the student's achievement of a minimum score on a test approved by the DOE. On December 25, 1996, the DOE tightened its regulations regarding ATB testing, reducing the list of approved tests to eight, and requiring institutions to institute cut off scores that were determined solely by the test developers.

  Twelve of the Company's CSi colleges admit ATB students into their programs. The twelve colleges had been successful in evaluating ATB students through the use of the CPAT test, a nationally recognized test which is used by many institutions. Prior to the December 25, 1996 regulation, the twelve colleges applied a composite cutoff score of 125 to the three part test. The integrity of this scoring was validated over the years by the completion and placement success of ATB students admitted into the Company's colleges. The new regulation required that the cut-off score for the CPAT test be increased to 129 and that a minimum score be achieved in each of the three sections of the test, in lieu of using a composite score. The ATB testing regulations imposed by the DOE have had a negative effect on pass rates and new enrollments by ATB students. The pass rate dropped, subsequent to the implementation of the new regulation, to 40%, down from 70% before December 25, 1996. The Company's twelve colleges experienced declining enrollments among the ATB population during the January 1997 to June 1997 period.

  In addition to the testing requirements, the DOE regulations also prohibit enrollment of ATB students from constituting 50% or more of the total enrollment of the institution. None of the Company's colleges that accept ATB students has an ATB enrollment population that exceeds 50% of the total enrolled population.

  The Company initiated an intensive tutorial and test preparation program at the affected colleges beginning in February 1997. Over the next few months, pass rates began to increase and ultimately reached a high of 65%. Currently, the pass rate for the ATB test at the twelve affected CSi colleges ranges between 55% and 65%. The Company believes that at these pass rates, the colleges' enrollment of ATB students can continue to grow for the foreseeable future.

  The "85/15 Rule." Under a provision of the HEA commonly referred to as the "85/15 Rule," a proprietary institution, such as each of the Company's institutions, would cease being eligible to participate in the Title IV Programs if, on a cash accounting basis, more than 85% of its revenue for the prior fiscal year was derived from the Title IV Programs. Any institution that violates the 85/15 Rule immediately becomes ineligible to participate in the Title IV Programs and is unable to apply to regain its eligibility until the following fiscal year. The Company has calculated that, since this requirement took effect in 1995, none of the Company's institutions have derived more than 84.5% of its revenue from the Title IV Programs for any fiscal year, and that for 1996 the range for the Company's institutions was from approximately 20.7% to approximately 84.4%. The Company regularly monitors compliance with this requirement in order to minimize the risk that any of its institutions would derive more than 85% of its revenue from the Title IV Programs for any fiscal year. If an institution appears likely to approach the 85% threshold, the Company would evaluate the appropriateness of making changes in student funding and financing to ensure compliance with the 85/15 Rule.

  Restrictions on Payment of Bonuses, Commissions or Other Incentives. The HEA prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity for programs eligible for Title IV Program funds. The Company believes that its current compensation plans are in compliance with HEA standards.

STATE AUTHORIZATION

  Each of the Company's campuses is authorized to offer educational programs and grant degrees or diplomas by the state in which such campus is located. The level of regulatory oversight varies substantially from state to state. In some states, the campuses are subject to licensure by the state education agency and also by a separate higher education agency. State laws establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit the ability of the Company to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the DOE. The Company believes that each of its campuses is in substantial compliance with state authorizing and licensure laws.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the Company's executive officers, directors and selected key employees:

               NAME              AGE                  POSITION
               ----              ---                  --------
                                     President, Chief Executive Officer,
   David G. Moore..............   59  Director
   Paul R. St. Pierre..........   52 Executive Vice President, Marketing and
                                      Admissions, Secretary, Director
   Frank J. McCord.............   54 Executive Vice President and Chief
                                      Financial Officer, Treasurer
   Lloyd W. Holland............   60 Executive Vice President, Business
                                      Analysis and Financial Aid, Assistant
                                      Treasurer
   Dennis L. Devereux..........   51 Executive Vice President, Human Resources,
                                      Assistant Secretary
   Loyal Wilson................   50 Director
   Nominee.....................      Director
   Nominee.....................      Director
   Mary H. Barry...............   49 Vice President, Education
   Beth A. Wilson..............   46 Vice President, Operations

  DAVID G. MOORE has served as President and Chief Executive Officer and a Director of the Company since its inception in July 1995. Immediately prior to forming the Company, he was President of National Education Centers, Inc., a subsidiary of National Education Corporation. From 1992 to 1994, Mr. Moore served as President of DeVry Institute of Technology in Los Angeles, where he developed DeVry's West Coast operation and its growth strategy for the 11 western states. From 1980 to 1992 he was employed by Mott Community College in Flint, Michigan, where he was President from 1984 to 1992. Mr. Moore served as Dean, Management from 1982 to 1984 and Dean, Management Information Systems from 1980 to 1982. From 1960 to 1980 Mr. Moore served a distinguished career in the U. S. Army, retiring at the rank of Colonel. Mr. Moore received a Bachelor of Arts in Political Science from Seattle University and Master of Business Administration from the University of Puget Sound. He has also completed the Management of Higher Education Program at Harvard University, post graduate studies in Higher Education Management at the University of Michigan and graduate study and research in Computer Science at Kansas State University.

  PAUL R. ST. PIERRE has served as Vice President, Marketing & Admissions and a Director of the Company since its inception in July 1995. He was promoted to Executive Vice President in April 1998. He was employed by National Education Centers, Inc. from 1991 to 1995. His first assignment at NECI was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NEC) and as Vice President, Marketing & Admissions for NEC. From 1986 to 1991, Mr. St. Pierre was employed by Allied Education Corporation, initially as School Director, but the majority of the period as Regional Operations Manager. He was employed as School Director at Watterson College in 1985. From 1982 to 1985, Mr. St. Pierre was Executive Vice President and Partner for University Consulting Associates, principally responsible for the marketing and sales of education services, on a contract basis, to institutions of higher education. He was previously employed, from 1980 to 1982 as Division Manager for the Institute for Professional Development, a division of Apollo Group. Mr. St. Pierre received a Bachelor of Arts in Philosophy from Stonehill College, a Master of Arts in Philosophy from Villanova University and is a Ph.D. candidate in Philosophy at Marquette University.

  FRANK J. MCCORD has served as Vice President & Chief Financial Officer for the Company since its inception in July 1995. He was promoted to Executive Vice President in April 1998. He was employed by National Education Centers, Inc. as Vice President, Finance & Administration from 1994 to 1995. From 1980 to 1994, Mr. McCord was employed by Atlantic Richfield Company ("ARCO"). From 1989 to 1994, he was Business Manager/Controller and Director for ARCO Marine, Inc. During the period 1980 to 1989 his assignments at ARCO ranged from Senior Internal Auditor to Audit Manager. From 1976 to 1980, Mr. McCord served in the
U. S. Army as Management Analyst, Internal Review Officer and Budget Officer, attaining the rank of Captain. He received a Bachelor's Degree in Business Administration (Accounting) from North Texas State University. Mr. McCord is also a Certified Public Accountant and Certified Internal Auditor.

  LLOYD W. HOLLAND has served as Vice President, Business Analysis & Financial Aid for the Company since its inception in July 1995. He was promoted to Executive Vice President in April 1998. He was employed by National Education Centers, Inc. from 1987 to 1995 in financial positions including Regional Controller, Group Controller, Vice President, Finance & Administration and Director of Finance. Mr. Holland was employed by Bonney Forge Corporation from 1984 to 1987 as Division Controller, then Corporate Controller. From 1978 to 1979, he was Controller for SMC Corporation. Mr. Holland was employed by Rockwell International Corporation at various Midwest plant locations during the period 1969 to 1978, in positions ranging from Manager, General Accounting to Division Controller. From 1963 to 1969, he was employed in various accounting and cost accounting positions. Mr. Holland received a Bachelor of Science in Accounting from Point Park College in Pittsburgh, Pennsylvania.

  DENNIS L. DEVEREUX has served as Vice President, Human Resources for the Company since its inception in July 1995. He was promoted to Executive Vice President in April 1998. He was employed by National Education Centers, Inc. as its Vice President, Human Resources from 1988 to 1995. From 1987 to 1988 he was Director, Human Resources for Jacobs Engineering Group, Inc. He was employed by American Diversified Companies, Inc. as its Director, Human Resources from 1985 to 1987. From 1973 to 1984, Mr. Devereux was employed by Bechtel Group, Inc. in a variety of human resources management positions, including Personnel Manager for a subsidiary company and Personnel Supervisor for a major construction site and within a large regional operation. Previously, he was employed in a compensation assignment with Frito-Lay, Inc. and as Personnel Manager and Personnel Assistant with Anaconda Wire & Cable Company from 1969 to 1973. Mr. Devereux received a Bachelor of Science in Business Administration (Industrial Relations) from California State University, Long Beach.

  LOYAL WILSON has served as a Director of the Company since its inception in July 1995. He is a Managing Director of Primus Venture Partners, Inc. Mr. Wilson has been in the venture capital business since 1975, and formerly was with First Chicago Corporation. He is also a Director of NeuroControl Corporation, REALOGIC, Inc., Southern Assisted Living, Inc., Transfusion Technologies Corporation, and STERIS Corporation. Mr. Wilson was a former Director of DeVRY, Inc. and currently is a Trustee of the Cleveland Clinic Foundation. He received a Bachelor of Arts in Economics from the University of North Carolina and a Masters in Business Administration from Indiana University.

  MARY H. BARRY has served as Vice President, Education for the Company since April 1998. She was previously employed by University of Phoenix from 1992 through April 1998, where her assignments included Director of Academic Affairs, Director of Administration and Director of the California Center for Professional Education. From 1990 to 1991, Ms. Barry was Director of National College. During the period 1980 to 1990, she was employed in the banking industry as Senior Vice President of Marquette Banks, Director for Citibank, South Dakota and Vice President of First National Bank, Chicago. Ms. Barry served as a public affairs officer in the U.S. Marine Corps from 1971 to 1979, achieving the rank of Major. Ms. Barry earned a Bachelor of Science in Speech/Drama from Bowling Green State University, a Master of Management from Northwestern University and a Juris Doctorate from Western State University.

  BETH A. WILSON has been employed by the Company since its inception in July 1995. She is currently Vice President, Operations for Corinthian Colleges, Inc. Previously, she was Regional Operations Director for the College Region of Rhodes Colleges, Inc. from May 1997 to June 1998. From July 1995 to May 1997 she was Operations Director and Regional Operations Director for Corinthian Schools, Inc. Ms. Wilson was employed by National Education Centers, Inc. from 1991 to 1995, initially as Executive Director of its Capital Hill campus, then as Area Operations Manager. From 1990 to 1991, she was Vice President, Branch Operations for National College. She was employed by United Education and Software from 1984 to 1990, initially as Executive Director of a business school, then as Group Manager for four to fifteen locations and finally as Vice President, Administration. She was Scholarship Administrator for National University from 1982 to 1984 and Assistant Director of American Business College from 1976 to 1981. Ms. Wilson earned an MBA from National University and a Bachelor of Arts degree from California State College, Sonoma.

BOARD COMMITTEES

  Concurrent with the Offering, the Board of Directors will establish an Audit Committee and a Compensation Committee. Both the Audit Committee and the Compensation Committee will be composed entirely of directors who are not officers or employees of the Company.

  The Audit Committee will generally have responsibility for recommending independent auditors to the Board of Directors for selection, reviewing the plan and scope of the annual audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing.

  The Compensation Committee will generally have the responsibility for recommending to the Board guidelines and standards relating to the determination of executive compensation, reviewing the Company's executive compensation policies and reporting to the Board of Directors regarding the foregoing. The Compensation Committee will also have responsibility for administering the Company's incentive compensation plans, determining the number of options to be granted to the Company's executive officers pursuant to such plans and reporting to the Board of Directors regarding the foregoing.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS

  Subsequent to the closing of the Offering, all directors who are not
employees of the Company will be paid an annual fee of $   and will be paid
$   for each Board meeting attended and $   for each Board committee meeting
attended. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. The Company has adopted the 1998 Performance Award Plan, providing for annual option grants to each director who is not an employee of the Company. See "Benefit Plans--Performance Award Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Upon consummation of the Offering, the Compensation Committee will consist of two non-employee directors. During the year ended June 30, 1997, the Company did not have a Compensation Committee. David Moore, the Chief Executive Officer, and Loyal Wilson, a non-employee director, made all decisions concerning executive compensation during the year ended June 30, 1997.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted a provision in its Second Amended and Restated Certificate of Incorporation (the "Certificate") that limits the liability of its directors for monetary damages arising from a breach of their fiduciary duties as directors. The Company's Bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company also has officer and director liability insurance with respect to certain liabilities. See "Description of Capital Stock--Limitation of Liability of Directors and Indemnification of Directors and Officers."

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information with respect to compensation paid to the named executive officers during the fiscal year ended June 30, 1997.

                                      ANNUAL COMPENSATION
                               ----------------------------------
                                                                    ALL OTHER
       NAME AND PRINCIPAL      SALARY              OTHER ANNUAL   COMPENSATIONS
            POSITION             ($)   BONUS ($) COMPENSATION ($)    ($)(1)
       ------------------      ------- --------- ---------------- -------------
   David G. Moore............  199,327  20,000        14,123(2)       4,124
    President and Chief
     Executive Officer
   Paul St. Pierre...........  173,019  20,000        27,670(3)       3,224
    Executive Vice President,
     Marketing
   Frank J. McCord...........  166,442  20,000        24,033(4)         --
    Executive Vice President
     and Chief Financial
     Officer
   Dennis L. Devereux........  159,865  20,000        30,568(5)       4,500
    Executive Vice President,
     Human Resources
   Lloyd W. Holland..........  159,865  20,000        24,158(6)       4,500
    Executive Vice President,
     Business Analysis and
     Financial Aid

--------
(1) Represents the Company's matching contribution to the employees' 401(k) Plan. This benefit is provided to all eligible Company employees on a 100% matching basis up to 2% of each employee's annual salary.

(2) Includes $9,200 for auto allowance and a special one-time gross up of $612 to help defray taxes associated with a previous auto reimbursement program that was terminated on December 31, 1996.

(3) Includes $9,200 for auto allowance and a special one-time gross up of $6,990 to help defray taxes associated with a previous auto expense reimbursement program that was terminated on December 31, 1996.

(4) Includes $9,200 for auto allowance and a special one-time gross up of $5,117 to help defray taxes associated with a previous auto reimbursement program that was terminated on December 31, 1996.

(5) Includes $9,200 for auto allowance and a special one-time gross up of $8,635 to help defray taxes associated with a previous auto expense reimbursement program that was terminated on December 31, 1996.

(6) Includes $9,200 for auto allowance and a special one-time gross up of $6,077 to help defray taxes associated with a previous auto expense reimbursement program that was terminated on December 31, 1996.

                         OPTION GRANTS IN FISCAL 1998

  The following table contains information concerning the grant of stock options by the Company to the named executive officers during fiscal 1998.

                                                                                       POTENTIAL
                                                                                       REALIZABLE
                                                                                        VALUE AT
                                                                                     ASSUMED ANNUAL
                                                                                     RATES OF STOCK
                                                                                         PRICE
                                                                                      APPRECIATION
                                           PERCENTAGE OF TOTAL                         FOR OPTION
                             NUMBER OF     OPTIONS GRANTED TO  EXERCISE                 TERM(1)
                         SHARES UNDERLYING EMPLOYEES IN FISCAL  PRICE     EXPIRATION --------------
NAME                      OPTIONS GRANTED         YEAR          ($/SH)       DATE    5% ($) 10% ($)
----                     ----------------- ------------------- --------   ---------- ------ -------
David G. Moore..........      11,068(2)            9.1          12.47(3)  6/30/2008  86,799 219,965
Paul St. Pierre.........      11,068(2)            9.1          12.47(3)  6/30/2008  86,799 219,965
Frank J. McCord.........      11,068(2)            9.1          12.47(3)  6/30/2008  86,799 219,965
Lloyd W. Holland........      11,068(2)            9.1          12.47(3)  6/30/2008  86,799 219,965
Dennis L. Devereux......      11,068(2)            9.1          12.47(3)  6/30/2008  86,799 219,965

--------
(1) Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rate (set by the SEC), compounded annually, for the term of the option. The 5% and 10% rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increases in the price of the Common Stock.

(2) The Options were granted under the Company's 1998 Performance Award Plan and are each incentive stock options that vest in four equal annual installments on each of the first four anniversaries of the award date.

(3) The exercise price of these options equals the fair market value of the option shares on the date of grant as determined by the Company's Board of Directors based upon the evaluation of an independent appraisal firm.

                         FISCAL YEAR-END OPTION VALUES

  The following table contains information regarding the Named Executive Officers' unexercised options as of June 30, 1998. None of the named executive officers exercised any options during fiscal 1998.

                                        NUMBER OF SHARES    VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                                         OPTIONS AS OF         AS OF JUNE 30,
NAME                                    JUNE 30, 1998(1)          1998(2)
----                                 ---------------------- --------------------
David G. Moore......................         11,068               $28,002
Paul St. Pierre.....................         11,068               $28,002
Frank J. McCord.....................         11,068               $28,002
Lloyd W. Holland....................         11,068               $28,002
Dennis L. Devereux..................         11,068               $28,002

--------
(1) All of the options were granted as of June 30, 1998 and none of the options are currently exercisable.

(2) The value per option is calculated by subtracting the exercise price of the option from the assumed public offering price of the Common Stock of $15.00.

BENEFIT PLANS

 Performance Award Plan

  The Company's 1998 Performance Award Plan (the "Plan") provides for the grant of Options and stock appreciation rights ("SARs"), Restricted Stock Awards, Performance Share Awards and Stock Bonuses (collectively "Awards"). While only Options are contemplated at this time, the other forms of Awards allow the Company flexibility to incentivize and reward employees of the Company in the future. Employees, officers, directors, and consultants of the Company and its Subsidiaries may be selected for Plan participation. Only persons selected by the Board can receive Awards under the Plan. A maximum of 529,134 shares of Common Stock may be issued under the Plan (subject to adjustment upon the occurrence of certain events which affect the Common Stock) or approximately 6.92% of the outstanding shares prior to the Offering. The aggregate number of shares subject to Options and SARs granted under the Plan to any one person in a calendar year can not exceed 22,047 shares. The aggregate number of shares subject to all Awards granted under the Plan to any one person in a calendar year can not exceed 22,047 shares.

  Each of the Awards under the Plan accelerate and become immediately vested and exercisable (subject to the right of the Board of Directors to limit such acceleration) upon a Change of Control of the Company. A Change of Control would occur upon the approval by the stockholders of the Company of (i) the dissolution or liquidation of the Company, (ii) an agreement to merge or consolidate the Company into another entity where the stockholders of the Company immediately prior to such merger or consolidation would have less than 50% of the outstanding voting securities of the surviving entity, or (iii) the sale of all or substantially all of the assets of the Company to an entity that is not a subsidiary or affiliate.

 401(k) Profit Sharing Plan

  The Company provides a 401(k) retirement savings plan to employees who have completed 1,000 hours of service in 12 months of employment. The plan allows eligible employees to defer up to 16% of their compensation or the statutory limit each year, whichever is less. The Company matches a portion of the compensation deferred by the employee at a level which is established by the Company at its discretion from time to time. The Company currently matches 100% of the first 2% of compensation deferred by the employee. In addition, the plan also allows a discretionary Company contribution to participating employee accounts from the Company's net profit. In the fiscal year ending June 30, 1997, the Company contributed $243,570 in basic company match to employee accounts in this program. No discretionary additional contribution was made by the Company in the fiscal year ending June 30, 1997.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company has entered into the following arrangements with certain of its executive officers, directors, and beneficial holders of more than five percent of its voting stock.

 Transactions Between the Company and Certain Executive Officers

  On November 24, 1997, the Company entered into a separate Amended and Restated Executive Stock Agreement with each of David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux (collectively, the "Executives") (the "Amended Stock Agreements"). Each Amended Stock Agreement amended and restated an earlier Executive Stock Agreement between the Company and each of the Executives dated as of June 30, 1995, (hereinafter collectively, the "Original Executive Stock Agreements", and together with the Amended Stock Agreements, the "Executive Stock Agreements").

  Pursuant to the Executive Stock Agreements, each Executive purchased 440,945 shares of Common Stock and between 110,236 and 275,591 shares of Nonvoting Common Stock, each at a price of $0.2268 per share. Each Executive paid for the Common Stock by delivering (i) $80,025 in cash, and (ii) shares of common stock in the Company's predecessor which the Executive had previously purchased, and with respect to which each Executive had made previous capital contributions of $20,000. Each Executive borrowed money from the Company to purchase their respective shares of Nonvoting Common Stock.

  Each of the Executive Stock Agreements provide for a vesting schedule for the Executives' Common Stock and Nonvoting Common Stock. As of June 30, 1998, 87.5% of each of the Executives' Common Stock was vested and none of the Executives' Nonvoting Common Stock was vested. Pursuant to the Executive Stock Agreements, all Executive Common Stock will vest upon a "Qualified Public Offering" (as defined therein). The Company anticipates that the Offering will constitute a "Qualified Public Offering" and that the Executives' Common Stock will completely vest upon completion of the Offering. Upon vesting, the Company will lose certain repurchase rights with respect to the unvested Executive Common Stock. The Executive Nonvoting Common Stock vests upon the occurrence of a "Trigger Event" (as defined in the Executive Stock Agreements) which includes an initial public offering of a specified size. The Company anticipates that the Offering will be of sufficient size that all of the Executives' Nonvoting Common Stock will vest concurrently with the Offering. The Company also anticipates that, upon vesting, each of the Executives will exercise their rights under the Executive Stock Agreements to require the Company to exchange each share of the Executives' Nonvoting Common Stock for an identical number of shares of Common Stock.

  Each of the Executive Stock Agreements provides for a severance benefit for each of the Executives in the event he is terminated by the Company, other than for Cause, in an amount equal to the Executive's base salary (excluding bonuses) during the preceding 12 months, payable on a monthly basis in equal installments for each of the twelve succeeding months following the Executive's termination. Cause is defined as (i) the commission of a felony or a crime of moral turpitude or any act involving dishonesty, disloyalty or fraud, (ii) conduct that brings the Company into public disgrace or disrepute,
(iii) substantial or repeated failure to perform duties directed by the Board of Directors, (iv) gross negligence or willful misconduct relating to the Company, or (v) any material breach of the Executive Stock Agreement.

  The money borrowed by the Executives from the Company to purchase their Nonvoting Common Stock is evidenced by Promissory Notes (collectively, the "Executive Notes") entered into on June 30, 1995 between each of the Executives and the Company. The Executive Notes are payable on demand and bear interest at the lesser of (i) 7.07% per annum, or (ii) the highest rate allowed by applicable law, payable when the principal becomes due and payable. Each Executive Note is secured by a pledge to the Company of the respective Executive's Nonvoting Common Shares. Mr. Moore's Executive Note is in the aggregate principal amount of $62,437 and, as of March 31, 1998, the accrued interest on such note was $13,357. Mr. St. Pierre's Executive Note is in the aggregate principal amount of $49,950 and, as of March 31, 1998, the accrued interest on such note was $10,685. Each of Messrs. McCord, Holland and Devereux have Executive Notes in the principal amount of $24,975 and, as of March 31, 1998, the accrued interest on each of such notes was $5,343.

 Transactions Between the Company and Certain Directors and Security Holders

  Loyal Wilson has served as a Director of the Company since its inception in 1995. Mr. Wilson is also a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership, which holds more than 5% of the Common Stock of the Company. On October 17, 1996, Primus and Banc One entered into a Subordinated Note and Warrant Purchase Agreement with the Company (as subsequently amended on November 24, 1997, the "Subordinated Note Agreement"). Pursuant to the Subordinated Note Agreement, the Company incurred indebtedness to Primus and Banc One evidenced by Subordinated Notes (the "Subordinated Notes") in an aggregate principal amount of $1.0 million and $4.0 million, respectively. The Subordinated Notes have an interest rate of 12% per annum, a maturity date of October 2005 and are subordinate to the Company's obligations under a Note Purchase and Revolving Credit Agreement (the "Note and Credit Agreement") between the Company and Prudential, dated as of October 17, 1996, and as amended November 24, 1997. The Company plans to use a portion of the proceeds from the Offering to repay the Subordinated Notes and the Note and Credit Agreement. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pursuant to the Subordinated Note Agreement, Primus received a warrant to purchase 35,560 shares of Common Stock and Banc One received a Warrant to purchase 142,241 shares of Nonvoting Common Stock, each for an aggregate exercise price of $100 (the "Warrants"). Primus and Banc One also received contingent stock warrants (the "Contingent Warrants") designed to prevent possible dilution of the Warrants in connection with the vesting of the Executive Nonvoting Common Stock. In connection with the Offering and the concurrent vesting of the Executives' Nonvoting Common Stock, Primus's Contingent Warrant will allow it to purchase 14,441 additional shares of Common Stock and Banc One's Contingent Warrant will allow it to purchase 57,765 additional shares of Nonvoting Common Stock, all at an exercise price of $.0002 per share. Primus and Banc One have informed the Company that, prior to and contingent upon the Offering, they will exercise their Warrants and Contingent Warrants.

  On November 24, 1997, the Company, Primus and Banc One entered into an amendment to the Subordinated Note Agreement which extended the maturity of the Subordinated Notes from October 2004 to October 2005 (the "Subordinated Note Amendment"). Pursuant to the Subordinated Note Amendment, Primus, Banc One, and the Company also entered into a Purchase Agreement (the "Purchase Agreement") dated November 7, 1997 whereby Primus purchased 25,000 shares of Series 3 Preferred and Banc One purchased 25,000 shares of Series 2 Preferred from the Company, all at a price of $100 per share. It is expected that all Series 3 Preferred will be converted to Common Stock and all Series 2 Preferred Stock will be converted to Nonvoting Common Stock in connection with the Offering. See "Description of Capital Stock--Preferred Stock--Conversion of the Convertible Preferred" and "The Transactions."

  In connection with the Subordinated Note Amendment, Primus received an additional Warrant to purchase 186,467 shares of Common Stock and Banc One received an additional Warrant to purchase 88,632 shares of Nonvoting Common Stock, each at an exercise price of $.0002 per share, ("New Warrants"). The New Warrants have terms which cause them to terminate prior to becoming exercisable if certain conditions are satisfied; the Company anticipates that in connection with the Offering the New Warrants will terminate.

  The Executives, Primus, Banc One, Prudential, and the Company are parties to the Registration Rights Agreement which was amended on November 24, 1997. See "Description of Capital Stock--Registration Rights."

  The Company intends that any future transactions between the Company, Primus, Banc One and the Executives will be on terms no less favorable to the Company than can be obtained on an arm's length basis from unaffiliated third parties.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table (including the Notes thereto) sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1998 (after giving effect to the Transactions) and as adjusted to reflect the sale of the shares of Common Stock being offered hereby by: (i) each person (or group of affiliated persons) known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all of the Company's directors and executive officers as a group. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                          SHARES OF COMMON
                                               STOCK
                                            BENEFICIALLY      PERCENTAGE OF
                                           OWNED PRIOR TO      OUTSTANDING
                                          THE OFFERING(1)      SHARES OWNED
                                          ---------------- --------------------
                                                            BEFORE     AFTER
                    NAME                       NUMBER      OFFERING OFFERING(2)
                    ----                  ---------------- -------- -----------
   Primus Capital Fund III Limited
    Partnership(3).......................    2,918,652       38.2      27.4
    5900 Landerbrook Drive
    Suite 200
    Cleveland, OH 44124
   Banc One Capital Partners LLC(4)......    1,415,112       18.5      13.3
    300 Crescent Court
    Suite 1600
    Dallas, TX 75201
   Prudential Insurance Company of
    America(5)...........................      280,365        3.7       2.6
    4 Embarcadero Center
    Suite 2700
    San Francisco, CA 94111
   David Moore(6)........................      716,536        9.4       6.7
   Paul St. Pierre(7)....................      661,418        8.7       6.2
   Frank McCord(8).......................      551,182        7.2       5.2
   Lloyd Holland(9)......................      551,181        7.2       5.2
   Dennis Devereux(10)...................      551,181        7.2       5.2
   Loyal Wilson(11)......................    2,918,652       38.2      27.4
   All directors and executive officers
    as a group
    (6 persons)(6)(7)(8)(9)(10)(11)......    5,950,152       77.8      55.9

--------
 (1) Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998 (including options that will become exercisable upon consummation of the Offering). Assuming consummation of the Transactions, there will be issued and outstanding 7,645,627 shares of Common Stock immediately prior to the Offering, which includes 1,176,561 shares of Nonvoting Common Stock which is convertible into Common Stock upon a sale of such Nonvoting Common Stock after the Offering.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Primus has granted the Underwriters an option to purchase 179,223 shares of its Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Primus will own approximately 25.7% of the aggregate amount of Common Stock and Nonvoting Common Stock outstanding upon consummation of the Offering.

 (4) Includes 1,176,561 shares of Nonvoting Common Stock that will be convertible into Common Stock on a share for share basis upon the sale of such stock at any time following the Offering. Banc One has granted the Underwriters an option to purchase 86,896 shares of its common stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Banc One will own approximately 12.5% of the aggregate amount of Common Stock and Nonvoting Common Stock outstanding upon consummation of the Offering.

 (5) Prudential has granted the Underwriters an option to purchase 17,216 shares of its Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Prudential will own approximately 2.5% of the aggregate amount of Common Stock and Nonvoting Common Stock outstanding upon consummation of the Offering.

 (6) Includes 275,591 shares of Nonvoting Common Stock that will be exchanged for Common Stock on a share for share basis as part of the Transactions. Mr. Moore has granted the Underwriters an option to purchase 33,333 shares of his Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Mr. Moore will own approximately 6.4% of the Common Stock (including Nonvoting Common Stock) upon consummation of the Offering.

 (7) Includes 220,473 shares of Nonvoting Common Stock that will be exchanged for Common Stock on a share for share basis as part of the Transactions. Mr. St. Pierre has granted the Underwriters an option to purchase 33,333 shares of his Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Mr. St. Pierre will own approximately 5.9% of the Common Stock (including Nonvoting Common Stock) upon consummation of the Offering.

 (8) Includes 110,236 shares of Nonvoting Common Stock that will be exchanged for Common Stock on a share for share basis as part of the Transactions. Mr. McCord has granted the Underwriters an option to purchase 33,333 shares of his Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Mr. McCord will own approximately 4.9% of the Common Stock (including Nonvoting Common Stock) upon consummation of the Offering.

 (9) Includes 110,236 shares of Nonvoting Common Stock that will be exchanged for Common Stock on a share for share basis as part of the Transactions. Mr. Holland has granted the Underwriters an option to purchase 33,333 shares of his Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Mr. Holland will own approximately 4.9% of the Common Stock (including Nonvoting Common Stock) upon consummation of the Offering.

(10) Includes 110,236 shares of Nonvoting Common Stock that will be exchanged for Common Stock on a share for share basis as part of the Transactions. Mr. Devereux has granted the Underwriters an option to purchase 33,333 shares of his Common Stock pursuant to the Underwriters' over-allotment option. Assuming such option is exercised in full, Mr. Devereux will own approximately 4.9% of the Common Stock (including Nonvoting Common Stock) upon consummation of the Offering.

(11) Mr. Wilson, a director of the Company, is a managing director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership. Mr. Wilson shares voting and investment power with respect to such shares with four other directors of Primus Venture Partners, Inc. Mr. Wilson disclaims beneficial ownership of the shares held by Primus Capital Fund III Limited Partnership, except to the extent of his pecuniary interest therein.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.0001 par value per share, 2,500,000 shares of Nonvoting Common Stock, $0.0001 par value per share, and 500,000 shares of Preferred Stock, $1.00 par value per stock (the "Preferred Stock"), of which shares of Preferred Stock, 18,125 shares are Redeemable Preferred, 25,000 shares are Series 2 Convertible Preferred, and 25,000 shares are Series 3 Convertible Preferred (the Series 2 Preferred and the Series 3 Preferred are collectively referred to herein as the "Convertible Preferred"). See "The Transactions."

  The following summary of certain provisions relating to the Common Stock, the Nonvoting Common Stock and the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, provisions of applicable law and the provisions of the Company's Second Restated Certificate of Incorporation (the "Certificate") and the Bylaws (the "Bylaws") that are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Upon consummation of the Transactions, there will be 6,469,066 shares of Common Stock and 1,176,561 shares of Nonvoting Common Stock outstanding. As of March 31, 1998 (giving effect to the stock split but not to any of the other Transactions), 4,923,594 shares of Common Stock and 1,414,994 shares of Nonvoting Common Stock were outstanding and were held by eight and one stockholders of record, respectively. Each holder of Nonvoting Common Stock is entitled to convert any or all of such holder's Nonvoting Common Stock into an equal number of shares of Common Stock as will be distributed, disposed of or sold in connection with a Conversion Event. A Conversion Event includes a public offering such as the Offering wherein such Nonvoting Common Stock is proposed to be sold, or any sale of such Nonvoting Common Stock pursuant to Rule 144 of the Securities Act following a public offering. Upon consummation of the Offering, the holder of all Nonvoting Common Stock will be entitled to convert and sell such stock as Common Stock, subject to the volume and holding requirements of Rule 144.

  Voting. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of the Company. Holders of Nonvoting Common Stock have no right to vote, except that holders of Nonvoting Common Stock are entitled to one vote per share together with the Common Stock as one class on (i) any merger or consolidation of the Company with or into another entity or entity, (ii) any sale of all or substantially all of the Company's assets, and (iii) any amendment to the Certificate. The Certificate does not provide for cumulative voting in the election of directors.

  Dividends. Dividends on the Common Stock and Nonvoting Common Stock of the Company may be declared by the Board of Directors at any regular or special meeting, pursuant to law, and may be paid in cash, in property, or in securities of the Company. When dividends are paid, subject to the provisions of the Preferred Stock, the holders of Common Stock and the holders of Nonvoting Common Stock are entitled to receive such dividends pro rata at the same rate per share; provided that dividends paid in stock will be paid in Common Stock to the holders of Common Stock and in Nonvoting Common Stock to the holders of Nonvoting Common stock and that dividends consisting of other voting securities will be paid in equivalent nonvoting securities to holders of Nonvoting Common Stock. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Risk Factors--Absence of Dividends" and "Dividend Policy."

  Liquidation. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to participate pro rata upon any liquidation, dissolution, or winding up of the Corporation.

  Amendment and Waiver. The Certificate limits the Company's authority to amend or waive the rights, preferences, and powers given to the holders of Common Stock and Nonvoting Common Stock under the Certificate. Any such amendment to or waiver of the Certificate must be approved by the holders of a majority of the outstanding Common Stock voting as a separate class and the holders of a majority of the then outstanding Nonvoting Common Stock voting as a separate class.

  The rights, preferences, and privileges of holders of Common Stock and Nonvoting Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding and which the Company may designate and issue in the future.

PREFERRED STOCK

  As of March 31, 1998, 18,125, 25,000 and 25,000 shares of Redeemable Preferred, Series 2 Convertible Preferred and Series 3 Convertible Preferred, respectively, were outstanding, all of which was held by Primus and Banc One.

  New Series of Preferred Stock. The Board of Directors of the Company is authorized to issue up to 500,000 shares of preferred stock in one or more series and to determine and alter all rights (including voting rights), preferences, privileges and qualifications, limitations, and restrictions granted to or imposed upon any wholly unissued series of stock. The Board of Directors is also authorized to determine the number of shares constituting any such series and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series.

  Redemption of Redeemable Preferred. The Company may at any time, and by vote of the majority of the holder of Redeemable Preferred after the Offering is required to, redeem all or any portion of the Redeemable Preferred then outstanding. In connection with any such redemption, the Company shall pay a price equal to the liquidation value of the shares (plus all accrued and unpaid dividends thereon). The Company intends to use a portion of the proceeds from the Offering to redeem all of the Redeemable Preferred at an aggregate redemption price including accrued dividends of $2.2 million.

  Conversion of the Convertible Preferred. At the time of, and subject to, the Offering, Company may, at its option and with 10 days' prior written notice to the holders of the Convertible Preferred, require the conversion of all shares of the Convertible Preferred into Common Stock and Nonvoting Common Stock. Series 2 Convertible Preferred will be converted into Nonvoting Common Stock; Series 3 Convertible Preferred will be converted into Common Stock (collectively, the "Conversion Stock"). The Company plans to effectuate the conversion of all of the Convertible Preferred in connection with the Offering. At any time, holders of the Convertible Preferred may convert any or all of their Convertible Preferred to Conversion Stock. The number of shares of Conversion Stock received in a conversion of Convertible Preferred Stock is computed by multiplying the number of shares to be converted by $100 and dividing by the Conversion Price then in effect. The Conversion Price at the time of the Offering is expected to be $283.87 ($6.40 on a post-split basis), and based on the terms of the Convertible Preferred, the Company will earn back some of the Convertible Preferred. In connection with the Offering, each share of Series 3 Convertible Preferred will be converted into 15.53 shares of Common Stock, and a total of 388,334 shares of Common Stock will be issued in connection with the conversion. Each share of Series 2 Convertible Preferred will be converted into 15.53 shares of Nonvoting Common Stock, and a total of 388,334 shares of Nonvoting Common Stock will be issued in connection with the conversion. See "Description of Capital Stock--Common Stock." After all conversions of Preferred Stock into Common Stock and Nonvoting Common Stock, and all conversions of Nonvoting Common Stock into Common Stock, a total of 7,645,627 shares of Common Stock and Nonvoting Common Stock will be outstanding prior to the Offering.

  Dividends. Until redeemed, Redeemable Preferred accrues preferential dividends at an annual rate of 6% of their liquidation value (plus all accumulated and unpaid dividends thereon) until June 30, 2002, and a rate of 12% thereafter. Until redeemed, the Convertible Preferred accrue preferential dividends at an annual rate of 8% of their liquidation value (plus all accumulated and unpaid dividends thereon). Holders of the Convertible and Redeemable Preferred also participate in dividends, other than dividends paid solely in Common Stock and Nonvoting Common Stock, paid to holders of the Common Stock and Nonvoting Common Stock.

  Liquidation. Until redeemed, holders of the Preferred Stock have priority in any liquidation, dissolution, or winding up of the Company. Holders of the Redeemable Preferred are entitled to the liquidation value of their shares, in cash. Holders of the Convertible Preferred are entitled to the greater of the liquidation value of their shares and the amount they would receive on an "as if" converted basis as holders of the Common Stock. If the Company's assets to be distributed are insufficient to permit full payment to all Existing Preferred Stockholders, then all such assets will be distributed ratably to such holders based upon the liquidation value (plus all accrued and unpaid dividends thereon) of their Existing Preferred Shares.

  Voting. Except as required by law, holders of the Existing Preferred Stock have no right to vote on any matters to be voted on by the stockholders of Company; however, holders of the Existing Preferred Stock have the right to vote as a separate class on any amendment to the Certificate or any equivalent action by the Company which alters the terms of the Existing Preferred Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

  Limitation of Directors' Liability and Indemnification. The Certificate eliminates, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") or other applicable law, liability of a director of the Company to the Company or its stockholders for money damages for breach of fiduciary duty as a director. The Certificate requires, and the Bylaws provide, that the Company will, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses, or related expenses which they may incur by reason of serving or having served as directors or officers of the Company or at the request of the Company in an entity in which Company has an interest.

  Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the Company's Certificate of Incorporation and in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  Anti-takeover Provisions. The Company's Certificate and Bylaws contain a number of provisions related to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer, or prevent a change of control of the Company. These provisions include (i) a requirement that stockholder action be taken only at stockholder meetings, (ii) notice requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings, and (iii) the classification of the Board of Directors into three classes, each serving for staggered three year terms.

  Delaware Antitakeover Law. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder, unless: (1) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding (a) shares held by directors who are also officers, or (b) shares held in certain employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock, at an annual or special meeting (excluding shares held by an interested stockholder). Except as otherwise specified in Section 203, an "interested stockholder" is defined as: (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is the interested stockholder, or (c) the affiliates and associates of any such person. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

  A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, an "interested" stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock

  Authorized but Unissued Shares. Upon completion of the Offering, there will be approximately 30,531,000 shares of Common Stock, 1,323,000 shares of Nonvoting Common Stock and 500,000 shares of Preferred Stock available for further issuance. Delaware law does not require stockholder approval for the issuance of authorized shares. The additional shares may be used for a variety of corporate purposes. The issuance of Common Stock, Nonvoting Common Stock or Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company.

REGISTRATION RIGHTS

  The following shareholders are parties to an Amended and Restated Registration Rights Agreement dated October 17, 1996 (as amended November 24, 1997, the "Registration Rights Agreement"): Primus and Banc One (collectively, the "Investors"), David Moore, Paul St. Pierre, Frank McCord, Dennis Devereux, and Lloyd Holland (collectively, the "Executives"), Prudential, and the Company. Pursuant to the Registration Rights Agreement, the parties thereto have certain rights with respect to the registration under the Securities Act of shares of Common Stock owned by them (including Common Stock received upon the conversion of Nonvoting Common Stock, upon the exercise of warrants, or upon the conversion of Convertible Preferred Stock) (the "Registrable Securities").

  "Demand" Registration Rights. The Investors and Prudential are entitled to certain "demand" registration rights as follows.

  At any time the holders of a majority of the Investors' Registrable Securities (the "Investor Registrable Securities") may demand registration on Form S-1 (subject to the Lock-up Agreements) of all or any portion of their Registrable Securities, and the holders of at least 10% of the Investor Registrable Securities may demand registration on Form S-2, Form S-3, or any similar short-form registration ("Short-Form Registration"), if available, of all or any portion of their Registrable Securities. For the first two such registrations on Form S-1, the holders of the Investor Registrable Securities are entitled to have the Company pay all registration expenses, except underwriting discounts and commissions ("Company-Paid Long-Form Registrations"); such holders may also demand an unlimited number of registrations on Form S-1 in which the holders pay their pro rata share of the registration expenses ("Holder-Paid Long-Form Registrations"), provided that the aggregate offering value of the Registrable Securities in each case must be at least $1,000,000. The holders of the Investor Registrable Securities are entitled to request an unlimited number of Short-Form Registrations in which the Company pays all registration expenses, except underwriting discounts and commissions, provided that the aggregate offering value of the Registrable Securities requested to be registered must be at least $500,000. Demand registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short-form.

  At any time after October 17, 1998, Prudential will have demand registration rights (subject to the Lock-up Agreements) with respect to its Registrable Securities (the "Prudential Registrable Securities") under the same terms as the Investors, except that (i) if after two Company-Paid Long-Form Registrations one-third or more of the aggregate number of shares of Prudential Registrable Securities initially issuable have not been sold pursuant to such Registrations, the holders of the Prudential Registrable Securities are entitled to request one additional Company-Paid Long-Form Registration, provided that the aggregate offering value of the Registrable Securities requested to be registered in each case is at least $1,000,000, and (ii) holders of the Prudential Registrable Securities are not entitled to demand additional Holder-Paid Long-Form Registrations. See "Description of Capital Stock--Registration Rights--Investors."

  "Piggyback" Registration Rights. The Investors, Prudential, and the Executives are entitled to the following "piggyback" registration rights. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration), the Company must notify all holders of Registrable Securities of the registration, and must include in the registration all Registrable Securities whose holders so request. If a "piggyback" registration is underwritten, and the managing underwriters advise the Company that the number of securities requested to be included exceeds the number which can be sold at an acceptable price, priority in the registration is as follows: (i) the securities the Company proposes to sell, (ii) the Investor Registrable Securities and the Prudential Registrable Securities requested to be included, and (iii) the Registrable Securities held by the Executives (the "Executive Registrable Securities") requested to be included. The Company will pay all registration expenses, except underwriting discounts and commissions, in connection with any "piggyback" registration.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have an aggregate of 10,645,627 outstanding shares of Common Stock and Nonvoting Common Stock. Of the outstanding shares, the 3,000,000 shares issued in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

  The remaining 7,645,627 shares of Common Stock and Nonvoting Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and are eligible for sale subject to holding period, volume and other limitations imposed by that rule. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions. In addition, stock options for an additional 121,039 shares of Common Stock have been granted to certain non-employee directors and employees of the Company under the Stock Option Plan. An additional 408,095 shares of Common Stock are reserved for future issuance under the Stock Option Plan. The Company and certain stockholders have agreed, subject to certain conditions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock or securities convertible into Common Stock owned by them for 180 days from the date of this Prospectus and the commencement of the Offering, respectively, without the prior written consent of Smith Barney Inc. on behalf of the Underwriters.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 106,456 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on Nasdaq during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted securities for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under its 1998 Performance Award Plan, thus permitting the resales of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement is expected to be filed shortly after the date of this Prospectus. As of this date of this Prospectus, options to purchase an aggregate of 121,039 shares of Common Stock were outstanding under the Stock Option Plan.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                         NUMBER
                                                                           OF
              NAME                                                       SHARES
              ----                                                       ------
     Smith Barney Inc. .................................................
     Credit Suisse First Boston Corporation.............................
     Piper Jaffray Inc..................................................
                                                                         -----
       Total............................................................
                                                                         =====

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., Credit Suisse First Boston Corporation and Piper Jaffray Inc. are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share to
certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any Shares to any accounts over which they exercise discretionary authority.

  Primus, Banc One, Prudential, David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 450,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  In connection with this offering and in compliance with applicable law, the Underwriters may over-allot (i.e., sell more shares of Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares of Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the shares of Common Stock or effecting purchases of the shares of Common Stock for the purpose of pegging, fixing or maintaining the price of the shares of Common Stock or for the purpose of reducing a syndicate short position created in connection with this Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase shares of Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the shares of Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

  The Company, its officers and directors, and Primus, Banc One and Prudential have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

  Prior to this offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the Shares of Common Stock included in this offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  Certain matters relating to this Offering are being passed upon for the Company by O'Melveny & Myers LLP, Newport Beach, California. Gibson, Dunn & Crutcher LLP, Los Angeles, California will act as counsel for the Underwriters.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company and the combined statement of revenue and expenses for National Education Centers, Inc., to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen, LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The combined financial statements of the Seventeen Operating Companies owned by Phillips Colleges, Inc. to the extent and for the periods indicated in their reports have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC"), in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the SEC. The Registration Statement, including exhibits thereto, as well as the reports and other information filed by the Company with the SEC, may be inspected without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC's Web Site (http://www.sec.gov).

  The Company will issue to its stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and reports of its independent auditors with respect to the examination of such financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF CORINTHIAN COLLEGES, INC. AND
 SUBSIDIARIES:
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of June 30, 1996 and 1997, and March 31,
   1998 (unaudited).......................................................  F-3
  Consolidated Statement of Operations for the years ended June 30, 1996 and 1997 and for the nine months ended March 31, 1997 and 1998
   (unaudited)............................................................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended June
   30, 1996 and 1997 and the nine months ended March 31, 1998 (unaudited).  F-5
  Consolidated Statements of Cash Flows for the years ended June 30, 1996 and 1997 and for the nine months ended March 31, 1997 and 1998
   (unaudited)............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
COMBINED FINANCIAL STATEMENTS OF PHILLIPS COLLEGES, INC.:
  Report of Independent Accountants....................................... F-19
  Combined Balance Sheets as of December 31, 1995 and October 16, 1996.... F-20
  Combined Statements of Income for the year ended October 31, 1995 and for the period ended October 16, 1996.................................. F-21
  Combined Statements of Stockholders' Equity for the year ended December
   31, 1995 and for the period ended October 16, 1996..................... F-22
  Combined Statements of Cash Flows for the year ended December 31, 1995 and for the period ended October 16, 1996.............................. F-23
  Notes to Combined Financial Statements.................................. F-24
COMBINED FINANCIAL STATEMENT OF ELEVEN CAREER COLLEGES OWNED BY NATIONAL
 EDUCATION CENTERS, INC.:
  Report of Independent Public Accountants................................ F-30
  Combined Statement of Revenues and Direct Expenses for the year ended
   December 31, 1995...................................................... F-31
  Notes to Combined Financial Statement................................... F-32

To Corinthian Colleges, Inc:

  After the completion of the planned stock split and increase in authorized shares discussed in Note 12, we expect to be in a position to render the following audit report and the report on schedules included elsewhere in this Registration Statement.


                                          /s/ Arthur Andersen LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corinthian Colleges, Inc.:

  We have audited the accompanying consolidated balance sheets of CORINTHIAN COLLEGES, INC. (a Delaware corporation) and subsidiaries as of June 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corinthian Colleges, Inc. and subsidiaries, as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

Orange County, California
November 10, 1997 (except for Note 11,
 as to which the date is June 3, 1998 and
 Note 12, as to which the date is
 July 21, 1998)

                   CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                JUNE 30,
                                         ------------------------   MARCH 31,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............. $ 1,823,951  $ 2,820,831  $       --
 Restricted cash........................     200,000    1,010,000      760,000
 Accounts receivable, net of allowance
  for doubtful accounts of $1,585,429,
  $2,762,577 and $3,820,711 at June 30,
  1996 and 1997 and March 31, 1998,
  respectively..........................   5,596,698    9,256,935    9,984,610
 Student notes receivable, net of
  allowance for doubtful accounts of
  $106,949 and $258,031 at June 30,
  1997 and March 31, 1998,
  respectively..........................         --       904,636    1,424,960
 Income tax refund receivable...........     746,356      195,507          --
 Deferred income taxes..................     178,136    1,463,962    1,059,469
 Prepaid expenses and other current
  assets................................     626,146    1,397,078    3,216,709
                                         -----------  -----------  -----------
   Total current assets.................   9,171,287   17,048,949   16,445,748
PROPERTY AND EQUIPMENT, net.............   3,456,934   10,174,959   10,596,935
OTHER ASSETS:
 Intangibles, net of accumulated
  amortization of $126,817, $890,144
  and $1,740,772 at June 30, 1996 and
  1997 and March 31, 1998,
  respectively..........................     507,334   23,839,246   22,988,618
 Student notes receivable, net of
  allowance for doubtful accounts of
  $754,118 and $1,032,125 at June 30,
  1997 and March 31, 1998,
  respectively..........................         --     1,312,818    3,735,665
 Deposits and other assets..............     351,338    1,433,298    1,697,398
                                         -----------  -----------  -----------
   TOTAL ASSETS......................... $13,486,893  $53,809,270  $55,464,364
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable....................... $ 1,920,284  $ 5,147,116  $ 4,362,570
 Accrued compensation and related
  liabilities...........................   1,356,348    3,220,922    2,623,876
 Accrued expenses.......................     741,596      707,582    1,003,984
 Accrued interest.......................      84,503      743,314    1,711,411
 Prepaid tuition........................     947,136    5,264,176    3,433,845
 Current portion of long-term debt......   1,815,660      121,472    2,630,486
                                         -----------  -----------  -----------
   Total current liabilities............   6,865,527   15,204,582   15,766,172
                                         -----------  -----------  -----------
LONG-TERM DEBT, net of current portion..   2,536,541   36,168,324   31,569,297
                                         -----------  -----------  -----------
DEFERRED INCOME TAXES...................      36,622      273,284      273,284
                                         -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK..............   1,923,721    2,041,767    2,135,032
                                         -----------  -----------  -----------
CONVERTIBLE PREFERRED STOCK.............         --           --     4,933,860
                                         -----------  -----------  -----------
STOCKHOLDERS' EQUITY:
 Common Stock, $0.0001 par value:
   Common Stock, 40,000,000 shares
    authorized, 4,868,476 shares issued
    and outstanding at June 30, 1996 and
    4,923,594 shares issued and
    outstanding at June 30, 1997 and
    March 31, 1998......................         487          492          492
   Nonvoting Common Stock, 2,500,000
    shares authorized, 1,194,521 shares
    issued and outstanding at June 30,
    1996 and 1,414,994 issued and
    outstanding at June 30, 1997 and
    March 31, 1998......................         119          141          141
   Additional paid-in capital...........   1,374,394    1,374,567    1,374,567
 Notes receivable for stock.............    (187,312)    (187,312)    (187,312)
 Retained earnings (accumulated
  deficit)..............................     936,794   (1,066,575)    (401,169)
                                         -----------  -----------  -----------
   Total stockholders' equity...........   2,124,482      121,313      786,719
                                         -----------  -----------  -----------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY.............................. $13,486,893  $53,809,270  $55,464,364
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   CORINTHIAN COLLEGES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEARS ENDED JUNE 30,     NINE MONTHS ENDED MARCH 31,
                         ------------------------  ----------------------------
                            1996         1997          1997           1998
                         -----------  -----------  -------------  -------------
                                                           (UNAUDITED)
NET REVENUES............ $31,498,352  $77,201,176  $  54,331,086  $  78,626,909
                         -----------  -----------  -------------  -------------
OPERATING EXPENSES:
  Educational services..  18,593,569   50,567,978     34,573,365     48,271,108
  General and
   administrative.......   3,298,332    8,101,177      5,206,307      8,091,715
  Marketing and
   advertising..........   7,562,504   18,999,560     13,217,194     18,285,931
                         -----------  -----------  -------------  -------------
    Total operating
     expenses...........  29,454,405   77,668,715     52,996,866     74,648,754
                         -----------  -----------  -------------  -------------
    Income (loss) from
     operations.........   2,043,947     (467,539)     1,334,220      3,978,155
INTEREST EXPENSE, net...     273,802    2,524,984      1,730,329      2,479,484
                         -----------  -----------  -------------  -------------
    Income (loss) before
     provision for
     income taxes.......   1,770,145   (2,992,523)      (396,109)     1,498,671
PROVISION (BENEFIT) FOR
 INCOME TAXES...........     722,130   (1,107,200)      (160,000)       600,000
                         -----------  -----------  -------------  -------------
NET INCOME (LOSS)....... $ 1,048,015  $(1,885,323) $    (236,109) $     898,671
                         ===========  ===========  =============  =============
INCOME (LOSS)
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS:
  Net income (loss)..... $ 1,048,015  $(1,885,323) $    (236,109) $     898,671
  Less preferred stock
   dividends ...........    (111,221)    (118,046)       (88,535)      (233,265)
                         -----------  -----------  -------------  -------------
    Income (loss)
     attributable to
     common
     stockholders....... $   936,794  $(2,003,369) $    (324,644) $     665,406
                         ===========  ===========  =============  =============
Net income (loss) per
 common share:
  Basic ................ $      0.15  $     (0.32) $       (0.05) $        0.10
                         ===========  ===========  =============  =============
  Diluted............... $      0.15  $     (0.32) $       (0.05) $        0.09
                         ===========  ===========  =============  =============
Weighted average number
 of common shares
 outstanding:
  Basic.................   6,062,997    6,273,655      6,252,089      6,338,588
                         ===========  ===========  =============  =============
  Diluted...............   6,338,588    6,273,655      6,252,089      7,066,703
                         ===========  ===========  =============  =============

 The accompanying notes are an integral part of these consolidated statements.

                   CORINTHIAN COLLEGES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              NONVOTING COMMON                            RETAINED
                            COMMON STOCK            STOCK        ADDITIONAL               EARNINGS       TOTAL
                         ------------------- -------------------  PAID-IN     NOTES     (ACCUMULATED  STOCKHOLDERS
                          SHARES   PAR VALUE  SHARES   PAR VALUE  CAPITAL   RECEIVABLE    DEFICIT)       EQUITY
                         --------- --------- --------- --------- ---------- ----------  ------------  ------------
Balance at June 30,
 1995................... 4,868,476   $487    1,194,521   $119    $1,374,394 $(187,312)  $       --    $ 1,187,688
  Redeemable Preferred
   Stock dividend
   accrual..............       --     --           --     --            --        --       (111,221)     (111,221)
  Net income............       --     --           --     --            --        --      1,048,015     1,048,015
                         ---------   ----    ---------   ----    ---------- ---------   -----------   -----------
Balance at June 30,
 1996................... 4,868,476    487    1,194,521    119     1,374,394  (187,312)      936,794     2,124,482
  Exercise of warrants
   for Common Stock.....    55,118      5          --     --             95       --            --            100
  Exercise of warrants
   for Nonvoting Common
   Stock................       --     --       220,473     22            78       --            --            100
  Redeemable Preferred
   Stock dividend
   accrual..............       --     --           --     --            --        --       (118,046)     (118,046)
  Net loss..............       --     --           --     --            --        --     (1,885,323)   (1,885,323)
                         ---------   ----    ---------   ----    ---------- ---------   -----------   -----------
Balance at June 30,
 1997................... 4,923,594    492    1,414,994    141     1,374,567  (187,312)   (1,066,575)      121,313
  Redeemable Preferred
   Stock dividend
   accrual..............       --     --           --     --            --        --        (93,265)      (93,265)
  Convertible Preferred
   Stock dividend
   accrual..............       --     --           --     --            --        --       (140,000)     (140,000)
  Net income............       --     --           --     --            --        --        898,671       898,671
                         ---------   ----    ---------   ----    ---------- ---------   -----------   -----------
Balance at March 31,
 1998 (unaudited)....... 4,923,594   $492    1,414,994   $141    $1,374,567 $(187,312)  $  (401,169)  $   786,719
                         =========   ====    =========   ====    ========== =========   ===========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                   CORINTHIAN COLLEGES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            NINE MONTHS
                             YEARS ENDED JUNE 30,         ENDED MARCH 31,
                           -------------------------  -------------------------
                              1996          1997          1997         1998
                           -----------  ------------  ------------  -----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......  $ 1,048,015  $ (1,885,323) $   (236,109) $   898,671
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  (used in) operating
  activities--
  Depreciation and
   amortization..........      681,903     2,070,015     1,161,227    2,258,240
  Deferred income taxes..     (141,514)   (1,049,164)      (18,486)     404,493
  Changes in assets and
   liabilities, net of
   effects from
   acquisitions:
   Accounts receivable...   (1,896,000)   (1,505,078)    1,528,306   (1,170,443)
   Student notes
    receivable...........          --       (476,337)   (1,461,591)  (2,943,171)
   Income tax refund
    receivable...........     (746,356)      550,849       746,356      195,507
   Prepaid expenses and
    other assets.........     (315,435)      176,118    (1,869,444)  (1,579,408)
   Accounts payable......    1,217,000     2,859,383     1,436,076     (784,546)
   Accrued expenses......    1,561,000     2,085,426       507,567      527,451
   Prepaid tuition.......     (412,000)   (1,830,464)   (1,094,340)  (1,830,331)
                           -----------  ------------  ------------  -----------
  Net cash provided by
   (used in) operating
   activities............      996,613       995,425       699,562   (4,023,537)
                           -----------  ------------  ------------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Acquisitions of schools
  and colleges, net of
  cash acquired..........   (3,048,616)  (24,227,318)  (24,227,318)         --
 Change in restricted
  cash...................     (200,000)     (810,000)     (810,000)     250,000
 Capital expenditures....   (1,046,000)   (5,936,073)   (5,434,575)  (1,707,024)
                           -----------  ------------  ------------  -----------
  Net cash used in
   investing activities..   (4,294,616)  (30,973,391)  (30,471,893)  (1,457,024)
                           -----------  ------------  ------------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from sale of
  convertible preferred
  stock..................          --            --            --     4,933,860
 Proceeds from exercise
  of warrants............          --            200           200          --
 Increase in deferred
  financing costs........          --       (962,950)     (962,950)    (184,116)
 Borrowings under long-
  term debt..............    4,300,000    36,251,692    34,450,000          --
 Principal repayments on
  long-term debt.........     (397,000)   (4,314,096)   (4,306,266)  (2,090,014)
                           -----------  ------------  ------------  -----------
  Net cash provided by
   financing activities..    3,903,000    30,974,846    29,180,984    2,659,730
                           -----------  ------------  ------------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS.............      604,997       996,880      (591,347)  (2,820,831)
CASH AND CASH
 EQUIVALENTS, beginning
 of period...............    1,218,954     1,823,951     1,823,951    2,820,831
                           -----------  ------------  ------------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 period..................  $ 1,823,951  $  2,820,831  $  1,232,604  $       --
                           ===========  ============  ============  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for:
  Income taxes...........  $ 1,610,000  $        --   $        --   $       --
                           ===========  ============  ============  ===========
  Interest...............  $   198,581  $  1,754,981  $  1,230,802  $ 1,839,864
                           ===========  ============  ============  ===========
SUPPLEMENTAL DISCLOSURE
 OF NON CASH
 INVESTING AND FINANCING
 ACTIVITIES:
 Software acquired under
  a capital lease
  arrangement............  $    62,641  $        --   $        --   $       --
                           ===========  ============  ============  ===========
 Preferred stock
  dividend accrual.......  $   111,221  $    118,046  $     88,535  $   233,265
                           ===========  ============  ============  ===========
 Acquisitions of various
  schools and colleges--
  Fair value of assets
   acquired..............  $ 4,661,380  $ 31,147,526  $ 31,147,526  $       --
  Net cash used in
   acquisitions..........   (3,048,616)  (24,227,318)  (24,227,318)         --
                           -----------  ------------  ------------  -----------
   Liabilities assumed or
    incurred.............  $ 1,612,764  $  6,920,208  $  6,920,208  $       --
                           ===========  ============  ============  ===========

 The accompanying notes are an integral part of these consolidated statements.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

NOTE 1--DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES

 Description of the Business

  Corinthian Schools, Inc. ("CSi"), a Delaware corporation, was formed in February 1995 for the purpose of acquiring certain schools from National Education Centers, Inc., and until July 1995 its operations were not significant (see Note 4--CSi Acquisitions). In July 1996, Corinthian Colleges, Inc. ("CCi") and Rhodes Colleges, Inc. ("RCi"), both Delaware corporations, were formed for the purpose of acquiring certain colleges from Phillips Colleges, Inc. ("Phillips") (see Note 4--RCi acquisitions). In September 1996, CCi and CSi completed a reorganization transaction whereby CSi became a wholly-owned subsidiary of CCi. Corinthian Property Group, Inc. ("CPGI"), a Delaware Corporation, was formed in April 1997 to hold certain real properties previously acquired by CCi. These entities are collectively referred to as the "Company."

  The Company's primary business is the operation of degree and non-degree granting proprietary post-secondary schools devoted to career program training primarily in the medical, technical and business fields. The Company operates a total of 35 private colleges located in 16 states: Virginia, West Virginia, Texas, Michigan, Massachusetts, Louisiana, California, Oregon, Colorado, Nevada, Utah, Missouri, Pennsylvania, New York, Washington and Florida. Revenues generated from these schools consist primarily of tuition and fees paid by students. To pay for a substantial portion of their tuition, the majority of students rely on funds received from federal financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended ("HEA"). For further discussion see Concentration of Risk below and Note 10--Governmental Regulation.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of CCi and each of its wholly owned subsidiaries, CSi, RCi and CPGI. All intercompany activity has been eliminated in consolidation.

 Financial Statement Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from estimated amounts.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Restricted Cash

   Restricted cash primarily consists of amounts to secure a letter of credit in favor of the U.S. Department of Education ("DOE").

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

 Revenue Recognition

  Revenues consist primarily of tuition derived from courses taught in the Company's career colleges. Tuition revenues are recognized on a straight-line basis over the term of the applicable course. If a student withdraws from a course or program, the paid but unearned portion of the student tuition is refunded. Textbook sales and other revenues are recognized as sales occur or services are performed and represent less then 10 percent of total revenues. Prepaid tuition is the portion of payments received but not earned and is reflected as a current liability in the accompanying consolidated balance sheet as such amount is expected to be earned within the next year.

 Educational Services

  Educational services include direct operating expenses of the schools consisting primarily of payroll and payroll related, occupancy and supplies costs, as well as amortization of goodwill.

 Marketing and Advertising

  Marketing and advertising consists primarily of payroll and payroll related, direct-response and other advertising, promotional materials and other related marketing costs. All marketing and advertising costs are expensed as incurred.

 Property and Equipment

  Property and equipment are stated at cost and are being depreciated or amortized utilizing the straight-line method over the following estimated useful lives:

     Furniture and equipment................ 7 years
     Computer hardware and software......... 3-5 years
     Leasehold improvements................. Shorter of 7 years or term of lease
     Buildings.............................. 39 years

 Deferred Financing Costs

  Costs incurred in connection with obtaining financing are capitalized and amortized over the maturity period of the debt and are included in deposits and other assets in the accompanying consolidated balance sheets.

 Intangible Assets

  Intangible assets consist of goodwill, trade names and course curriculum. Goodwill represents the excess of cost over the fair market value of net assets acquired, including identified intangible assets. Goodwill is amortized using the straight-line method over 40 years. Course curriculum represents the cost of acquiring such curriculum and is amortized using the straight-line method over 15 years. Trade names represents the cost to acquire and use the names of the colleges acquired and are amortized using the straight line method over 40 years. Amortization of curriculum and tradenames is included in general and administrative expenses in the accompanying consolidated statements of operations. Management evaluates the realizability of intangibles periodically as events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on undiscounted cash flows and historical profitability.

 Fair Value of Financial Instruments

  The carrying value of cash and cash equivalents, restricted cash, receivables and accounts payable approximates the fair value. In addition, the carrying value of all borrowings approximate fair value based on interest rates currently available to the Company.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

 Income Taxes

  The Company accounts for income taxes as prescribed by the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 prescribes the use of the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized.

 Net Income (Loss) Per Common Share

  The Company accounts for net income per common share in accordance with SFAS No. 128 "Earnings Per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure." Basic net income (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding plus the effect of any dilutive stock options, common stock warrants and convertible preferred stock, utilizing the treasury stock method.

  For the year ended June 30, 1996 and the nine months ended March 31, 1998, 275,591 and 962,848, respectively, of dilutive warrants were included in the diluted net income per common share calculation. For the year ended June 30, 1997 and the nine months ended March 31, 1997, the effect of all common stock warrants was excluded from the diluted loss per common share calculation as the effect of such inclusion would be antidilutive.

 Unaudited Interim Information

  The accompanying financial information as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited and has been prepared on substantially the same basis as the annual financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

 New Accounting Pronouncements

  Recent pronouncements of the Financial Accounting Standards Board ("FASB") include SFAS No. 133 "Accounting for Derivatives Instruments and for Hedging Activities", SFAS No. 132, "Employers Disclosures about Pension and Other Post Retirement Benefits", SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", and SFAS No. 130, "Reporting Comprehensive Income". The Statements are effective for fiscal years beginning after December 15, 1997 and earlier application is not permitted. The adoption of these Statements is not expected to have a material effect on the Company's consolidated financial position or results of operations. The impact of these pronouncements on the disclosures in the consolidated financial statements has not been determined.

 Concentration of Risk

  The Company extends credit for tuition to a majority of the students. A substantial portion is repaid through the student's participation in federally funded financial aid programs. Transfers of funds from the financial aid programs to the Company are made in accordance with the DOE requirements. Approximately 73 percent 75 percent and 71 percent of the Company's revenues (on a cash basis) were collected from funds distributed under Title IV Programs of the HEA for the year ended June 30, 1996 and 1997, and the nine months ended March 31, 1998, respectively.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  The financial aid and assistance programs, in which most of the Company's students participate, are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. Extensive and complex regulations in the U.S. govern all the government financial assistance programs in which the Company's students participate. The Company's administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding which could have a material adverse effect to the Company.

NOTE 2--DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

  Prepaid expenses and other current assets consist of the following:

                                                       JUNE 30,
                                                  ------------------- MARCH 31,
                                                    1996      1997       1998
                                                  -------- ---------- ----------
     Course materials............................ $218,598 $1,086,913 $1,496,273
     Prepaids and other..........................  407,548    310,165  1,720,436
                                                  -------- ---------- ----------
                                                  $626,146 $1,397,078 $3,216,709
                                                  ======== ========== ==========

  Property and equipment consist of the following:

                                                 JUNE 30,
                                          -----------------------   MARCH 31,
                                             1996        1997         1998
                                          ----------  -----------  -----------
     Furniture and equipment............  $3,960,337  $ 5,932,564  $ 6,639,235
     Computer hardware and software.....         --     2,157,149    2,747,613
     Leasehold improvements.............      21,240      381,644      791,532
     Land...............................         --     2,248,792    2,248,792
     Buildings..........................         --     1,178,558    1,178,558
                                          ----------  -----------  -----------
                                           3,981,577   11,898,707   13,605,730
     Less--accumulated depreciation and
      amortization......................    (524,643)  (1,723,748)  (3,008,795)
                                          ----------  -----------  -----------
                                          $3,456,934  $10,174,959  $10,596,935
                                          ==========  ===========  ===========

  Depreciation and amortization expense associated with property and equipment was $524,643, $1,199,105 and $1,292,828 for the years ended June 30, 1996 and
1997, and the nine months ended March 31, 1998, respectively.

  Intangible assets consist of the following:

                                                  JUNE 30,
                                            ----------------------   MARCH 31,
                                              1996        1997         1998
                                            ---------  -----------  -----------
     Goodwill.............................  $ 634,151  $ 8,285,445  $ 8,285,445
     Curriculum...........................        --    11,405,140   11,405,140
     Trade names..........................        --     5,038,805    5,038,805
                                            ---------  -----------  -----------
                                              634,151   24,729,390   24,729,390
     Less--accumulated amortization.......   (126,817)    (890,144)  (1,740,772)
                                            ---------  -----------  -----------
                                            $ 507,334  $23,839,246  $22,988,618
                                            =========  ===========  ===========

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  Amortization expense associated with intangibles was $126,817, $763,327 and $850,628 for the years ended June 30, 1996 and 1997, and the nine months ended March 31, 1998, respectively.

NOTE 3--STUDENT NOTES RECEIVABLE

  As of June 30, 1997, student notes receivable represents loans which have maturity dates of 6 months to 84 months from the loan origination date. The interest charged on the notes ranges from 8.25 to 15.00 percent per annum.

                                              NET
                                            STUDENT    ALLOWANCE       GROSS
                                             NOTES    FOR DOUBTFUL STUDENT NOTES
                                           RECEIVABLE   ACCOUNTS    RECEIVABLE
                                           ---------- ------------ -------------
   Current................................ $  904,636   $106,949    $1,011,585
   Long-term..............................  1,312,818    754,118     2,066,936
     Add-unearned portion.................                             783,645
     Add-unrecorded interest..............                           1,547,412
                                                                    ----------
   Total..................................                          $5,409,578
                                                                    ==========

  Payments due under student notes receivable are as follows:

   YEARS ENDING
      JUNE 30,
   ------------
       1998.......................................................... $1,158,425
       1999..........................................................  1,155,106
       2000..........................................................  1,093,724
       2001..........................................................  1,056,776
       2002..........................................................    757,096
       Thereafter....................................................    188,451
                                                                      ----------
       Total......................................................... $5,409,578
                                                                      ==========

NOTE 4--BUSINESS ACQUISITIONS

 CSi Acquisitions

  In June 1995, the Company entered into an asset purchase agreement with National Education Centers, Inc. to purchase certain assets and assume certain liabilities of 16 career colleges for approximately $4.7 million in cash. The acquisitions of these colleges occurred in three ownership transfers effectively completed in June 1995 for approximately $1.7 million and in September and December of 1995 for approximately $3.0 million.

  In the first quarter of fiscal 1997, the Company entered into asset purchase agreements with Repose, Inc. and Concorde Career Colleges, Inc. to purchase certain assets and assume certain liabilities of the Bryman Colleges, in Bellevue, Washington and San Jose, California for $600,000 in cash. The colleges currently offer career training in the medical and technical fields. Subsequent to the acquisition, the Bellevue location moved to SeaTac, Washington.

 RCi Acquisitions

  Effective October 1996, the Company entered into an asset purchase agreement with Phillips Colleges, Inc. ("Phillips") to purchase certain assets and assume certain liabilities of 17 colleges currently operating under the names of Rhodes Colleges, Inc., and Florida Metropolitan University, Inc., for $6.0 million in cash. Additionally, the Company entered into a separate transaction with Phillips to purchase certain curriculum and trade names. The cost to purchase the curriculum, trade names and other intangibles was approximately $17.6 million.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

 Accounting for Acquisitions

  All acquisitions have been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the dates of the acquisitions. The results of operations of each acquisition are included in the consolidated results of the Company beginning on the effective date of the acquisitions.

  The purchase price of the CSi and RCi transactions were allocated as follows during fiscal 1996 and 1997, respectively:

                                                           CSI          RCi
                                                        ----------  -----------
      Tangible assets.................................. $4,540,764  $ 7,052,287
      Identified intangible assets.....................        --    16,443,945
      Goodwill.........................................    120,616    7,651,294
      Liabilities assumed..............................   (758,003)    (772,703)
      Prepaid tuition..................................   (854,761)  (6,147,505)
                                                        ----------  -----------
        Net assets acquired............................ $3,048,616  $24,227,318
                                                        ==========  ===========

 Pro Forma Information

  Unaudited pro forma net revenues were $85,100,000, $89,700,000 and $66,900,000 for the years ended June 30, 1996 and 1997, and the nine months ended March 31, 1997, respectively. The unaudited pro forma net revenues assumes the CSi and RCi acquisitions had taken place on July 1, 1995. Management believes the pre acquisition allocations of corporate expenses to the CSi and RCi schools acquired is not indicative of the results that would have been presented by the Company. Accordingly, management believes presentation of pro forma net income and net income per common share would not be meaningful and has therefore not presented this pro forma information.

NOTE 5--LONG-TERM DEBT

  Long-term debt consists of the following:

                                                 JUNE 30,
                                          ------------------------   MARCH 31,
                                             1996         1997         1998
                                          -----------  -----------  -----------
Senior secured revolving note due
 December 31, 1997, interest at the
 lenders' base rate, as defined plus
 6.19 percent, (11.68 percent at June
 30, 1996), secured by substantially all
 assets.................................  $ 1,800,000  $       --   $       --
Subordinated note due June 30, 2000,
 with interest at the lenders' base
 rate, as defined plus a fixed
 percentage (11.68 percent at June 30,
 1996), secured by substantially all
 assets.................................    2,500,000          --           --
Senior Secured Notes, as amended, due
 October 2004, with interest at 11.02
 percent per annum payable quarterly in
 January, April, July and October of
 each year beginning January 1997,
 secured by substantially all assets,
 excluding real estate. A $2.5 million
 and $5.0 million principal payment is
 due October 1998 and 1999,
 respectively. The remaining $15 million
 is amortized quarterly through October
 2004...................................          --    22,500,000   22,500,000
Senior Secured Revolving Note, as
 amended due October 2000, with interest
 at the lenders' libor rate, as defined,
 plus 3.50 percent, secured by
 substantially all assets, excluding
 real estate (9.34 percent at March 31,
 1998). Available borrowing under this
 facility reduces to $3.0 million
 effective October 1998 with the
 remaining balance due October 2000.....          --     5,000,000    3,000,000
Subordinated Notes, as amended, due
 October 2005, interest at 12.00 percent
 per annum payable quarterly, principal
 payable in quarterly installments of
 $281,250 beginning October 2001,
 subordinated to the Senior Secured
 Notes and Revolving Note shown above...          --     5,000,000    5,000,000
Promissory note due April 2007, with
 interest at 10.95 percent per annum,
 secured by certain land and
 improvements...........................          --     3,751,692    3,673,423
Other...................................       52,201       38,104       26,360
                                          -----------  -----------  -----------
                                            4,352,201   36,289,796   34,199,783
Less--current portion...................   (1,815,660)    (121,472)  (2,630,486)
                                          -----------  -----------  -----------
                                          $ 2,536,541  $36,168,324  $31,569,297
                                          ===========  ===========  ===========

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  The Senior Secured Notes and Senior Secured Revolving Note, pursuant to the Senior Credit Agreement, as well as the Subordinated Notes (collectively referred to as "the Notes"), contain various financial and non-financial covenants. At June 30, 1997, the Company was not in compliance with certain covenant requirements of these Notes. However, on November 7, 1997, the Company entered into agreements amending the terms of these Notes (the "Amended Notes"). The Amended Notes waived all covenant violations through September 30, 1997, extended the principal payment dates, adjusted certain interest rates and reset the financial ratios to be consistent with the Company's current operating plan. The Company is required to maintain certain financial ratios throughout the term of the Amended Notes. Examples of such ratios are a quick ratio of 60 percent increasing to 100 percent by September 2000, certain levels of senior debt to adjusted cash flows, various measures of debt to equity, minimum levels of cash flows and operating lease payments to fixed charges. Pursuant to the terms of the Amended Notes and the promissory note, the Company is restricted from paying dividends, as defined, selling or disposing of certain assets or subsidiaries and issuing subordinated debt.

  Principal payments due under the long-term debt arrangements discussed above are as follows:

       YEARS ENDING
          JUNE 30,
       ------------
       1998......................................................... $   121,472
       1999.........................................................   4,640,444
       2000.........................................................   6,312,588
       2001.........................................................   5,697,742
       2002.........................................................   3,830,392
       Thereafter...................................................  15,687,158
                                                                     -----------
                                                                     $36,289,796
                                                                     ===========

NOTE 6--PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

  The Company is authorized to issue 500,000 shares of preferred stock. Preferred stock outstanding consists of Series 1 Preferred Stock, $1.00 par value ("Redeemable Preferred Stock"), Series 2 Preferred Stock, $1.00 par value ("Series 2 Convertible Preferred Stock") and Series 3 Preferred Stock, $1.00 par value ("Series 3 Convertible Preferred Stock").

 Redeemable Preferred Stock

  There are 18,125 shares of Redeemable Preferred Stock issued and outstanding at June 30, 1996 and 1997 and March 31, 1998. CSi issued the shares on June 30, 1995 for $100 per share. In connection with the reorganization transaction described in Note 1, the Redeemable Preferred Stock became an outstanding security of CCi. The Redeemable Preferred stockholders are entitled to dividends that accrue daily at 6 percent per annum until June 30, 2002 and 12 percent thereafter. These shares have a defined liquidation value of $100 per share plus all accrued and unpaid dividends. Accrued dividends on the Redeemable Preferred Stock at June 30, 1996 and 1997 and March 31, 1998 are $111,221, $229,267 and $322,532, respectively, and are included in Redeemable Preferred Stock in the accompanying consolidated balance sheets. Upon the completion of a Qualified Initial Public Offering, as defined, or at any time after June 30, 2001, the holders may require the shares be redeemed provided that such redemption would not constitute a default under the Senior Credit Agreement. The Company shall redeem all outstanding Redeemable Preferred Shares on October 31, 2005. As long as the Redeemable Preferred Stock is outstanding, the Company shall not redeem, purchase or otherwise acquire any other shares of stock.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

 Convertible Preferred Stock

  There are 25,000 shares each of Series 2 and Series 3 Convertible Preferred Stock outstanding at March 31, 1998. The shares were issued in November 1997 for $100 per share. The Series 2 and Series 3 Convertible Preferred Stockholders are entitled to dividends that accrue daily at 8 percent per annum. These shares have a defined Liquidation value of $100 per shares plus all accrued and unpaid dividends. The Series 2 and Series 3 Convertible Preferred Stock is convertible into Non-Voting Class B and Voting Class A common stock, respectively.

  At any time after June 30, 2001, the holders of the Series 2 and Series 3 Convertible Preferred Stock may require that the Company redeem a portion of the shares that have a liquidation value not in excess of $4,000,000, or in any amount after October 17, 2004, provided that such redemption would not constitute a default under the Senior Credit Agreement. Additionally, the Company may require conversion upon the results of a Qualified Initial Public Offering, as defined. The conversion to common stock is computed by multiplying the number of shares to be converted by $100 and dividing the result by the Conversion Price then in effect. The initial Conversion Price is $5.783, subject to adjustment to prevent dilution of the conversion rights. The Company must pay dividends quarterly beginning December 1998, or upon certain events of noncompliance, as defined. If such payments are not made, the holders of the preferred stock may demand immediate redemption, except in the event such redemption results in a default under the Senior Credit Agreement.

 Common Stock

  On June 30, 1995, CSi sold 4,868,476 and 367,748 shares of Class A and Class B common stock, respectively. In connection with the reorganization transaction described in Note 1, the Class A and Class B common stock became an outstanding security of CCi. Class A common stock (referred to herein as the "Common Stock") is entitled to one vote per share on all matters. Class B common stock (referred to herein as the "Nonvoting Common Stock") has no voting rights, except the Nonvoting Common Stock together with Common Stock, as one class, has the right to vote on (i) any merger or consolidation of the Company with or into another company, (ii) any sale of all or substantially all of the Company's assets and (iii) any amendment to the Company's Certificate of Incorporation.

  In connection with 2,204,726 of the 4,868,476 shares of Common Stock issued on June 30, 1995, the Company entered into various Executive Stock Agreements (the "Agreements") with each of its principal executives. Under the terms of these Agreements, the shares of Common Stock acquired by the executives vest over time. At June 30, 1996 and 1997, 62.5 percent (1,377,954 shares) and 75.0 percent (1,653,545 shares), respectively, were vested. On June 30, 1998, 275,591 shares vest, with the remaining shares vesting on June 30, 1999. In addition, the Agreements provided the executives with 826,773 shares of Nonvoting Common Stock at $0.2268 per share. The executives paid cash of $0.00023 per share, for total consideration of $188, with the remaining balance of $187,312 included in notes receivable for stock on the accompanying consolidated balance sheets. The shares are held in trust (i.e., restricted) until the earlier occurrence of a Qualifying Initial Public Offering of the Company's common stock or sale of the Company, as defined, or the passage of time.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

 Warrants

  The following represents a summary of the warrant activity:

                                 YEARS ENDED JUNE 30,
                           ----------------------------------  NINE MONTHS ENDED
                                1996             1997           MARCH 31, 1998
                           --------------- ------------------  ------------------
                                   WTD AVG
                                     EX              WTD AVG            WTD AVG
                           SHARES   PRICE   SHARES   EX PRICE   SHARES  EX PRICE
                           ------- ------- --------  --------  -------- ---------
Outstanding, beginning of
 the period..............  275,591 $0.0007  275,591  $ 0.0007   525,342 $ 0.0005
Granted..................      --      --   525,342    0.0005   437,506   0.0002
Exercised................      --      --  (275,591)  (0.0007)      --       --
                           ------- ------- --------  --------  -------- --------
Outstanding, end of the
 period..................  275,591 $0.0007  525,342  $ 0.0005   962,848 $ 0.0004
                           ======= ======= ========  ========  ======== ========

  The warrants outstanding at June 30, 1995 and the warrants granted during fiscal 1997 were issued to lenders in conjunction with loans made to the Company (See Note 5--Long-Term Debt). In September 1997, 55,118 Common Stock warrants and 220,473 Nonvoting Common Stock warrants were exercised into their respective class of common stock. Outstanding warrants at June 30, 1997 include 325,329 Common Stock warrants exercisable into Common Stock and 200,013 Nonvoting Common Stock warrants exercisable into Nonvoting Common Stock. All warrants outstanding at June 30, 1997 have an exercise price of $0.0005, are exercisable and have a remaining average contractual life of approximately 7.5 years. No amount was allocated to the warrants because management believes the effect would not be material to the consolidated results of operations.

  In November 1997, in connection with the amended Senior Credit Agreement, the lenders received additional warrants equivalent to two percent of the Company on a fully diluted basis, exercisable at $0.0002 per share. These warrants are subject to forfeiture by the lenders if the Company attains certain performance criteria, as defined. As a result, management believes the fair value of these warrants is nominal and therefore no amount has been allocated to the warrants.

NOTE 7--INCOME TAXES

  The components of the income tax provisions (benefit) are as follows:

                                         YEARS ENDED JUNE 30,      NINE MONTHS
                                         ----------------------  ENDED MARCH 31,
                                           1996        1997           1998
                                         ---------  -----------  ---------------
Current provision:
  Federal............................... $ 671,627  $  (172,736)    $    --
  State.................................   192,017      114,700      195,507
                                         ---------  -----------     --------
                                           863,644      (58,036)     195,507
                                         ---------  -----------     --------
Deferred provision:
  Federal...............................  (116,815)    (806,964)     343,819
  State.................................   (24,699)    (242,200)      60,674
                                         ---------  -----------     --------
                                          (141,514)  (1,049,164)     404,493
                                         ---------  -----------     --------
    Total provision (benefit) for income
     taxes.............................. $ 722,130  $(1,107,200)    $600,000
                                         =========  ===========     ========

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  Actual income tax provision (benefit) differs from the income tax provision (benefit) computed by applying the U.S. federal statutory tax rate of 34 percent to income (loss) before provision for income taxes as follows:

                                           YEARS ENDED JUNE 30,    NINE MONTHS
                                           --------------------  ENDED MARCH 31,
                                             1996      1997           1998
                                           -------- -----------  ---------------
Provision (benefit) at the statutory
 rate....................................  $601,849 $(1,017,458)    $509,548
State income tax provision (benefit), net
 of federal benefit......................    88,507    (149,626)      74,934
Other....................................    31,774      59,884       15,518
                                           -------- -----------     --------
                                           $722,130 $(1,107,200)    $600,000
                                           ======== ===========     ========

  The components of the Company's deferred tax asset and liability are as follows:

                                                    JUNE 30,
                                               --------------------  MARCH 31,
                                                 1996       1997        1998
                                               --------  ----------  ----------
Current deferred tax asset:
  Allowance for doubtful accounts............. $ 90,397  $  181,072  $  181,072
  Accrued vacation............................   19,139     302,221     302,221
  State taxes.................................   68,600     224,697     224,697
  Net operating loss carryforward.............      --      720,000     315,507
  Other.......................................      --       35,972      35,972
                                               --------  ----------  ----------
    Current deferred tax asset................  178,136   1,463,962   1,059,469
                                               --------  ----------  ----------
Non-current deferred tax liability:
  Depreciation................................  (36,622)    (84,660)    (84,660)
  Amortization................................      --     (188,624)   (188,624)
                                               --------  ----------  ----------
    Non-current deferred tax liability........  (36,622)   (273,284)   (273,284)
                                               --------  ----------  ----------
                                               $141,514  $1,190,678  $  786,185
                                               ========  ==========  ==========

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases its operating facilities under noncancellable operating leases expiring at various dates through 2007. The leases require the Company to pay various operating expenses of the facilities in addition to base monthly lease payments. Certain leases contain renewal options.

  Future minimum lease payments under operating leases are as follows:

         YEARS
        ENDING
       JUNE 30,
       --------
        1998.......................................................  $ 6,571,811
        1999.......................................................    5,912,844
        2000.......................................................    5,674,474
        2001.......................................................    4,881,043
        2002.......................................................    3,620,901
        Thereafter.................................................    5,661,268
                                                                     -----------
                                                                     $32,322,341
                                                                     ===========

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  Rent expense for the years ended June 30, 1996 and 1997, and the nine months ended March 31, 1998 amounted to $2,200,657, $7,835,384 and $6,210,142, respectively, and is reflected in educational services and general and administrative expense in the accompanying consolidated statements of operations.

 Legal Matters

  The Company is involved in various legal proceedings which have been routine litigation, in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these matters will not have a material adverse impact on the Company's financial position or results of operations.

NOTE 9--EMPLOYEE SAVINGS PLAN

  The Company has established an employee savings plan under Section 401(k) of the Internal Revenue Code. All employees with at least one year and 1,000 hours of employment are eligible to participate. Contributions to the plan by the Company are discretionary. The plan provides for vesting of Company contributions over a five-year period. Employees previously employed by each of the sellers (see Note 4) shall vest in the plan based on total service time. Company contributions to the plan were $131,309 and $243,570 for the years ended June 30, 1996 and 1997, respectively.

NOTE 10--GOVERNMENTAL REGULATION

  The Company and each school is subject to extensive regulation by governmental agencies and accrediting bodies. In particular, the HEA and the regulations promulgated thereunder by the DOE subject the Company's operations to regulatory scrutiny. Schools must satisfy certain criteria in order to participate in various financial assistance programs under Title IV of the HEA. For example, each school must (i) have an acid test ratio (defined as the ratio of cash, cash equivalents, and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year, (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10 percent of the schools tangible net worth, (iv) collect no more than 85 percent of its cash revenues from Title IV Program funds in any fiscal year and (v) not have cohort default rates ("CDR") on federally funded or federally guaranteed student loans in excess of 25 percent for each of the most recent three federal fiscal years. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding against the Company or any of its schools.

  Based on the audit as of June 30, 1997, eight of the Company's colleges fail to meet one or more of the financial responsibility tests. Three of the colleges fail to meet the acid test ratio (Blair College in Colorado Springs, Colorado; FMU in Melbourne, Florida; and FMU in Fort Lauderdale, Florida) and five of the colleges fail to meet the profitability test (Bryman College in Seatac, Washington; NIT in Wyoming, Michigan; Bryman College (North) in San Jose, California; Parks College in Aurora, Colorado; and Springfield College in Springfield, Missouri). In addition, the Company, on a consolidated basis, fails to meet the financial responsibility tests. However, at the CSi operating company level, and at the RCi operating company level, all financial responsibility tests were met. There can be no assurance at this time that the DOE, upon review of fiscal 1997 audited financial statements, will not require that the Company post additional letters of credit in accordance with its regulations. Since RCi is already on reimbursement, and since the Company has posted a letter of credit as required by the regulations, by definition the Company believes that it currently meets financial responsibility standards as set forth by the DOE. There is no assurance, however, that the DOE will not impose additional requirements for letters of credit based upon its review of the Company's fiscal 1997 financial statements. Such actions, or other similar actions, could have a material adverse effect on the Company's business, results of operations and financial condition, and on its ability to generate sufficient liquidity to continue to fund growth in its operations and purchase other institutions.

                  CORINTHIAN COLLEGES, INC. AND SUBSIDIARIES

  As of June 30, 1997, all schools except for four (Skadron College in San Bernardino, California; Bryman in Rosemead (now El Monte), California; Bryman in Sacramento, California; and Bryman in Los Angeles, California) were eligible to receive federal funding, including loan funds. These four schools were ineligible for federal loan funds as they exceeded the CDR threshold. Subsequent to June 30, 1997, four additional schools (Bryman in Brookline, Massachusetts; NIT in Wyoming, Missouri; Bryman in New Orleans, Louisiana; and Bryman in San Jose South, California) exceeded the CDR threshold. The Company was notified on July 3, 1997 that Bryman in Brookline, Massachusetts was excluded from Title IV Loan Programs. The Company was notified that the remaining three campuses were excluded from Title IV Loan Programs on September 10, 1997. The earliest date these schools can apply to be reinstated is October 1, 1999.

  Effective June 17, 1997, the Company approved the closing of Bryman in Sacramento, California. The school remained open through December 1997 in order for the current students to complete their programs.

  In order to operate and award degrees, diplomas and certificates and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs by the state agency in which it operates. Additionally, each institution must be accredited by an agency recognized by the DOE. As of June 30, 1997, all of the Company's schools meet these requirements.

  The financial aid and assistance programs, in which most of the Company's students participate, are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. The Company's administration of these programs is periodically reviewed by various regulatory agencies. The failure by the Company and its colleges and schools to comply with applicable, federal, state or accrediting agency requirements could result in the limitation, suspension or termination of the ability to participate in Title IV Programs or the loss of state licensure or accreditation. The loss of or a significant reduction in Title IV Program funds would have a material adverse effect on the Company's revenues and cash flows because the college's and school's student enrollment would likely decline as a result of its students' inability to finance their education without the availability of Title IV Program funds. Additionally, if alternative financing was made available to students it would be on longer terms which could have a material adverse effect on the Company's cash flows.

NOTE 11--SUBSEQUENT EVENT

  On June 3, 1998, the Company received notification that the DOE was prepared to enter into an agreement whereby Title IV Loan eligibility will be reinstated for the Brookline, Rosemead (now El Monte) and Los Angeles schools upon release of certain claims the Company has asserted against the DOE. The Company has agreed in principle to the terms and is awaiting the final form of the agreement from the DOE for execution.

NOTE 12--INITIAL PUBLIC OFFERING

  On July 21, 1998, the Company's Board of Directors authorized management to pursue an Initial Public Offering of the Company's common stock ("IPO"). The Company plans to file an S-1 Registration Statement with the Securities and Exchange Commission to sell common stock to the public. The proceeds of the IPO will be used, in part to repay debt and a prepayment penalty of approximately $2.3 million. Prior to the IPO, the Company intends to complete a 44.094522 for one stock split and increase the number of authorized shares from 9,000,000 to 40,000,000 and 500,000 to 2,500,000 for Common Stock and
Nonvoting Common Stock, respectively. Additionally, the Company intends to change the par value of its Common Stock and Nonvoting Common Stock from $0.01 to $0.0001 per share. All share and per share amounts shown in the accompanying consolidated financial statements have been retroactively adjusted to reflect this stock split, increase in authorized shares and change in par value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Phillips Colleges, Inc.

  We have audited the accompanying combined balance sheets of the Seventeen Operating Companies owned by Phillips Colleges, Inc. (the "Companies"), as of December 31, 1995 and October 16, 1996, and the related combined statements of income, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period January 1, 1996 to October 16, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 9 to the combined financial statements, certain operating assets and liabilities of the Companies were sold to an independent third party on October 17, 1996.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1995 and October 16, 1996, and the combined results of their operations and their cash flows for the year ended December 31, 1995 and for the period January 1, 1996 to October 16, 1996 in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers LLP

Jacksonville, Florida
August 15, 1997

         SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

                            COMBINED BALANCE SHEETS

                     DECEMBER 31, 1995 AND OCTOBER 16, 1996

                                                        1995          1996
                                                    ------------  ------------
                      ASSETS
                      ------
Current assets:
 Cash.............................................. $    314,561  $    339,159
 Accounts receivable--students, current portion,
  net of allowance for doubtful accounts of
  $525,232 and $703,271 in 1995 and 1996,
  respectively.....................................    8,378,236    16,467,436
 Accounts receivable--other........................      341,611        15,349
 Inventories and prepaid expenses..................    1,158,145     1,505,927
 Refundable income taxes...........................       86,626       150,587
 Deferred income taxes.............................      144,105       120,000
                                                    ------------  ------------
   Total current assets............................   10,423,284    18,598,458
                                                    ------------  ------------
Property and equipment:
 Land..............................................    3,610,839     3,624,414
 Buildings.........................................    7,672,989     7,672,989
 Leasehold improvements............................    1,878,542     1,878,372
 Furniture and equipment...........................    8,983,903     9,098,281
                                                    ------------  ------------
                                                      22,146,273    22,274,056
 Less accumulated depreciation and amortization....  (11,629,279)  (12,286,294)
                                                    ------------  ------------
                                                      10,516,994     9,987,762
                                                    ------------  ------------
Other assets:
 Accounts receivable--students, net of current
  portion..........................................    2,532,646     2,617,893
 Deferred income taxes.............................      275,130       190,380
 Intangible assets, net of accumulated
  amortization of $1,307,304 and $1,433,114 in
  1995 and 1996, respectively......................    5,276,726     5,150,916
 Investment in Perkins loan, net of allowances for
  unrecoverable investment of $593,194 and
  $587,386 in 1995 and 1996, respectively..........          --            --
 Other assets......................................      230,574       100,527
                                                    ------------  ------------
   Total other assets..............................    8,315,076     8,059,716
                                                    ------------  ------------
                                                    $ 29,255,354  $ 36,645,936
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
 Accounts payable.................................. $  2,500,730  $  1,291,271
 Accrued expenses..................................      682,899       672,008
 Advance student payments..........................      336,711       113,116
 Current portion of deferred tuition...............    9,524,119    20,817,733
 Current maturities of long-term debt..............      318,014     2,326,183
 Current maturities of capital lease obligation....      219,345        28,081
                                                    ------------  ------------
   Total current liabilities.......................   13,581,818    25,248,392
                                                    ------------  ------------
Deferred tuition, less current portion.............       59,130           --
Long-term debt, less current portion...............    2,409,854        73,660
Capital lease obligation, less current maturities..        1,342           --
Deferred income taxes..............................       61,366        45,654
                                                    ------------  ------------
                                                      16,113,510    25,367,706
                                                    ------------  ------------
Commitments and contingencies
Stockholders' equity:
 Common stock, 153,800 stocks authorized; 28,950
  stocks issued and outstanding....................      123,550       123,550
 Non-cumulative preferred stock, $100 par value,
  100 stocks authorized, 50 stocks issued and
  outstanding......................................        5,000         5,000
 Additional paid-in capital........................   11,279,408     9,147,294
 Retained earnings.................................    1,733,886     2,002,386
                                                    ------------  ------------
                                                      13,141,844    11,278,230
                                                    ------------  ------------
                                                    $ 29,255,354  $ 36,645,936
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

         SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

                         COMBINED STATEMENTS OF INCOME

   FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD ENDED OCTOBER 16, 1996

                                                           1995        1996
                                                        ----------- -----------
Revenue:
  Tuition.............................................. $43,323,794 $32,889,855
  Other................................................   1,381,293   1,109,629
                                                        ----------- -----------
                                                         44,705,087  33,999,484
                                                        ----------- -----------
Expenses:
  Academic.............................................  11,043,931   9,423,602
  Admissions...........................................   3,398,202   2,718,943
  Advertising..........................................   2,249,106   2,187,789
  Administrative.......................................  15,404,790  11,792,855
  Depreciation and amortization........................     939,130     709,326
  Amortization of intangibles..........................     158,088     125,810
  Interest.............................................     439,185     260,351
  Bad debts............................................   2,328,561   1,696,360
  Management fees......................................   8,152,448   4,587,625
                                                        ----------- -----------
                                                         44,113,441  33,502,661
                                                        ----------- -----------
Income from operations.................................     591,646     496,823
Income tax expense.....................................     280,030     228,323
                                                        ----------- -----------
Net income............................................. $   311,616 $   268,500
                                                        =========== ===========


   The accompanying notes are an integral part of these financial statements.

         SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

   FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD ENDED OCTOBER 16, 1996

                                  NONCUMULATIVE ADDITIONAL
                          COMMON    PREFERRED     PAID-IN     RETAINED  STOCKHOLDERS'
                          STOCK       STOCK       CAPITAL     EARNINGS     EQUITY
                         -------- ------------- -----------  ---------- -------------
Balance at December 31,
 1994................... $123,550    $5,000     $10,231,718  $1,422,270  $11,782,538
  Contributions of land,
   building, and
   furniture and
   equipment by parent
   company..............      --        --        1,884,057         --     1,884,057
  Increase in
   intercompany net
   receivable...........      --        --         (836,367)        --      (836,367)
  Net income............      --        --              --      311,616      311,616
                         --------    ------     -----------  ----------  -----------
Balance at December 31,
 1995...................  123,550     5,000      11,279,408   1,733,886   13,141,844
  Increase in
   intercompany net
   receivable...........      --        --       (2,132,114)        --    (2,132,114)
  Net income............      --        --              --      268,500      268,500
                         --------    ------     -----------  ----------  -----------
Balance at October 16,
 1996................... $123,550    $5,000     $ 9,147,294  $2,002,386  $11,278,230
                         ========    ======     ===========  ==========  ===========


   The accompanying notes are an integral part of these financial statements.

         SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

   FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD ENDED OCTOBER 16, 1996

                                                        1995         1996
                                                     -----------  -----------
Cash flows from operating activities:
  Net income........................................ $   311,616  $   268,500
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization...................     939,130      709,326
    Amortization of intangibles.....................     158,088      125,810
    Allowance for doubtful accounts.................     158,275      178,039
    Loss on disposal of property and equipment......       6,922          --
    Allowance for Perkins Loan Program..............         284       (5,808)
    Deferred income taxes...........................     121,025      (93,144)
    Changes in assets and liabilities:
      Accounts receivable...........................   1,485,432   (8,174,447)
      Inventories and prepaid expenses..............     (25,816)    (347,782)
      Refundable income taxes.......................     (59,330)     (63,961)
      Other assets..................................     (16,066)     412,244
      Accounts payable..............................     547,004   (1,209,459)
      Accrued expenses..............................    (168,071)     (10,891)
      Advance student payments......................    (489,416)    (223,595)
      Deferred tuition..............................  (1,853,808)  11,234,484
                                                     -----------  -----------
        Net cash provided by operating activities...   1,115,269    2,799,316
                                                     -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment................    (124,677)    (127,781)
  Proceeds from sale of property and equipment......       1,060          --
  Proceeds from Perkins liquidation.................      45,109        5,808
                                                     -----------  -----------
        Net cash used in investing activities.......     (78,508)    (121,973)
                                                     -----------  -----------
Cash flows from financing long-term activities:
  Proceeds from issuance of long-term debt..........     282,101          --
  Principal payments on debt........................    (218,006)    (328,025)
  Principal payments under capital lease
   obligations......................................    (233,059)    (192,606)
  Intercompany advances.............................    (922,183)  (2,132,114)
                                                     -----------  -----------
        Net cash used in financing activities.......  (1,091,147)  (2,652,745)
                                                     -----------  -----------
Net increase (decrease) in cash.....................     (54,386)      24,598
Cash at beginning of year...........................     368,947      314,561
                                                     -----------  -----------
Cash at end of year.................................     314,561      339,159
                                                     ===========  ===========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest........................................ $   429,356  $   273,574
                                                     ===========  ===========
    Income taxes.................................... $    74,801  $    60,925
                                                     ===========  ===========

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  During 1995, the Parent Company contributed land, building, and furniture and equipment to the Companies with a net book value of $1,884,057.

   The accompanying notes are an integral part of these financial statements.

        SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. GENERAL:

  The seventeen operating companies owned by Phillips Colleges, Inc. and combined in these financial statements (the "Companies") are engaged in the business of conducting general academic and vocational/technical instruction programs leading toward degrees or certificates of higher education. The Companies are wholly owned subsidiaries of Phillips Colleges, Inc. (the "Parent Company") and operate 18 colleges located in various cities in the United States. The colleges are: Western Business College, Portland, Oregon and Vancouver, Washington; Blair Junior College, Colorado Springs, Colorado; Parks College, Denver, Colorado; Parks College, Aurora, Colorado; Phillips College, Las Vegas, Nevada; Phillips Junior College of Salt Lake City, Salt Lake City, Utah; Phillips Junior College, Springfield, Missouri; Duff's Business Institute, Pittsburgh, Pennsylvania; Rochester Business Institute, Rochester, New York; Ft. Lauderdale College, Ft. Lauderdale, Florida; Orlando College--North, Orlando, Florida; Orlando College--South Orlando, Florida; Orlando College, Melbourne, Florida; Tampa College--Main, Tampa, Florida; Tampa College--Brandon, Tampa, Florida; Tampa College--Pinellas, Clearwater, Florida; and Tampa College, Lakeland, Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  INVENTORIES--Inventories consist primarily of textbooks and media materials and are stated at the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT--Land is recorded at cost. Buildings are recorded at cost and are depreciated by the straight-line method over the estimated useful lives of the assets, ranging from 25 to 35 years.

  Furniture and equipment are recorded at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years.

  Leasehold improvements are recorded at cost and are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the noncancelable lease.

  Major renewals and betterments are capitalized while replacements, maintenance and repairs which do not improve or extend the useful lives of the respective assets are expensed as incurred. Gains and losses on the retirement or disposal of individual assets are recorded as income or expense.

  TUITION REVENUE--Tuition for a student's program is recorded at the beginning of each academic year and is deferred and recognized ratably over the number of months in the program.

  INTANGIBLE ASSETS--Intangible assets remaining at October 16, 1996 consist of excess of costs over net assets acquired and are amortized using the straight-line method based on a 40-year life.

  INCOME TAXES--The Companies recognize the future tax consequences of transactions or events in the period the transactions or events are recognized in the financial statements. Deferred tax assets and liabilities are recorded for temporary differences by applying enacted statutory tax rates applicable to the future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances required for the consolidated group are recorded by the Parent Company to reduce net deferred tax assets to amounts that are more likely than not to be realized.

  STOCK--Common stock is recorded at par or stated value. Par values of common stock issued and outstanding range between no par and $100. Preferred stock is noncumulative and is recorded at par value.

  SIGNIFICANT ESTIMATES, RISKS AND UNCERTAINTIES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that

        SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECOVERABILITY OF LONG-LIVED ASSETS--The Companies record losses on impairment of property and equipment and intangible assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

3. INCOME TAXES:

  The income tax expense for the year ended December 31, 1995 and the period ended October 31, 1996 includes the following:

                                                                1995     1996
                                                              -------- --------
     Federal income tax expense.............................. $255,070 $201,349
     State income tax expense................................   24,960   26,974
                                                              -------- --------
     Income tax expense...................................... $280,030 $228,323
                                                              ======== ========

  The Companies file consolidated federal income tax returns with the Parent Company. Current and deferred taxes are allocated to the Companies as if they were separate taxpayers. The Companies' use of federal net operating losses generated by other members of the consolidated group resulted in an intercompany payable to the Parent Company of $1,768,332 and $2,062,824 at December 31, 1995 and October 16, 1996, respectively. Such amounts are netted with the intercompany receivable from the Parent Company reflected as a reduction or increase of contributed capital.

  For the year ended December 31, 1995 and period ended October 16, 1996, the differences between the federal income tax expense and the amount calculated by applying the 34% statutory rate to pre-tax earnings result primarily from state income taxes and miscellaneous non-deductible items are as follows:

                                                               1995      1996
                                                             --------  --------
     Income tax expense at a statutory rate of 34%.......... $201,160  $168,920
     Amortization of intangibles............................   58,950    39,100
     State income tax benefit...............................   (8,486)   (9,171)
     Miscellaneous other....................................    3,446     2,500
                                                             --------  --------
     Federal income tax expense.............................  255,070   201,349
     State income taxes.....................................   24,960    26,974
                                                             --------  --------
                                                             $280,030  $228,323
                                                             ========  ========

  At December 31, 1995 and October 16, 1996 the components of net deferred taxes recognized in the Companies' balance sheets were:

                                                              1995      1996
                                                            --------  --------
     Current deferred tax assets........................... $144,105  $120,000
                                                            ========  ========
     Non-current deferred tax assets....................... $280,617  $190,380
     Non-current deferred tax liabilities..................   (5,487)      --
                                                            --------  --------
     Net non-current deferred tax assets................... $275,130  $190,380
                                                            ========  ========
     Non-current deferred tax assets....................... $ 12,874  $    --
     Non-current deferred tax liabilities..................  (74,240)  (45,654)
                                                            --------  --------
     Net non-current deferred tax liabilities.............. $(61,366) $(45,654)
                                                            ========  ========

        SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

  Deferred tax assets result primarily from allowances recorded for doubtful accounts and capitalized leases. Deferred tax liabilities result primarily from depreciation.

  At December 31, 1995, the Companies had state net operating loss carryforwards of approximately $1,000,000 expiring in tax years 1996 through 1998.

4. RETIREMENT PLANS:

  In 1991, the Parent Company established the Phillips Colleges, Inc. Employee Retirement Savings Plan (the "Plan"), a defined contribution plan [Section 401(k) plan] covering all eligible employees. Employees are eligible to participate after one year of service and upon attaining the age of 21.

  The Parent Company did not provide contributions to the Plan in 1995 or 1996. The Plan was terminated with an effective termination date of January 31, 1996.

  The Plan was fully funded at termination. Plan assets were paid out to participants upon receipt of a determination letter from the Internal Revenue Service.

5. LEASES:

  The Companies lease administrative and classroom facilities and certain equipment. In 1992, the Companies entered into several leases for computer equipment which qualified as capitalized leases. All noncancelable facility leases are operating leases and contain various renewal options and escalation clauses and require that the Companies pay for utilities, taxes, insurance and maintenance expenses.

  As of October 16, 1996, future minimum rental payments on all noncancelable capital and operating leases, along with the present value of the net minimum capital lease payments are:

                                                           OPERATING  CAPITAL
                                                          ----------- --------
     Remainder of 1996................................... $ 1,114,991 $ 28,957
     1997................................................   3,343,962      --
     1998................................................   2,609,254      --
     1999................................................   1,662,591      --
     2000................................................   1,019,273      --
     Thereafter..........................................   1,259,700      --
                                                          ----------- --------
     Total minimum lease payments........................ $11,009,771   28,957
                                                          ===========
     Less amount representing interest...................                 (876)
                                                                      --------
                                                                        28,081
                                                                      --------
     Less current maturities of obligation under capital
      leases.............................................              (28,081)
                                                                      --------
     Long-term obligation under capital leases...........             $    --
                                                                      ========

  The cost and accumulated depreciation of equipment under capital leases were $1,122,957 and $974,558, respectively, as of December 31, 1995 and $1,122,957 and $1,094,610, respectively, as of October 16, 1996.

  Rent expense charged to operations in 1995 and 1996 was $5,238,106 and $4,204,142, respectively.

  Certain of the Companies lease housing facilities which are in turn subleased to students. Sublease income in 1995 and 1996 was $191,452 and $46,931, respectively.

         SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

6. INTANGIBLES:

  Details relating to costs of intangibles and their amortization are as follows:

                                                                AMORTIZATION
                                                            --------------------
                                                    COST    EXPENSE  ACCUMULATED
                                                 ---------- -------- -----------
   December 31, 1995
     Excess of costs over net assets acquired... $6,584,030 $158,088 $1,307,304
                                                 ========== ======== ==========
   Period ended October 16, 1996
     Excess of costs over net assets acquired... $6,584,000 $125,810 $1,433,114
                                                 ========== ======== ==========

7. LONG-TERM DEBT:

  Long-term debt consists of the following as of December 31, 1995 and October 16, 1996:

                                                             1995       1996
                                                          ---------- ----------
   Prime rate plus 2% note payable to a financial
    institution, with monthly installments of $11,556
    principal and accrued interest; remaining principal
    due January 2, 1997; collateralized by real property
    located at Tampa, Florida...........................  $2,009,783 $1,663,528
   Uncollateralized note payable dated July 15, 1993,
    due in 30 monthly installments, including interest
    at 8%, beginning November 30, 1994..................      79,904     23,134
   Uncollateralized note payable dated May 14, 1996, due
    in 27 monthly installments, including interest at
    8%, beginning June 15, 1996.........................         --     157,999
   Uncollateralized note payable dated July 14, 1995,
    due in 18 monthly installments, including interest
    at 8%, beginning January 10, 1996...................     136,332     73,563
   Uncollateralized note payable dated March 15, 1982,
    with monthly installments of $8,093 principal and
    accrued interest at 14.875%, remaining principal due
    March 15, 1997......................................     501,849    481,619
                                                          ---------- ----------
                                                           2,727,868  2,399,843
   Less current maturities..............................     318,014  2,326,183
                                                          ---------- ----------
                                                          $2,409,854 $   73,660
                                                          ========== ==========

  Scheduled repayment of debt for the next five years and thereafter is as follows:

       Remainder of 1996............................................. $   57,776
       1997..........................................................  2,282,771
       1998..........................................................     59,296
       1999..........................................................        --
       2000..........................................................        --
       Thereafter....................................................        --
                                                                      ----------
                                                                      $2,399,843
                                                                      ----------

  Subsequent to the transaction described in Note 9 to these financial statements, all long-term debt obligations were settled by the Parent Company using some of the proceeds from the sale of the Companies (Note 9).

        SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

8. RELATED PARTY TRANSACTIONS:

  At December 31, 1995 and October 16, 1996, the Companies had intercompany receivables from the Parent Company of $11,134,374 and $13,011,312, respectively, which are reclassified as reductions of additional paid-in capital.

  At December 31, 1995 and October 16, 1996, the Companies had intercompany payables due to the Parent Company of $2,131,711 and $1,876,535, respectively, which are reclassified as additions to additional paid-in capital. The Parent Company and the Companies have not executed a formal note agreement; therefore, no interest income or expense has been recorded pursuant to this arrangement for the year ended December 31, 1995 and the period ended October 16, 1996.

  The Parent Company's management services agreement with the Companies stipulates that management fees charged to subsidiaries are calculated based upon the Companies' gross revenues and operating profit (defined by the agreement as gross revenue less operating expenses except for amortization, management fees and income taxes). The Parent Company will not charge management fees beyond defined maximum limits. Therefore, management fees will not cause the Companies to have a loss after considering all income statement items except for income taxes.

9. COMMITMENTS AND CONTINGENCIES:

  The Federal Regulations, as amended in 1994, (34 CFR, section 600.5) implemented the statutory requirement that an institution eligible for Title IV student aid funding must not receive more than 85% of its total revenue from Title IV sources. This requirement is calculated on an annual basis, and the Companies were in compliance with this requirement at December 31, 1995.

  In the ordinary course of business, the Companies' federal financial assistance programs are subject to ongoing program reviews by the Department of Education ("ED") and Title IV program audits by external auditors. The Parent Company and the Companies are parties to various pending or threatened legal proceedings generally incidental to its business. Management of the Parent Company does not believe that the results of these matters will have a material impact on the financial statements.

  At October 16, 1996, all assets of the Companies are pledged as collateral under various debt arrangements entered into by the Parent Company.

  During 1995, the Companies' Parent recorded a reserve for regulatory assessments payable to the ED in an amount greatly exceeding the resources of the Parent and all subsidiaries of the Parent, including the Companies. As a result of the assessment, the Companies, the Parent Company, the ED and the Companies' bankers agreed upon a plan of voluntary liquidation in which the Parent Company was obligated to sell all of the assets of the Companies. The proceeds would then be used by the Parent Company to satisfy its aforementioned obligation. Due to the terms of this agreement, the regulatory assessment was not recorded on an individual company basis. In accordance with the Plan, all assets of the Parent and the Companies were sold with net proceeds of the sale distributed to the bankers and the ED. Additionally, pursuant to the terms of the Plan, purchasers of the assets of the Companies were not required to assume any part of the regulatory assessment liability.

  On October 17, 1996, the Parent Company entered into a transaction at a gain in which substantially all of the Companies' operating assets were bought and certain liabilities assumed (principally the Companies' contractual liability to perform its educational obligation related to tuition collected or tuition receivable and the assumption of building and equipment leases beginning October 17, 1996) by an independent third party.

        SEVENTEEN OPERATING COMPANIES OWNED BY PHILLIPS COLLEGES, INC.

10. CONCENTRATION OF CREDIT RISK:

  Substantially all of the Companies' business is with students who rely to varying degrees on student financial assistance of the ED. Collection from the ED is reasonably assured provided the Companies have complied with the ED student financial assistance requirements. Changes in the ED funding levels could have a significant impact on the Companies' ability to attract students. The receivables from students and the ED are not collateralized.

  The Companies maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Companies have not experienced any losses in such accounts.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  In the normal course of business, the Companies use various financial instruments to manage their interest rate risk, for purposes other than trading. By nature all such instruments involve risk, including the credit risk of nonperformance by counterparties, and the maximum potential loss may exceed the amount recognized in the balance sheet. However, at October 16, 1996, in management's opinion there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments.

  The following methods and assumptions were uses to estimate the fair value of each class of financial instruments held or issued for purposes other than trading.

           FINANCIAL INSTRUMENT                   VALUATION METHOD
           --------------------                   ----------------
     Accounts receivable--students... Carrying amounts
     Accounts receivable--other...... Carrying amounts
     Long-term debt.................. Carrying amounts which approximate market

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corinthian Colleges, Inc.:

  We have audited the accompanying combined statement of revenues and direct expenses of eleven career colleges purchased from National Education Centers, Inc. (see Note 1) for the year ended December 31, 1995, respectively. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenue and direct expenses of eleven career colleges purchased from National Education Centers, Inc, for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Orange County, California
July 15, 1997

                             ELEVEN CAREER COLLEGES

                        NATIONAL EDUCATION CENTERS, INC.

               COMBINED STATEMENT OF REVENUES AND DIRECT EXPENSES

                   FOR TIER 2 AND TIER 3 SCHOOLS (SEE NOTE 1)

                                                               FROM JANUARY 1995
                                                               THROUGH THE DATES
                                                                    OF THE
                                                                 ACQUISITIONS
                                                                 (SEE NOTE 1)
                                                               -----------------
REVENUES:
  Tuition revenue.............................................    $22,230,293
                                                                  -----------
DIRECT OPERATING EXPENSES:
  Course materials, services and instruction..................     13,251,585
  Marketing and advertising...................................      3,999,879
    Total direct operating expenses...........................     17,251,464
                                                                  -----------
EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES.............    $ 4,978,829
                                                                  ===========



         The accompanying notes are an integral part of this statement.

                       NATIONAL EDUCATION CENTERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENT

                               DECEMBER 31, 1995

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  a. Operations

  Corinthian Schools, Inc. ("CSi"), a Delaware corporation, was incorporated in February 1995 to acquire and operate non-degree granting proprietary schools devoted to career program training primarily in the medical, technical, and business fields. In September 1996, Corinthian Colleges, Inc. (the "Company") completed a reorganization transaction whereby CSi became a wholly owned subsidiary of the Company. The Company's corporate headquarters are located in Santa Ana, California.

  In June 1995 (amended August 30, 1995 and September 27, 1995), CSi entered into an asset purchase agreement with National Education Centers, Inc. ("NECI") to purchase certain assets and assume certain liabilities of 16 career colleges for approximately $4.7 million. Department of Education ("DOE") approval was required for the transfer of ownership; thus the Company staged the acquisition date on all 16 schools over a period of six months. The school, location and date acquired for each school are as follows:

                SCHOOL                          LOCATION        DATE ACQUIRED
                ------                          --------        -------------
   TIER 1
   National Institute of Technology....... San Antonio, TX      June 30, 1995
   National Institute of Technology....... Cross Lanes, WV
   Bryman College......................... Orange, CA
   Bryman College......................... Winnetka, CA
   Skadron College........................ San Bernardino, CA

   TIER 2
   National Institute of Technology....... Wyoming, MI        September 30, 1995
   Bryman College......................... San Francisco, CA
   Bryman College......................... San Jose, CA
   Bryman College......................... New Orleans, LA
   Kee Business College................... Newport News, VA

   TIER 3
   National Institute of Technology....... Livonia, MI        December 31, 1995
   Bryman Institute....................... Brookline, MA
   Bryman College......................... Los Angeles, CA
   Bryman College......................... Rosemead, CA
   Bryman College......................... Gardena, CA
   Sawyer College......................... Sacramento, CA

  The accompanying combined statement of revenues and direct expenses includes the operating results of only the tier 2 and tier 3 schools from January 1, 1995 through the date of acquisition.

  b. Basis of Statements

  The combined statement of revenues and direct expenses has been prepared on a basis permitted by the Securities and Exchange Commission in a letter dated April 8, 1997. In accordance with the terms of that letter, the balance sheet of NECI as of December 31, 1995, and the statement of cash flows for the year ended December 31, 1995 have been omitted. Additionally, certain indirect expenses (interest and corporate overhead) were omitted. Management believes it would have been extremely impractical to include such statements and

                       NATIONAL EDUCATION CENTERS, INC.

expense items because such statements and expense items would have required many assumptions and estimates which are subject to a high degree of inaccuracy. Consequently, the combined statement of revenues and direct expenses is not intended to be a complete presentation of operations.

2. REVENUE RECOGNITION

  Revenues are derived primarily from tuition on courses taught in the Company's colleges. Revenues are recognized on a straight-line basis over the length of the applicable course. If a student withdraws from a course, the unearned tuition that the student has paid is refunded in accordance with federal, state and accrediting agency standards.

3. MARKETING AND ADVERTISING

  Marketing and advertising costs include primarily marketing salaries, direct-response and other advertising, promotional materials and other related marketing costs. All advertising costs are expensed as incurred.

4. GOVERNMENTAL REGULATION

  The Company and each school are subject to extensive regulation by governmental agencies and accrediting bodies. In particular, TITLE IV of the Higher Education Act of 1965, as amended ("HEA") and the regulations promulgated thereunder by the DOE subject the Company's operations to regulatory scrutiny. Schools must satisfy certain criteria in order to participate in programs under Title IV of the HEA. For example, each school must (i) have an acid test ratio (defined as the ratio of cash, cash equivalents, and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year, (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10 percent of the schools tangible net worth, (iv) collect no more than 85 percent of its revenues from Title IV Program funds in any fiscal year, and (v) not have cohort default rates ("CDR") on federally funded or federally guaranteed student loans in excess of 25 percent for each of the most recent three federal fiscal years. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding against the Company or any of its schools.

  In order to operate and award degrees, diplomas and certificates and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs by the state agency in which it operates. Additionally, each institution must be accredited by an agency recognized by the DOE.

  The financial aid and assistance programs are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. The Company's administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of a suspension, limitation or termination proceeding against the Company, which could have a material adverse effect on the Company.

5. CONCENTRATION OF RISK

  A substantial portion of the revenues and accounts receivable reflected in the accompanying financial statement are a direct result of the Company's participation in Government student financial assistance programs for the payment of student tuition. The loss of Title IV funding by a number of schools would have a material adverse impact on the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corinthian Colleges, Inc.

  We have audited in accordance with generally accepted auditing standards, the financial statements of Corinthian Colleges, Inc. (a Delaware corporation) and subsidiaries included in this Form S-1 Registration Statement and have issued our report thereon dated November 10, 1997 (except for Note 11, as to which the date is June 3, 1998, and Note 12, as to which the date is July 21,
1998). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Orange County, California
November 10, 1997 (except
 for Note 11, as to which
 the date is June 3, 1998
 and Note 12, as to which
 the date is July 21, 1998.)

                           CORINTHIAN COLLEGES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                  BALANCE AT CHARGED TO              BALANCE AT
                                  BEGINNING  COSTS AND                 END OF
                                  OF PERIOD   EXPENSES  DEDUCTIONS     PERIOD
                                  ---------- ---------- -----------  ----------
Allowance for doubtful accounts
  Accounts receivable:
    Year ended June 30, 1996..... $      --  $2,275,481 $  (690,520) $1,585,429
    Year ended June 30, 1997.....  1,585,429  3,646,004  (2,468,856)  2,762,577
    Nine-months ended March 31,
     1997........................  1,585,429  3,098,850  (1,851,642)  2,832,637
    Nine-months ended March 31,
     1998........................  2,762,577  3,657,064  (2,598,930)  3,820,711
  Student notes receivable:
    Year ended June 30, 1996.....        --          --          --         --
    Year ended June 30, 1997.....        --   1,523,560    (662,493)    861,067
    Nine-months ended March 31,
     1997........................        --   1,470,969    (441,662)  1,029,307
    Nine-months ended March 31,
     1998........................    861,067  1,213,611    (784,522)  1,290,156

===============================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
The Transactions..........................................................   17
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Historical Consolidated Financial and Other Data.................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   23
Business..................................................................   30
Financial Aid and Regulations.............................................   42
Management................................................................   54
Certain Relationships and Transactions....................................   60
Security Ownership of Certain Beneficial Owners and Management............   62
Description of Capital Stock..............................................   64
Shares Eligible for Future Sale...........................................   69
Underwriting..............................................................   70
Legal Matters.............................................................   71
Experts...................................................................   71
Additional Information....................................................   72
Index to Consolidated Financial Statements................................  F-1

Until     , 1998 (25 days after the commencement of the offering), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================

                                       SHARES

                                  CORINTHIAN
                                COLLEGES, INC.

                                 COMMON STOCK

                      [LOGO OF CORINTHIAN COLLEGES, INC.]

                                   --------
                                  PROSPECTUS

                                        , 1998
                                   --------



                             SALOMON SMITH BARNEY

                          CREDIT SUISSE FIRST BOSTON

                              PIPER JAFFRAY INC.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses, other than the underwriting discount, payable by the Company in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

   Securities and Exchange Commission registration fee.............. $   15,267
   NASD filing fee..................................................      5,675
   Nasdaq listing fee...............................................     75,625
   Accounting fees and expenses.....................................    750,000
   Legal fees and expenses..........................................    700,000
   Blue Sky qualification fees and expenses.........................      7,500
   Printing and engraving expenses..................................    300,000
   Transfer agent and registrar fees................................     15,000
   Miscellaneous....................................................    130,933
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

  The Company intends to pay all expenses of registration, issuance and distribution, excluding the underwriters' discount and commissions, with respect to the shares being sold by the Selling Stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which such director derived an improper personal benefit. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the Company's Certificate of Incorporation and in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Bylaws of the Company (the "Bylaws") provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL.

  The Form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following is a summary of transactions by the Company since its incorporation involving sales of the Company's securities that were not registered under the Securities Act:

  On June 30, 1995, Corinthian Schools, Inc. ("CSi"), the predecessor to the Company, issued the following stock:

  (1) 10,000 shares of Class A Common Stock to each of David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland, and Dennis Devereux at $10 per share. Payment for the stock by each consisted of $80,000 cash, plus the surrender of previous stock and a credit for a previous capital contribution in the total amount of $20,000;

  (2) 55,000 shares of Class A Common Stock to Primus Capital Fund III Limited Partnership ("Primus") at $10 per share, for a total payment of $55,000 cash;

  (3) 5,410 shares of Class A Common Stock to Banc One Capital Partners ("Banc One") at $10 per share, for a total payment of $54,100 cash;

  (4) 6,250 shares of Class B Common Stock to David Moore at $10 per share, for a total purchase price of $62,500 (payment consisted of $62.50 cash plus a note in the amount of $62,437.50 for the balance);

  (5) 5,000 shares of Class B Common Stock to Paul St. Pierre at $10 per share, for a total purchase price of $50,000 (payment consisted of $50 cash plus a note in the amount of $49,950 for the balance);

  (6) 2,500 shares of Class B Common Stock to each of Frank McCord, Lloyd Holland, and Dennis Devereux at $10 per share, for an aggregate price by all three of $75,000 (payment for each consisted of $25 cash plus a note in the amount of $24,975 for the balance); (Earnback shares)

  (7) 8,340 shares of Class B Common Stock to Banc One at $10 per share, for a total payment of $83,400 cash;

  (8) 14,500 shares of Class A Series Preferred Stock (the "Redeemable Preferred") to Primus and 3,625 shares of Redeemable Preferred to Banc One at $100 per share, for a total payment of $1,812,500 cash; and

  (9) Warrants to Primus and Banc One to purchase 1,250 shares of Class A Common Stock and 5,000 shares of Class B Common Stock, respectively, each at an aggregate exercise price of $100.

  On October 3, 1996, the Company underwent a reverse triangular merger with CSi whereby CSi became a subsidiary of the Company and all previously issued and outstanding shares of CSi were canceled in exchange for Company equivalent stock. Each of the previously issued shares of CSi thus became shares of the Company. On that same date, Primus and Banc One exercised their warrants and the Company issued 1,250 shares of Class A Common Stock to Primus and 5,000 shares of Class B Common Stock to Banc One, each at an aggregate exercise price of $100 cash.


  On October 17, 1996, the Company issued the following stock:

  (1) A $22.5 million senior term note (together with a $5.0 million revolving credit facility) to Prudential Insurance Company of America ("Prudential"), maturing on October 17, 2004;

  (2) A $4.0 million subordinated term note maturing on October 17, 2005 to Banc One;

  (3) A $1.0 million subordinated term note maturing on October 17, 2005 to Primus;

  (4) A warrant to Primus to purchase 806.45 shares of Class A Common Stock and a warrant to Banc One to purchase 3,225.81 shares of Class B Common Stock, each at an aggregate exercise price of $100, together with a Contingent Warrant to each of Primus and Banc One to purchase a certain number of shares of Class A Common Stock and Class B Common Stock, respectively, depending on the vesting of Common Stock held by certain executives of the Company (the "Management Earnback"); and

  (5) A warrant to Prudential to purchase 5,376.34 shares of Class A Common Stock, together with a Contingent Warrant to purchase a certain number of shares of Class A Common Stock, depending on the Management Earnback.

  On November 24, 1997, the Company issued the following stock:

  (1) 25,000 shares of Series 2 Class A Convertible Preferred Stock to Banc One at $100 per share, for a total payment of $2,500,000 cash;

  (2) 25,000 shares of Series 3 Class convertible Preferred Stock to Primus at $100 per share, for a total payment of $2,500,000 cash;

  (3) A warrant to Prudential to purchase 3,683.28 shares of Class A Common Stock (contains a claw-back feature that will result in the early termination of the warrant upon the occurrence of certain events);

  (4) A warrant to Primus to purchase 4,228.8 shares of Class A Common Stock (contains a claw-back feature that will result in the early termination of the warrant upon the occurrence of certain events); and

  (5) A warrant to Banc One to purchase 2,010.04 shares of Class B Common Stock (contains a claw-back feature that will result in the early termination of the warrant upon the occurrence of certain events).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 1.1*    Form of Underwriting Agreement.
 2.1     Asset Purchase Agreement, dated as of June 28, 1995, among Corinthian
          Schools, Inc., National Education Centers, Inc. and National
          Education Corporation, and schedules thereto.
 2.2     Asset Purchase Agreement, dated as of March 20, 1996, by and between
          Corinthian Schools, Inc. and Repose, Inc.
 2.3     Asset Purchase Agreement, dated as of July 11, 1996, by and between
          Corinthian Schools, Inc. and Concorde Career Colleges, Inc.
 2.4     Amendment to Asset Purchase Agreement, made as of August 29, 1996, by and between Corinthian Schools, Inc. and Concorde Career Colleges,
          Inc.
 2.5     Master Asset Purchase Agreement, dated as of October 17, 1996, by and between the Company and Phillips Colleges, Inc.
 2.6     Schools Acquisition Agreement, dated as of October 17, 1996, by and between Rhodes Colleges, Inc., Rhodes Business Group, Inc., Florida
          Metropolitan University, Inc. and Phillips Colleges, Inc.
 2.7     Provisions Concerning Purchase and Sale of Real Estate, dated as of
          October 17, 1996, by and among Blair Business College, Inc., Phillips
          College of Denver, Inc., Phillips Educational Group of Central
          Florida, Inc., the Company and Phillips Colleges, Inc.
 2.8     Amendment to Provisions Concerning Purchase and Sale of Real Estate,
          dated as of November 25, 1996, by and among Blair Business College,
          Inc., Phillips College of Denver, Inc., Phillips Educational Group of
          Central Florida, Inc., the Company and Phillips Colleges, Inc.
 3.1     Second Restated Certificate of Incorporation of the Company, dated as of November 21, 1997.
 3.2*    Third Restated Certificate of Incorporation, dated     , 1998.
 3.3     Bylaws of the Company, certified as of September 19, 1996.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  4.1    Promissory Note, dated as of July 1, 1996, by Corinthian Schools, Inc.
          in favor of Repose, Inc., in the amount of $50,000.
  4.2    Promissory Note, dated as of August 31, 1996, made by Corinthian
          Schools, Inc. in favor of Concorde Career Colleges, Inc. in the amount of $300,000.
  4.3    10.27% Senior Secured Term Note dated October 17, 1996 in the original principal amount of $22,500,000 registered in the name of The
          Prudential Insurance Company of America.
  4.4    Senior Secured Revolving Note dated October 17, 1996 in the original principal amount of $5,000,000 registered in the name of The
          Prudential Insurance Company of America.
  4.5    Subordinated Note dated October 17, 1996, in the principal amount of
          $1,000,000 registered in the name of Primus Capital Fund III Limited
          Partnership.
  4.6    Subordinated Note, dated October 17, 1996, in the principal amount of
          $4,000,000, from the Company to Banc One Capital Partners II, Ltd.
  4.7    Promissory Note (Secured) dated April 30, 1997, by Corinthian Property
          Group, Inc. in favor of Banc One Capital Partners VI, Ltd. in the amount of $3,760,000.
  4.8    Senior Secured Note, dated October 17, 1997, in the principal amount of $22,500,000 from the Company to The Prudential Insurance Company of America.
  5.1*   Opinion of O'Melveny & Myers LLP.
 10.1    Promissory Note from David Moore to the Company, dated as of June 30,
          1995, in the principal amount of $62,437.50.
 10.2    Promissory Note from Paul St. Pierre to the Company, dated as of June
          30, 1995, in the principal amount of $49,950.
 10.3    Promissory Note from Frank McCord to the Company, dated as of June 30,
          1995, in the principal amount of $24,975.
 10.4    Promissory Note from Dennis Devereux to the Company, dated as of June
          30, 1995, in the principal amount of $24,975.
 10.5    Promissory Noted from Lloyd Holland to the Company, dated as of June
          30, 1995, in the principal amount of $24,975.
 10.6    Subordinated Secured Note and Warrant Purchase Agreement, dated as of
          June 30, 1995, by and among Corinthian Schools, Inc., Primus Capital
          Fund III Limited Partnership and Banc One Capital Partners II,
          Limited Partnership.
 10.7    Credit Facility Agreement, dated as of June 30, 1995, by and between
          Corinthian Schools, Inc. and Banc One Capital Partners II, Limited
          Partnership.
 10.8    Warrant Certificate for 5,000 shares of Class B Non-Voting Common
          Stock, dated as of June 30, 1995, issued to Banc One Capital Partners
          II, Limited Partnership by Corinthian Schools, Inc.
 10.9    Warrant Certificate for 1,250 shares of Class A Voting Common Stock, dated as of June 30, 1995, issued to Primus Capital Fund III Limited
          Partnership by Corinthian Schools, Inc.
 10.10   Security Agreement, dated as of June 30, 1995, by Corinthian Schools,
          Inc. for the benefit of Primus Capital Fund III Limited Partnership and Banc One Capital Partners II, Limited Partnership, and UCC-1
          Financing Statements.
 10.11   Purchase Agreement, dated June 30, 1995, between Corinthian Schools,
          Inc., Primus Capital Fund III Limited Partnership and Banc One
          Capital Partners II, Limited Partnership, and schedules thereto.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.12   Amended and Restated Registration Agreement dated October 17, 1996, by and between the Company, Primus Capital Fund III Limited Partnership,
          The Prudential Insurance Company of America, Banc One Capital
          Partners II, LLC, Banc One Capital Partners II, Limited Partnership,
          David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L. Devereux
          and Lloyd W. Holland.
 10.13   First Amendment to the Amended and Restated Registration Agreement,
          dated as of November 24, 1997, by and between the Company, Primus
          Capital Fund III Limited Partnership, BOCP II Limited Liability
          Company, Banc One Capital Partners II, LLC, David G. Moore, Paul St.
          Pierre, Frank J. McCord, Dennis L. Devereux, Lloyd W. Holland and The
          Prudential Insurance Company of America.
 10.14   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Dennis L. Devereux.
 10.15   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Lloyd W. Holland.
 10.16   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Frank J. McCord.
 10.17   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and David G. Moore.
 10.18   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Paul St. Pierre.
 10.19   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Lloyd W. Holland.
 10.20   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Dennis L. Devereux.
 10.21   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and David G. Moore.
 10.22   Executive Stock Pledge Agreement, dated as of June 30, 1995 between
          Corinthian Schools, Inc. and Frank J. McCord.
 10.23   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Paul St. Pierre.
 10.24   Escrow Agreement, dated as of March 20, 1996, by and between
          Corinthian Schools, Inc., Repose, Inc. and Key Trust Company, as
          escrow agent.
 10.25   Certificate of Merger of Corinthian Schools, Inc., dated as of
          September 30, 1996.
 10.26   Revolving Loan Request dated October 17, 1996 from Corinthian
          Colleges, Inc. to The Prudential Insurance Company of America.
 10.27   Contingent Stock Warrant dated October 17, 1996, for The Prudential
          Insurance Company of America.
 10.28   Subordinated Note and Warrant Purchase Agreement dated October 17,
          1996 by and between Corinthian Colleges, Inc., Primus Capital
          Fund III Limited Partnership and Banc One Capital Partners II, LLC.
 10.29   Amendment dated November   , 1997, to the Subordinated Note and
          Warrant Purchase Agreement dated October 17, 1996, by and between the
          Company, Primus Capital Fund III Limited Partnership, and Banc One
          Capital Partners II, LLC.
 10.30   Warrant Certificate for Class A Common Stock, dated October 17, 1996 for Primus Capital Fund III Limited Partnership.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.31   Warrant Certificate for Class B Common Stock, dated October 17, 1996 for Banc One Capital Partners II, Limited Partnership.
 10.32   Contingent Stock Warrant, dated October 17, 1996, for Primus Capital
          Fund III Limited Partnership.
 10.33   Contingent Stock Warrant, dated October 17, 1996, for Banc One Capital
          Partners II, Limited Partnership.
 10.34   Contingent Stock Warrant, dated October 17, 1996, for BOCP II, Limited
          Liability Company.
 10.35   Rights Agreement dated October 17, 1996 between the Company,
          Corinthian Schools, Inc., Primus Capital Fund III Limited
          Partnership, BOCP II, Limited Liability Company, Banc One Capital
          Partners II, Limited Partnership and David G. Moore, Paul St. Pierre,
          Frank J. McCord, Dennis L. Devereux and Lloyd W. Holland.
 10.36   Amendment to the Rights Agreement, dated November 24, 1997, by and between the Company, Primus Capital Fund III Limited Partnership,
          BOCP II Limited Liability Company, Banc One Capital Partners II, LLC,
          David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L. Devereux
          and Lloyd W. Holland.
 10.37   Pledge Agreement, dated as of October 17, 1996, by and between the
          Company and Rhodes Colleges, Inc., in favor of The Prudential
          Insurance Company of America.
 10.38   Escrow Agreement, dated as of October 17, 1996, by and between the
          Company, Phillips Colleges, Inc. and Wells Fargo Bank, N.A. as escrow agent.
 10.39   Guaranty, dated as of October 17, 1996, by the Company in favor of
          Phillips Colleges, Inc.
 10.40   Escrow Funding Note, dated as of October 17, 1996, made by the Company in favor of Phillips Colleges, Inc. in the amount of $2,900,000.
 10.41   Interim Promissory Note, dated as of October 17, 1996, made by the
          Company in favor of Phillips Colleges, Inc., in the amount of
          $1,100,000.
 10.42   Note Purchase and Revolving Credit Agreement dated October 17, 1996, by and between the Company and The Prudential Insurance Company of
          America, in the amount of $22,500,000.
 10.43   Security Agreement, dated October 17, 1996, by and between the
          Company, Corinthian Schools, Inc., Rhodes Colleges, Inc., Rhodes
          Business Group, Inc., Florida Metropolitan University, Inc. and the
          Prudential Insurance Company of America.
 10.44   Stock Subscription Warrant, dated October 17, 1996, to The Prudential
          Insurance Company of America for Class A Common Stock.
 10.45   Loan Agreement dated April 30, 1997 by and between Corinthian Property
          Group, Inc. and Banc One Capital Partners VI, Ltd., in the amount of
          $3,760,000.
 10.46   Limited Guaranty and Indemnity Agreement dated as of April 30, 1997 by the Company in favor of Banc One Capital Partners VI, Ltd.
 10.47   Default Waiver and Third Amendment, dated October 31, 1997, under Note
          Purchase and Revolving Credit Agreement dated October 17, 1996, from
          The Prudential Insurance Company of America to the Company.
 10.48   Purchase Agreement, dated as of November 7, 1997, by and between the
          Company, Primus Capital Fund III Limited Partnership and Banc One
          Capital Partners II, LLC.
 10.49   Stock Subscription Warrant, dated November 24, 1997, to purchase Class
          B Common Stock, issued to Banc One Capital Partners II, LLC.
 10.50   Stock Subscription Warrant, dated November 24, 1997, to purchase Class
          A Common Stock, issued to Primus Capital Fund III Limited
          Partnership.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.51   Stock Subscription Warrant, dated November 25, 1997, to purchase Class
          A Common Stock, issued to the Prudential Insurance Company of
          America.
 10.52   1998 Performance Award Plan of the Company.
 23.1    Consent of Arthur Andersen, LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3*   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (contained on page II-4).

--------
*To be filed by amendment

  (b) Financial Statement Schedules.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, County of Orange, State of California, on the 17th day of July, 1998.

                                          CORINTHIAN COLLEGES, INC.

                                          By:      /s/ David G. Moore
                                             ----------------------------------
                                                     David G. Moore
                                             President, Chief Executive
                                             Officer and Director

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of Corinthian Colleges, Inc., do hereby constitute and appoint David G. Moore and Frank J. McCord, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----
         /s/ David G. Moore          President, Chief Executive     July 17, 1998
____________________________________  Officer and Director
           David G. Moore
        /s/ Paul St. Pierre          Executive Vice President,      July 17, 1998
____________________________________  Marketing and Director
          Paul St. Pierre
        /s/ Frank J. McCord          Executive Vice President and   July 17, 1998
____________________________________  Chief Financial Officer
          Frank J. McCord
          /s/ Loyal Wilson           Director                       July 17, 1998
____________________________________
            Loyal Wilson

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 1.1*    Form of Underwriting Agreement.
 2.1     Asset Purchase Agreement, dated as of June 28, 1995, among Corinthian
          Schools, Inc., National Education Centers, Inc. and National
          Education Corporation, and schedules thereto.
 2.2     Asset Purchase Agreement, dated as of March 20, 1996, by and between
          Corinthian Schools, Inc. and Repose, Inc.
 2.3     Asset Purchase Agreement, dated as of July 11, 1996, by and between
          Corinthian Schools, Inc. and Concorde Career Colleges, Inc.
 2.4     Amendment to Asset Purchase Agreement, made as of August 29, 1996, by and between Corinthian Schools, Inc. and Concorde Career Colleges,
          Inc.
 2.5     Master Asset Purchase Agreement, dated as of October 17, 1996, by and between the Company and Phillips Colleges, Inc.
 2.6     Schools Acquisition Agreement, dated as of October 17, 1996, by and between Rhodes Colleges, Inc., Rhodes Business Group, Inc., Florida
          Metropolitan University, Inc. and Phillips Colleges, Inc.
 2.7     Provisions Concerning Purchase and Sale of Real Estate, dated as of
          October 17, 1996, by and among Blair Business College, Inc., Phillips
          College of Denver, Inc., Phillips Educational Group of Central
          Florida, Inc., the Company and Phillips Colleges, Inc.
 2.8     Amendment to Provisions Concerning Purchase and Sale of Real Estate,
          dated as of November 25, 1996, by and among Blair Business College,
          Inc., Phillips College of Denver, Inc., Phillips Educational Group of
          Central Florida, Inc., the Company and Phillips Colleges, Inc.
 3.1     Second Restated Certificate of Incorporation of the Company, dated as of November 21, 1997.
 3.2*    Third Restated Certificate of Incorporation, dated     , 1998.
 3.3     Bylaws of the Company, certified as of September 19, 1996.
 4.1     Promissory Note, dated as of July 1, 1996, by Corinthian Schools, Inc.
          in favor of Repose, Inc., in the amount of $50,000.
 4.2     Promissory Note, dated as of August 31, 1996, made by Corinthian
          Schools, Inc. in favor of Concorde Career Colleges, Inc. in the amount of $300,000.
 4.3     10.27% Senior Secured Term Note dated October 17, 1996 in the original principal amount of $22,500,000 registered in the name of The
          Prudential Insurance Company of America.
 4.4     Senior Secured Revolving Note dated October 17, 1996 in the original principal amount of $5,000,000 registered in the name of The
          Prudential Insurance Company of America.
 4.5     Subordinated Note dated October 17, 1996, in the principal amount of
          $1,000,000 registered in the name of Primus Capital Fund III Limited
          Partnership.
 4.6     Subordinated Note, dated October 17, 1996, in the principal amount of
          $4,000,000, from the Company to Banc One Capital Partners II, Ltd.
 4.7     Promissory Note (Secured) dated April 30, 1997, by Corinthian Property
          Group, Inc. in favor of Banc One Capital Partners VI, Ltd. in the amount of $3,760,000.
 4.8     Senior Secured Note, dated October 17, 1997, in the principal amount of $22,500,000 from the Company to The Prudential Insurance Company of America.
 5.1*    Opinion of O'Melveny & Myers LLP.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.1    Promissory Note from David Moore to the Company, dated as of June 30,
          1995, in the principal amount of $62,437.50.
 10.2    Promissory Note from Paul St. Pierre to the Company, dated as of June
          30, 1995, in the principal amount of $49,950.
 10.3    Promissory Note from Frank McCord to the Company, dated as of June 30,
          1995, in the principal amount of $24,975.
 10.4    Promissory Note from Dennis Devereux to the Company, dated as of June
          30, 1995, in the principal amount of $24,975.
 10.5    Promissory Note from Lloyd Holland to the Company, dated as of June
          30, 1995, in the principle amount of $24,975.
 10.6    Subordinated Secured Note and Warrant Purchase Agreement, dated as of
          June 30, 1995, by and among Corinthian Schools, Inc., Primus Capital
          Fund III Limited Partnership and Banc One Capital Partners II,
          Limited Partnership.
 10.7    Credit Facility Agreement, dated as of June 30, 1995, by and between
          Corinthian Schools, Inc. and Banc One Capital Partners II, Limited
          Partnership.
 10.8    Warrant Certificate for 5,000 shares of Class B Non-Voting Common
          Stock, dated as of June 30, 1995, issued to Banc One Capital Partners
          II, Limited Partnership by Corinthian Schools, Inc.
 10.9    Warrant Certificate for 1,250 shares of Class A Voting Common Stock, dated as of June 30, 1995, issued to Primus Capital Fund III Limited
          Partnership by Corinthian Schools, Inc.
 10.10   Security Agreement, dated as of June 30, 1995, by Corinthian Schools,
          Inc. for the benefit of Primus Capital Fund III Limited Partnership and Banc One Capital Partners II, Limited Partnership, and UCC-1
          Financing Statements.
 10.11   Purchase Agreement, dated June 30, 1995, between Corinthian Schools,
          Inc., Primus Capital Fund III Limited Partnership and Banc One
          Capital Partners II, Limited Partnership, and schedules thereto.
 10.12   Amended and Restated Registration Agreement dated October 17, 1996, by and between the Company, Primus Capital Fund III Limited Partnership,
          The Prudential Insurance Company of America, Banc One Capital
          Partners II, LLC, Banc One Capital Partners II, Limited Partnership,
          David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L. Devereux
          and Lloyd W. Holland.
 10.13   First Amendment to the Amended and Restated Registration Agreement,
          dated as of November 24, 1997, by and between the Company, Primus
          Capital Fund III Limited Partnership, BOCP II Limited Liability
          Company, Banc One Capital Partners II, LLC, David G. Moore, Paul St.
          Pierre, Frank J. McCord, Dennis L. Devereux, Lloyd W. Holland and The
          Prudential Insurance Company of America.
 10.14   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Dennis L. Devereux.
 10.15   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Lloyd W. Holland.
 10.16   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Frank J. McCord.
 10.17   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and David G. Moore.
 10.18   Amended and Restated Executive Stock Agreement, dated November 24,
          1997, between Corinthian Schools, Inc. and Paul St. Pierre.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.19   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Lloyd W. Holland.
 10.20   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Dennis L. Devereux.
 10.21   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and David G. Moore.
 10.22   Executive Stock Pledge Agreement, dated as of June 30, 1995 between
          Corinthian Schools, Inc. and Frank J. McCord.
 10.23   Executive Stock Pledge Agreement, dated as of June 30, 1995, between
          Corinthian Schools, Inc. and Paul St. Pierre.
 10.24   Escrow Agreement, dated as of March 20, 1996, by and between
          Corinthian Schools, Inc., Repose, Inc. and Key Trust Company, as
          escrow agent.
 10.25   Certificate of Merger of Corinthian Schools, Inc., dated as of
          September 30, 1996.
 10.26   Revolving Loan Request dated October 17, 1996 from Corinthian
          Colleges, Inc. to The Prudential Insurance Company of America.
 10.27   Contingent Stock Warrant dated October 17, 1996, for The Prudential
          Insurance Company of America.
 10.28   Subordinated Note and Warrant Purchase Agreement dated October 17,
          1996 by and between Corinthian Colleges, Inc., Primus Capital
          Fund III Limited Partnership and Banc One Capital Partners II, LLC.
 10.29   Amendment dated November   , 1997, to the Subordinated Note and
          Warrant Purchase Agreement dated October 17, 1996, by and between the
          Company, Primus Capital Fund III Limited Partnership, and Banc One
          Capital Partners II, LLC.
 10.30   Warrant Certificate for Class A Common Stock, dated October 17, 1996 for Primus Capital Fund III Limited Partnership.
 10.31   Warrant Certificate for Class B Common Stock, dated October 17, 1996 for Banc One Capital Partners II, Limited Partnership.
 10.32   Contingent Stock Warrant, dated October 17, 1996, for Primus Capital
          Fund III Limited Partnership.
 10.33   Contingent Stock Warrant, dated October 17, 1996, for Banc One Capital
          Partners II, Limited Partnership.
 10.34   Contingent Stock Warrant, dated October 17, 1996, for BOCP II, Limited
          Liability Company.
 10.35   Rights Agreement dated October 17, 1996 between the Company,
          Corinthian Schools, Inc., Primus Capital Fund III Limited
          Partnership, BOCP II, Limited Liability Company, Banc One Capital
          Partners II, Limited Partnership and David G. Moore, Paul St. Pierre,
          Frank J. McCord, Dennis L. Devereux and Lloyd W. Holland.
 10.36   Amendment to the Rights Agreement, dated November 24, 1997, by and between the Company, Primus Capital Fund III Limited Partnership,
          BOCP II Limited Liability Company, Banc One Capital Partners II, LLC,
          David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L. Devereux
          and Lloyd W. Holland.
 10.37   Pledge Agreement, dated as of October 17, 1996, by and between the
          Company and Rhodes Colleges, Inc., in favor of The Prudential
          Insurance Company of America.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.38   Escrow Agreement, dated as of October 17, 1996, by and between the
          Company, Phillips Colleges, Inc. and Wells Fargo Bank, N.A. as escrow agent.
 10.39   Guaranty, dated as of October 17, 1996, by the Company in favor of
          Phillips Colleges, Inc.
 10.40   Escrow Funding Note, dated as of October 17, 1996, made by the Company in favor of Phillips Colleges, Inc. in the amount of $2,900,000.
 10.41   Interim Promissory Note, dated as of October 17, 1996, made by the
          Company in favor of Phillips Colleges, Inc., in the amount of
          $1,100,000.
 10.42   Note Purchase and Revolving Credit Agreement dated October 17, 1996, by and between the Company and The Prudential Insurance Company of
          America, in the amount of $22,500,000.
 10.43   Security Agreement, dated October 17, 1996, by and between the
          Company, Corinthian Schools, Inc., Rhodes Colleges, Inc., Rhodes
          Business Group, Inc., Florida Metropolitan University, Inc. and the
          Prudential Insurance Company of America.
 10.44   Stock Subscription Warrant, dated October 17, 1996, to The Prudential
          Insurance Company of America for Class A Common Stock.
 10.45   Loan Agreement dated April 30, 1997 by and between Corinthian Property
          Group, Inc. and Banc One Capital Partners VI, Ltd., in the amount of
          $3,760,000.
 10.46   Limited Guaranty and Indemnity Agreement dated as of April 30, 1997 by the Company in favor of Banc One Capital Partners VI, Ltd.
 10.47   Default Waiver and Third Amendment, dated October 31, 1997, under Note
          Purchase and Revolving Credit Agreement dated October 17, 1996, from
          The Prudential Insurance Company of America to the Company.
 10.48   Purchase Agreement, dated as of November 7, 1997, by and between the
          Company, Primus Capital Fund III Limited Partnership and Banc One
          Capital Partners II, LLC.
 10.49   Stock Subscription Warrant, dated November 24, 1997, to purchase Class
          B Common Stock, issued to Banc One Capital Partners II, LLC.
 10.50   Stock Subscription Warrant, dated November 24, 1997, to purchase Class
          A Common Stock, issued to Primus Capital Fund III Limited
          Partnership.
 10.51   Stock Subscription Warrant, dated November 25, 1997, to purchase Class
          A Common Stock, issued to the Prudential Insurance Company of
          America.
 10.52   1998 Performance Award Plan of the Company.
 23.1    Consent of Arthur Andersen, LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3*   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (contained on page II-4).

--------
*To be filed by amendment